                                               Filed Pursuant to Rule 424(B)(4)
                                                     Registration No. 333-38888

                               5,500,000 Shares

                        [LOGO OF AVANTGO APPEARS HERE]

                                 Common Stock

                                 ------------

   Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is $12 per share. Our common stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "AVGO."

   The underwriters have an option to purchase a maximum of 825,000 additional shares to cover over-allotments of shares.

   Investing in our common stock involves risks. See "Risk Factors" on Page 8.

                                                          Underwriting
                                                Price     Discounts and  Proceeds to
                                              to Public    Commissions     AvantGo
                                            ------------- ------------- -------------
Per Share..................................    $12.00         $0.84        $11.16
Total......................................  $66,000,000   $4,620,000    $61,380,000

   Delivery of the shares of common stock will be made on or about October 2, 2000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                            Merrill Lynch & Co.

                                                             CIBC World Markets

              The date of this prospectus is September 27, 2000.

[There is one large graphic of a wireless handheld device connected by cable wires running through a multi-story enterprise building. On the device is the AvantGo logo and a list of channels from our AMI service. The text surrounding the graphic reads: "The intersection between mobile, wireless and the Internet."

Below the large graphic are pictures of the following four devices that are capable of using our AvantGo software:

1. Internet-enabled phone with the AvantGo name & logo on a Web browser with the words "Wireless Edition" written under the name and logo.

2. Pocket PC device with Pocket Internet Explorer start page.

3. Palm OS device with a wireless modem running an enterprise application, which includes a listing of corporate intranet channels.

4. Vertical market device running an enterprise application, which includes menus and submit buttons.

The text under these devices reads: ["AvantGo provides mobile infrastructure products and services that enable mobile devices to access Internet-based content and business applications."]

The AvantGo Logo is located in the bottom right hand corner of the page.]

                                 ------------

                               TABLE OF CONTENTS

Prospectus Summary...................   3
Risk Factors.........................   8
Forward-Looking Statements...........  19
Use of Proceeds......................  20
Dividend Policy......................  20
Capitalization.......................  21
Dilution.............................  22
Selected Consolidated Financial
 Data................................  23
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  25
Business.............................  33

Management.........................  48
Certain Relationships and Related
 Transactions......................  61
Principal Stockholders.............  64
Description of Capital Stock.......  66
Shares Eligible for Future Sale....  69
Underwriting.......................  71
Notice to Canadian Residents.......  74
Legal Matters......................  75
Experts............................  75
Where You Can Find Additional
 Information.......................  75
Index To Financial Statements...... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until October 23, 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the securities being sold in this offering, together with the consolidated financial statements, pro forma information and related notes appearing elsewhere in this prospectus.

                                 AvantGo, Inc.

   We provide mobile infrastructure software and services that enable and enhance the use of Internet-based content and corporate applications on handheld devices and Internet-enabled phones. Our AvantGo Enterprise software products provide access to business information and applications from mobile devices to speed information exchange between companies and their mobile employees, customers, suppliers and business affiliates. Our AvantGo Mobile Internet service enables content providers and e-businesses to customize and deliver their Internet-based content and applications to people using mobile and wireless devices such as personal digital assistants and Internet-connected phones. By putting information directly into users' hands, we believe that content providers and e-businesses can enjoy expanded use of their service offerings and increased consumer loyalty. Our AvantGo Mobile Internet service provides consumers with access to over 600 sources of interactive and personalized Internet content and Web-based applications from mobile devices. To promote the use of our products and services, our software is bundled with offerings from leading mobile hardware and software providers-- including Pocket PCs manufactured by Hewlett Packard, Compaq, Casio and Symbol Technologies--that operate with Microsoft Corporation's Windows CE operating system and the Palm III and Palm V family of products of Palm, Inc. Our software is not bundled with Palm, Inc.'s Palm VII family of products, but is compatible with these products.

   We license our AvantGo Enterprise software products to large global companies such as American Express Travel-Related Services, Inc., Ford Motor Company and McKessonHBOC. American Express Travel-Related Services, Inc., Ford Motor Company and McKessonHBOC accounted for approximately 0%, 2% and 25% of our total revenues during the year ended December 31, 1999 and approximately 8%, 8% and 37% of our total revenues for the six months ended June 30, 2000. Our total revenues for the year ended December 31, 1999 and the six months ended June 30, 2000 were approximately $2.9 million and $5.1 million. Our net losses for the year ended December 31, 1999 and the six months ended June 30, 2000 were approximately $9.2 million and $18.4 million. We expect to incur additional losses and continued negative cash flow from operations for the foreseeable future.

   With our AvantGo Enterprise software products and services, our enterprise customers can increase employee productivity and streamline business processes such as billing, procurement, inventory control, manufacturing and customer relationship management. For example, by providing delivery personnel with handheld devices running our AvantGo Enterprise software, enterprises can maintain tighter control over the invoicing process by enabling drivers to electronically input delivery information such as customer signatures. In addition, managers of manufacturing companies can make faster and more informed decisions when provided with up-to-date operations data accessible at any time using personal digital assistants or Internet-enabled phones.

   Through our AvantGo Mobile Internet service, we generate placement and advertising revenue and have revenue-sharing arrangements that provide the opportunity for us to earn commissions on e-commerce transactions. Our content provider and e-business customers use our AvantGo Mobile Internet service and software to rapidly create a mobile infrastructure and instantly access our AvantGo Mobile Internet user base. This user base consists of over 1 million registered users, of which over 650,000 have used our AvantGo Mobile Internet service at least once in the 90-day period ending August 31, 2000. Our AvantGo Mobile Internet service, which initially offered and continues to offer content from CNET Networks, Inc., Excite,

InfoWorld, Mercury Center, The New York Times and Wired Digital, currently offers over 600 sources of content and applications optimized for mobile devices.

   Worldwide use of mobile communications is growing rapidly as mobile devices become more widely accessible and affordable. Many individuals, accustomed to accessing information, applications and services from the Internet and corporate intranets via a desktop personal computer, are now able to gain access to this information while away from the office. Dataquest estimates that there were approximately 217 million digital wireless subscribers worldwide at the end of 1998 and that this number will grow to approximately 828 million by the end of 2003, of which an estimated 102 million are projected to be wireless data users. Businesses that choose to build and operate mobile platforms now face the challenge of integrating their existing systems with the hundreds of thousands of available mobile devices, applications and connections to the Internet.

   Our AvantGo Enterprise products and AvantGo Mobile Internet service provide several key common benefits to enterprises, content providers and e-businesses, including the ability to:

  . Deliver sophisticated applications. Our software incorporates advanced technology designed to overcome mobile device limitations, including limited memory and slow processor performance, as well as external limitations, including limited network communications availability. Using our software, mobile devices can store and display complex, table-formatted content and graphics, and collect data through innovative methods such as bar code scanners built directly into mobile devices and capturing handwritten information, including customer signatures, using touch-sensitive displays.

  . Increase access to information. Our software is designed to keep information up-to-date and readily accessible, even when a network or wireless connection is unavailable.

  . Develop and deploy mobile applications that conform to existing technology standards. Our software is designed to enable mobile devices to support applications that rely on existing Internet technology standards. As a result, software developers can build and deploy applications on mobile devices using the same development tools and publishing systems that they use for ordinary Web browsers and personal computers.

   Our objective is to be the leading provider of mobile infrastructure software and services that extend the reach of the Internet and corporate applications to mobile devices. Key elements of our strategy include the following:

  . Increase compatibility through the use of open standards, making it possible for Web-based applications to run on a variety of mobile devices over all connections to the Internet;

  . Focus on the needs of enterprise customers by supporting additional mobile devices and introducing new applications, content and services. For example, we recently acquired Globalware Computing, Inc., or Globalware, to enable our products to be used in conjunction with Lotus Notes. We also entered into a license agreement with Chapura, Inc. that enables us to provide users of mobile devices with the ability to synchronize their mobile devices with Microsoft Exchange;

  . Increase the available applications, content and features of our products to expand our user base;

  . Expand distribution of our products through strategic relationships with device hardware manufacturers, software developers, mobile device operating system vendors and wireless carriers; and

  . Establish cooperative relationships with content providers, e-businesses, wireless carriers and software manufacturers to increase our revenue opportunities.

                              Recent Developments

   On May 26, 2000, we completed our acquisition of Globalware. Globalware is a supplier of wireless synchronization software that enables much of the functionality of Lotus Notes to be used on handheld devices. We believe our acquisition of Globalware will enable us to provide a broader set of mobile applications to our enterprise customers. In this transaction, we acquired all of the outstanding securities of Globalware in exchange for 1,933,300 shares of our series E preferred stock. All shares of our series E preferred stock will convert automatically into shares of our common stock on a one-for-one basis upon the closing of this offering. We also assumed all outstanding options to purchase Globalware common stock. We have reserved 180,438 shares of our common stock for issuance upon the exercise of these options. This transaction has been accounted for under the purchase method of accounting.

   We were incorporated in Delaware in June 1997 under the name Bombardier Software, Inc., and changed our name to AvantGo, Inc. in January 1998. Our principal offices are located at 1700 S. Amphlett Blvd., Suite 300, San Mateo, California 94402, and our telephone number is (650) 638-3399. Our website is located at avantgo.com. The information on our website does not constitute a part of this prospectus.

   "AvantGo" and the AvantGo logo are our trademarks and service marks. This prospectus also contains trademarks and service marks of other companies, which are the property of their respective owners.

                                  The Offering

Common stock offered............ 5,500,000 shares
Common stock to be outstanding
 after this offering............ 33,347,590 shares

Use of proceeds................. We intend to use the net proceeds of this offering for general corporate purposes,
                                 including investments in sales and marketing,
                                 general and administrative activities and
                                 product development.

Nasdaq National Market symbol... AVGO

   The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of August 31, 2000, and excludes:

    . 6,146,666 shares of our common stock issuable upon exercise of outstanding stock options under our 1997 stock option plan as of August 31, 2000, at a weighted average exercise price of $4.36 per share;

    . 180,438 shares of our common stock issuable upon exercise of outstanding stock options assumed by us in connection with our acquisition of Globalware, at a weighted average exercise price of $0.638 per share;

    . 3,498,855 shares of our common stock reserved and available for issuance under our stock option plans;

    . 350,000 shares of our common stock initially reserved for issuance under our 2000 employee stock purchase plan; and

    . 476,409 shares of our common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $8.36 per share.

                                  ------------

   Except as otherwise indicated, all information contained in this prospectus:

    . assumes the conversion of all outstanding shares of our preferred stock into shares of our common stock on a one-for-one basis upon the closing of this offering;

    . assumes the filing of our seventh amended and restated certificate of incorporation; and

    . assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following financial data, other than the pro forma data and the data for the six months ended June 30, 2000, include the financial data of AvantGo and exclude the financial data of Globalware. The financial data for the six months ended June 30, 2000 give effect to our acquisition of Globalware on May 26, 2000. Our pro forma consolidated statements of operations data give effect to our acquisition of Globalware as if it occurred at the beginning of the pro forma periods presented and exclude the one-time purchased in-process research and development charge of $600,000.

                            Period From
                           June 30, 1997
                             (date of        Year Ended December 31,          Six Months Ended June 30,
                         incorporation) to ----------------------------- -----------------------------------
                         December 31, 1997  1998     1999       1999        1999        2000        2000
                         ----------------- -------  -------  ----------- ----------- ----------- -----------
                                                             (pro forma) (unaudited) (unaudited) (pro forma)
                                                             (unaudited)                         (unaudited)
Consolidated Statement
 of Operations Data:
Revenues................      $  --        $   387  $ 2,889   $  4,324     $   789    $  5,117    $  6,080
Costs and expenses......         290         3,038   12,417     18,853       3,475      24,261      26,736
                              ------       -------  -------   --------     -------    --------    --------
Loss from operations....        (290)       (2,651)  (9,528)   (14,529)     (2,686)    (19,144)    (20,656)
Net loss................      $ (290)      $(2,603) $(9,215)  $(14,190)    $(2,673)   $(18,432)   $(19,953)
                              ======       =======  =======   ========     =======    ========    ========
Net loss per share:
Basic and diluted.......      $(0.20)      $ (0.95) $ (2.11)  $  (2.25)    $ (0.69)   $  (3.02)   $  (2.48)
                              ======       =======  =======   ========     =======    ========    ========
Weighted average
 shares.................       1,464         2,735    4,377      6,310       3,887       6,097       8,030
                              ======       =======  =======   ========     =======    ========    ========
Pro forma net loss per
 share:
Basic and diluted
 (unaudited)............                            $ (0.65)                          $  (0.92)
                                                    =======                           ========
Weighted average shares
 (unaudited)............                             14,272                             20,030
                                                    =======                           ========

                                                                June 30, 2000
                                                             -------------------
                                                                      Pro Forma
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                                     (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents................................... $27,432   $87,062
Working capital.............................................  28,286    87,916
Total assets................................................  56,931   116,561
Long-term obligations, net of current portion...............     589       589
Total stockholders' equity..................................  49,021   108,651

   See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share and the calculation of the number of shares used in that computation.

   The Consolidated Balance Sheet pro forma, as adjusted data give effect to the conversion of our outstanding preferred stock into shares of our common stock upon the closing of this offering and the sale of 5,500,000 shares of common stock in this offering at an initial public offering price of $12.00 per share, less underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to purchase our common stock.

                         Risks Related to Our Business

We have a history of losses and anticipate increased losses in the future.

   Since our inception, we have never been profitable. We incurred net losses of approximately $2.6 million and $9.2 million for the years ended December 31, 1998 and 1999, and a net loss of $18.4 million for the six months ended June 30, 2000. From inception through June 30, 2000, we had an accumulated deficit of $30.5 million. On a pro forma basis, giving effect to our acquisition of Globalware as if it had occurred as of the beginning of each of the respective periods, we incurred a net loss of approximately $14.2 million for the year ended December 31, 1999 and approximately $20.0 million for the six months ended June 30, 2000. Our costs and operating expenses were approximately $3.0 million and $12.4 million for the years ended December 31, 1998 and 1999, and were $24.3 million for the six months ended June 30, 2000. On a pro forma basis, our costs and expenses were approximately $18.9 million for the year ended December 31, 1999 and approximately $26.7 million for the six months ended June 30, 2000. Our success will depend in large part upon our ability to generate sufficient revenue to achieve profitability and to effectively maintain existing relationships and develop new relationships with enterprise customers, content providers and e-businesses. In particular, we intend to expend significant financial resources on product development and sales and marketing. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future, and we may not achieve or maintain profitability.

Because our quarterly operating results are volatile and difficult to predict, period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely on them as indications of future performance.

   Our revenues consist primarily of royalties and related technical support fees received from licensees of our enterprise software, which accounted for over half of our revenues in the year ended December 31, 1999 and the six months ended June 30, 2000. We also obtain significant revenues from professional services rendered to our enterprise customers. In 1999 and during the six months ended June 30, 2000, advertising and placement fees from our AvantGo Mobile Internet service also generated a portion of our revenue. Because our licensing, professional services and AvantGo Mobile Internet service revenues can vary substantially from month to month and we expect to continue to rely on these revenues, our future quarterly revenues and operating results may fluctuate substantially. As a result of these factors, we believe that quarter-to-quarter or other periodic comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Examples of the factors that could cause our quarterly results to vary include:

  . failure to close key enterprise agreements as contemplated;

  . termination of important contracts, including those with American Express
    Travel-Related Services, Inc., Ford Motor Company and McKessonHBOC; and

  . long sales cycles for our products.

   Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our business. It is likely that in some future quarter or quarters our operating results will be below public expectations. If this occurs, we would expect to experience an immediate and significant decline in the market price of our common stock.

Our limited operating history makes an evaluation of our business and its future prospects difficult.

   We were incorporated in June 1997. We released our first software product in May 1998. Because we are in an early stage of development, our business model is not proven, particularly with respect to our AvantGo Mobile Internet service. Accordingly, our prospects are difficult to predict and may change rapidly. Before investing, you should evaluate our prospects in light of the heightened risks, expenses, delays, and difficulties we expect to encounter as we enter new and rapidly evolving markets like the Internet and the wireless communications industry.

We depend on our enterprise software as a primary source of our revenues, and we do not know if businesses will adopt our enterprise products and related services.

   Our enterprise software, which consists of our AvantGo Enterprise Interactive, AvantGo Enterprise Publisher, and AvantGo Enterprise Online products, together with related technical support fees, has accounted for over half of our revenues in the year ended December 31, 1999 and in the six months ended June 30, 2000. We expect that a significant portion of our revenues, particularly over the next two years, will depend upon the continued and growing market acceptance of our enterprise software products. The life cycle of our products is particularly difficult to estimate because of growing competition and the changing marketplace. Our enterprise software may not achieve acceptance among businesses and other organizations. A decline in the demand for our enterprise software or our failure to successfully develop, introduce or market new or enhanced products in a timely manner would have a negative impact on sales of our enterprise products, jeopardizing our most important source of revenues.

The market for mobile devices is new, and the failure of this market to develop as expected would harm our revenues.

   The emergence of markets for our software is critically dependent upon the rapid expansion of the market for mobile devices including personal digital assistants, handheld computers, smart phones, pagers and other mobile devices. This market has only recently emerged and is rapidly growing. This growth, however, may not continue. Any slowdown in the growth of adoption of mobile devices would likely reduce the demand for our software and services, causing our enterprise license and service revenues to fall and undermining our revenue-sharing opportunities on e-commerce transactions occurring through our AvantGo Mobile Internet service.

Increasing competition could harm our ability to maintain or increase sales of our products or reduce the prices we can charge for our products.

   We face growing competition and we expect this competition to intensify in the future. Our competitors include both start-up companies designing software and services similar to ours and established companies seeking to capitalize on the mobile Internet market.

   Our enterprise software and services compete primarily with offerings from the following types of companies:

  . server synchronization software providers, including Palm, Inc., PUMATECH, Inc. and Oracle Corporation;

  . handheld application development environment providers, including
    PUMATECH, Inc., Aether Systems, Inc. and Microsoft Corporation; and

  . application service providers, including Aether Systems, Inc.

   Our AvantGo Mobile Internet service competes with the service offerings from the following types of companies:

  . value-added wireless service providers, such as Palm, Inc.'s Palm.Net and OmniSky Corporation; and

  . wireless Internet portals, such as InfoSpace, Inc. and Oracle
    Corporation's Portal to Go.

   As the mobile device and wireless markets mature, we expect competition to intensify. This competition presents us with several risks. Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Several of these competitors have greater name recognition and more established relationships with our target customers. Our competitors may be able to use these advantages to adopt more aggressive pricing policies and products that compete with our enterprise software and offer more attractive terms to customers. As a result, we may lose customers or may be required to limit the amount we can charge customers for these products. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to compete more effectively with us. Further, existing and potential competitors may develop enhancements to or future generations of competitive products that will have better performance features than our products. Any of these factors, if they occur, would likely cause our sales and revenues to fall. Finally, competition in the consumer mobile Internet sector could harm our ability to generate revenues from our AvantGo Mobile Internet service, undermining our potential for future growth.

A significant portion of our enterprise revenues comes from a small number of customers, and any decrease in revenues from these customers could harm our operating results.

   We currently derive a significant portion of our enterprise software revenues from a small number of major customers. For example, American Express Travel-Related Services, Ford Motor Company and McKessonHBOC, our three largest customers, represented 8%, 8% and 37% of our total revenues for the six months ended June 30, 2000. Additionally, the Liggett Group accounted for approximately 15% of our total revenues for the year ended December 31, 1999. We expect that American Express Travel-Related Services, Ford Motor Company and McKessonHBOC will each continue to represent a significant portion of our revenues over the next year. Any disruption or termination of our commercial relationships with American Express Travel-Related Services, the Ford Motor Company or McKessonHBOC would harm our revenues.

Our future success will depend on our ability to anticipate and keep pace with technological change, and if we experience delays in developing and introducing software compatible with new products and technologies, our business would suffer.

   The market for mobile Internet software is becoming highly competitive and is characterized by evolving industry standards, rapid technological change and frequent product introductions. To remain competitive, we must continuously develop new products and services and adapt our software to function on new devices and operating systems designed and marketed by other companies. The development of software and services like ours can be difficult, time-consuming and costly, and we could lose market share if we encounter delays in the development and introduction of our future software products. Additionally, our business could be seriously harmed if:

  . competitors develop new technologies and products which provide comparable functionality at reduced prices to our customers and potential customers;

  . we fail to anticipate technological trends or evolving industry standards or to adapt our software and services to these new trends and standards;

  . other companies develop products that render our software obsolete or less desirable to consumers; or

  . technical, legal, financial or other obstacles prevent us from improving our software and services to adapt to changing market conditions.

The emergence of a dominant platform for mobile devices could reduce our customer base and revenues.

   The marketplace for mobile devices is currently characterized by a number of competing operating systems and standards for handheld devices and cellular telephones. Currently, our customers and potential customers often use a variety of mobile devices with multiple connectivity options. One of the primary benefits of our products is their ability to operate across a wide variety of platforms. If a dominant platform for mobile devices emerges, the demand for interoperable software may decline and the need for our software may diminish.

We depend on our ability to successfully market the functionality of our software.

   Even if the market for mobile devices continues to expand, our success will depend, among other things, on whether businesses and consumers adopt our products and services for obtaining Web-based information and applications on the Internet and intranets. We have expended considerable resources on sales and marketing of our products and services. During the year ended December 31, 1999 and the six months ended June 30, 2000, our sales and marketing expenses were approximately $4.3 million and $9.6 million. On a pro forma basis, sales and marketing expenses were approximately $4.7 million for the year ended December 31, 1999 and approximately $10.0 million for the six months ended June 30, 2000. We expect that these expenses will continue to increase as we grow. If our sales and marketing efforts are inadequate and we are unable to build our visibility and brand name, our enterprise revenues will fall and consumer use of our AvantGo Mobile Internet service will fail to develop, jeopardizing our ability to generate transaction-based commissions from that service.

If we fail to maintain our existing relationships or enter into new key relationships with leading hardware and software manufacturers, our brand awareness and the use of our products and services would suffer.

   The success of our product and service offerings depends, in large part, on our ability to develop and maintain relationships with leading hardware and software manufacturers, such as Palm, Inc. and Microsoft Corporation, that bundle our software with their product offerings. We depend on these relationships to:

  . distribute our products to purchasers of mobile devices;

  . increase usage of our AvantGo Mobile Internet service;

  . build brand awareness through product marketing; and

  . cooperatively market our products and services.

   All of our agreements with these companies are non-exclusive and have broad rights of termination. In addition, these agreements do not require these companies to bundle our software with all of their product offerings. For example, our software is not bundled with the Palm, Inc. devices in the Palm VII(TM) family, and Palm, Inc. may choose not to bundle our software with future product offerings.

   Some of these manufacturers, including Palm, Inc. and Microsoft Corporation, have services that compete with our AvantGo Mobile Internet service. Any of these manufacturers may choose either to promote its competing service or promote the services of one or more of our other competitors, which could limit the growth of our AvantGo Mobile Internet service. If we fail to maintain these relationships or fail to enter into relationships with other leading hardware or software manufacturers, the distribution of our software to consumers and our AvantGo Mobile Internet service would suffer.

Our success depends on strong performance by equipment manufacturers and software companies with whom we have key relationships.

   Because we depend on equipment manufacturers like Palm, Inc. and software companies like Microsoft Corporation to help distribute our software and promote our AvantGo Mobile Internet service, the growth of our AvantGo Mobile Internet service is dependent in part upon their success. If the products that these companies sell, or the operating systems upon which these products are based, were to lose popularity, or if any of these equipment manufacturers or software companies cease to distribute our software in significant volumes, our business would suffer.

We may not be able to maintain and expand our agreements with content providers and e-businesses which may limit or reduce the use of our AvantGo Mobile Internet service.

   A significant portion of the traffic to our AvantGo Mobile Internet service comes from the existing users of our content providers and e-businesses that deliver content to our Web site. To expand our AvantGo Mobile Internet service, we must maintain quality relationships with these content providers and e-businesses and enter into new relationships that provide our users access to compelling content and services. Our objective is to promote Web-based transactions effected through the use of mobile devices and to obtain a share of the revenues generated by those transactions. If we fail to add additional valuable content and services, Internet users may be less likely to actively use our service and to engage in commercial transactions using our service, which, in turn, would harm our business.

   All of our agreements with content providers and e-businesses survive for a short period of time and are non-exclusive. These companies may choose not to renew their agreements with us or may terminate their agreements at any time. If any of these agreements terminate, we will experience a decline in the number of Web sites that are optimized for use with mobile devices, and our competitive position could suffer. Further, while we intend to pursue additional relationships with content providers and e-businesses, we may not experience sustained increases in user traffic from these affiliations.

Our acquisition of Globalware, or other acquisitions we consummate in the future, may disrupt our business and cause our existing stockholders to suffer dilution.

   We recently completed the acquisition of Globalware which will require integrating our business with theirs, including integrating product lines, technologies and distinct corporate cultures. We may not be able to successfully assimilate the personnel, operations and customers of Globalware into our business. Additionally, we may fail to maintain the customers we have and those of Globalware after the acquisition. We also may fail to achieve the anticipated synergies from the acquisition of Globalware, including product development and other operational synergies. We may not be able to retain various individuals who provide services to Globalware that we intend to hire in connection with this acquisition. Our failure to successfully manage the Globalware acquisition could harm our operating results.

   As part of our business strategy, we may acquire or make additional investments in businesses, products and technologies that complement ours. We may experience difficulties integrating Globalware's operations, or those of other companies we might acquire, into ours. As a result, we may divert management attention to the integration that would otherwise be available for the ongoing development of our core business. Acquisitions have inherent risks, including:

  . risks related to the strategic utility of technology acquired;

  . difficulties assimilating acquired operations, technologies or products;

  . unanticipated costs; and

  . adverse effects on relationships with customers, suppliers and employees.

   We may not be successful in integrating Globalware or any other businesses, products, technologies or personnel we acquire, and our failure to do so would harm our business. Similarly, we cannot guarantee that we may not have to write off any of our investments or that our investments will yield a significant return, if any. In addition, to finance acquisitions, we may issue equity securities, which may dilute your investment, or incur significant indebtedness, which could harm our business.

Our future results could be harmed by risks associated with our expansion into Europe and other international markets.

   We have recently begun to sell our products in the United States and abroad. We manage our European sales and marketing operations through our U.K. subsidiary, AvantGo Europe, Ltd. Although revenues from international sales represented less than 10% of our revenues in the six months ended June 30, 2000, we anticipate that revenue from international operations will represent an increasing portion of our total revenue. Our business will therefore be increasingly subject to the risks associated with doing business internationally. We expect that the costs of developing overseas revenues will exceed those revenues. Accordingly, our future results could be harmed by a variety of factors, including:

  . changes in foreign currency exchange rates;

  . the adoption of incompatible platforms or standards;

  . trade protection measures and import or export licensing requirements;
    and

  . potentially negative consequences from changes in tax laws.

If we fail to manage our planned future expansion effectively, we may not be able to meet the needs of our customers or attract new customers.

   We expect to continue to expand our operations for the foreseeable future. For example, we have grown from 47 employees on May 31, 1999 to 250 employees as of August 31, 2000. We expect to hire additional new employees to support our professional services, product development, marketing and administrative groups. Because of the technical nature of our products, we anticipate that it will take several months to train new personnel. We have limited experience in training large numbers of new staff.

   We must also develop our operating, administrative, financial and accounting systems and controls, locate additional office space and maintain close coordination among our product development, accounting, finance, marketing, and customer support operations. Failure to accomplish any of these objectives would impede our ability to deliver products in a timely fashion, fulfill existing customer commitments and attract and retain new customers, which would harm our business.

Competition for personnel could harm our ability to develop or market new products or provide professional services necessary to sustain our growth.

   We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees in the future. We are based in Northern California, where competition for employees with technical expertise is intense, and we have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. In particular, the mobile computer industry is a complex industry that requires a unique knowledge base, and the loss of technical knowledge and industry expertise among our key personnel, or our failure to obtain necessary additional expertise, could result in delays in software development, loss of sales and a diversion of management resources which could harm our business.

Our success depends on retaining key personnel, particularly Felix Lin, Richard Owen and Linus Upson.

   Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Felix Lin, our chairman; Richard Owen, our chief executive officer; and Linus Upson, our president and chief technology officer. The loss of the services of any person on our management team or any other key employees would harm our business. We have no employment agreements that prevent any of our key personnel from terminating their employment at any time. We do not maintain key person life insurance on any of our officers.

Our software may contain defects or errors which would delay shipments of our products, harm our reputation and increase our costs.

   Our software is complex as it must operate across a broad variety of operating systems, devices and connectivity options and meet the stringent requirements of our customers. We must develop our products and services quickly to keep pace with the rapidly changing software and telecommunications markets. Despite testing by our customers and us, software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be free from errors or defects after delivery to customers has begun, which could result in the rejection of our software or services, damage to our reputation, lost revenue, diverted development resources and increased service and support costs, any of which could harm our business.

We do not maintain redundant facilities for our servers, and system failures or accidental or intentional security breaches could disrupt our operations, cause us to incur significant expenses, expose us to liability and harm our reputation.

   Our operations depend upon our ability to maintain and protect our computer systems, which are located at our corporate headquarters in San Mateo, California and at facilities owned and operated by Level 3 Communications in Sunnyvale, California. We also use InterNAP and Level 3 Communications as our Internet service providers. We currently do not have redundant facilities for our servers. Our systems therefore are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against break-in, unauthorized access, vandalism, fires, floods, earthquakes and general business interruptions, the amount of coverage may not be adequate in any particular case, and will not likely compensate us for all the damages caused by these or similar events.

   We may be unable to prevent computer programmers or hackers from penetrating our network security from time to time. A breach of our security could seriously damage our reputation, which would harm our business. In addition, because a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services, we might be required to expend significant resources to protect against, or to alleviate, problems caused by hackers. We might also face liability to persons harmed by misappropriation of secure information if it is determined that we did not exercise sufficient care to protect our systems.

Increasing government regulation could cause demand for our products and services to grow more slowly or to decline.

   We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to the Internet. Demand for our software, and our ability to meet this demand, is subject to export controls on hardware and on the encryption software incorporated into our products. In addition, state, federal and foreign governments may adopt laws and regulations governing any of the following issues:

  . user privacy;

  . taxation of electronic commerce;

  . the online distribution of specific material or content; and

  . the characteristics and quality of online products and services.

   One or more states or the federal government could enact regulations aimed at companies like us, which provide software that facilitates e-commerce and the distribution of content over the Internet. The likelihood of the enactment of regulation in these areas will increase as the Internet becomes more pervasive and extends to more people's daily lives. Any legislation, regulation or taxation of or concerning electronic commerce could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If a reduction in growth occurs as a result of these events, demand for our client software and AvantGo Mobile Internet service could decline significantly.

We may be subject to liability for transmitting information, and our insurance coverage may be inadequate to protect us from this liability.

   We could be exposed to liability with respect to third-party information that our users access with our software. Claimants might assert, among other things, that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by third parties through these Web sites. They could also assert that our third-party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon that information. Even if these claims do not result in liability to us, they would likely divert management's attention and resources and we could incur significant costs in investigating and defending against these claims. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

We rely on intellectual property rights, and we may not be able to obtain patent or other protection for our technology, products or services.

   We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary technology, products and services. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining a technology leadership position.

   We seek to protect our proprietary software and written materials under trade secret and copyright laws, which afford only limited protection. We currently have no patents, but we have filed six non-provisional applications and three provisional applications for United States patents and one Patent Cooperation Treaty international application to protect the following aspects of our technology: interactive applications for handheld computers; customizing channels, content and data for mobile devices; enabling on-device servers, offline forms and dynamic ad tracking on mobile devices; syncing to mobile devices; administering channels, content and data for mobile devices; Web content aggregation and development; and Web content delivery to clients. A non-provisional application is an application to be examined by the U.S. Patent and Trademark Office for the issuance of a patent. A provisional application is an application that is not to be examined by the U.S. Patent and Trademark Office for the issuance of a patent, but rather is submitted to the U.S. Patent and Trademark Office as a notice to show the intent to file a non-provisional patent on the same subject matter. Our patent applications may not be approved or issued or, if issued, may not provide the scope of claims we seek. Furthermore, others may develop technologies that are similar or superior to our technology or design around any patents which may issue.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not ensure that our means of protecting our proprietary rights in the United States or abroad will be adequate. We have entered into source code escrow agreements with a limited number of our customers and business affiliates requiring release of our source code in circumstances such as our bankruptcy. These agreements generally provide that each party to the agreement will have a limited, non-exclusive right to use our code in the event that there is a bankruptcy proceeding by or against us, if we cease to do business or if we fail to meet our contractual obligations. This may increase the likelihood of misappropriation by third parties.

We may be sued by third parties for infringement of their proprietary rights, and litigation or threatened litigation could require us to incur significant litigation or licensing expenses, prevent us from selling our software or require us to make expensive modifications to our software to avoid infringement.

   The wireless communications, handheld computers and software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of participants in our market increases, the likelihood of an intellectual property claim against us could increase. We expect that we may increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claim made against us, regardless of merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or cause product release delays. In addition, this kind of claim, if successful, could require us to discontinue the use of infringing software code or processes, to cease the use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology under which we might be required to pay expensive royalties. We may be unable to develop alternative technologies or to obtain a license to use software formerly used by us or, if a license were obtainable, the terms might not be commercially acceptable to us. In the event of a successful claim of product infringement against us and our failure or inability to obtain a license or develop or acquire non-infringing technology, our business would suffer.

We incorporate software licensed from third parties into our products, and if we lose these licenses, our sales could be disrupted.

   We currently license software from third parties to provide security and to enable AvantGo users to access electronic mail, contacts and other personal information. If we were found to be in breach of any of our license agreements, or, in any event, upon termination, we would have to discontinue the use of the licensed software, cease the use and sale of products containing this software, and incur expenses to develop or obtain licenses to other technology. We may be unable to develop alternative technologies or to obtain a license to use the software formerly licensed to us on commercially reasonable terms.

                         Risks Related to This Offering

Our stock price could be volatile and could decline following this offering.

   An active trading market for our common stock may never develop or be sustained. The stock markets, particularly the Nasdaq National Market on which we have applied to have our common stock listed, have experienced significant price and volume fluctuations, and the market prices of companies focused on the Internet and wireless communications have been highly volatile. Furthermore, the market price of our common stock could decline, and investors may not be able to resell their shares at or above the initial public offering price. Even if an active trading market develops, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors including:

  . actual or anticipated variations in our quarterly operating results;

  . announcements of new product or service offerings by us or our competitors;

  . changes in the handheld and wireless device industries;

  . technological innovations;

  . competitive developments;

  . changes in financial estimates by securities analysts; and

  . changes in interest rates and other general economic conditions.

   In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. If brought against us, securities litigation could result in substantial costs and a diversion of our management's attention and resources.

Approximately 11 existing stockholders own a large percentage of our voting stock.

   Upon completion of this offering, we anticipate that our executive officers, directors and greater than 5% stockholders, and their affiliates, will, in the aggregate, own approximately 52.47% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to substantially influence all matters submitted to the stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if the transaction would be beneficial to other stockholders.

Future sales of our common stock may cause our stock price to decline.

   Sales of significant amounts of our common stock in the public market after this offering or the perception that sales of significant amounts of common stock will occur could adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. After the closing of this offering, we will have approximately 33,347,590 shares of common stock outstanding. Of the outstanding shares, the shares sold in this offering will be freely tradable, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act of 1933. Our remaining shares outstanding will be restricted securities and will become eligible for sale subject to the limitations of Rule 144. Sales of a large number of restricted shares, or shares held by affiliates, could have an adverse effect on the market price for our common stock. Substantially all of the holders of these restricted securities, including our officers and directors, have entered into lock-up agreements providing that, subject to limited exceptions, they will not sell, directly or indirectly, any common stock without the prior consent of Credit Suisse First Boston Corporation for a period of 180 days from the date of this prospectus. Credit Suisse First Boston Corporation may release these shares at any time without notice. Subject to the provisions of Rules 144, 144(k) and 701, 25,052,391 shares of common stock will be available for sale in the public market, subject to compliance with volume restrictions in the case of shares held by affiliates, upon expiration of this 180-day period.

   In addition, as of August 31, 2000, there were outstanding options to purchase 6,327,104 shares of common stock which will be eligible for sale in the public market from time to time, subject to vesting and the expiration of lock-up agreements. In addition, stockholders representing approximately 19,666,928 shares of common stock, including shares issuable upon the exercise of warrants to purchase our stock, will be entitled to demand and piggyback registration rights, subject to limited terms and conditions.

We are uncertain of our ability to obtain additional financing for our future capital needs.

   We may need to raise additional funds in order to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. Additional financing may not be available on terms favorable to us, or at all. Our inability to obtain financing on appropriate terms would harm our ability to achieve these objectives and would substantially reduce our revenues.

Management has broad discretion to use the proceeds from this offering.

   The net proceeds from the sale of the securities in this offering have not been allocated for a particular purpose, and our management will have broad discretion over the use of proceeds that we raise in this offering. We intend to use the net proceeds for working capital, and we may also use the net proceeds to make investments in and acquisitions of complementary businesses, products or technologies. You must rely on the judgment of management in the application of the proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

Provisions in our charter documents and Delaware law could prevent or delay a change in control, which could reduce the market price of our common stock.

   Provisions of our certificate of incorporation and bylaws, and of Delaware law, could limit the price that investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change of control or changes in our management. These provisions:

  . allow the board of directors to issue preferred stock without any vote or further action by the stockholders;

  . eliminate the right of stockholders to act by written consent without a meeting;

  . eliminate cumulative voting in the election of directors; and

  . divide our board of directors into three classes, with each class serving a staggered three-year term.

   Provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us. These provisions prevent us from engaging, under limited circumstances, in a merger or sale of more than 10% of our assets, with a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of the stockholder, for three years following the date that the stockholder became an owner of 15% or more of our outstanding voting stock unless:

  . the transaction is approved by the board before the date the interested stockholder attained that status;

  . upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or after the date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," the negative of these terms or other comparable terminology. These statements represent the good faith best estimates of management at the time they were made. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements.

   We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

   The net proceeds from the sale of the 5,500,000 shares of common stock will be approximately $59.6 million, after deducting underwriting discounts and commissions and estimated offering expenses. Our net proceeds will be approximately $68.8 million if the underwriters exercise their over-allotment option in full.

   We currently anticipate using the net proceeds of the offering for general corporate purposes, including:

  . approximately 50% for sales and marketing activities;

  . approximately 15% for general and administrative activities; and

  . approximately 35% for product development.

   In addition, we may use a portion of the net proceeds of this offering to acquire complementary technologies or businesses and enter into key relationships. We have no current plans, agreements or commitments with respect to any particular acquisitions or additional key relationships. The amounts actually expended for such working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Pending these uses, we intend to invest these proceeds in short-term, investment-grade, interest-bearing instruments, repurchase agreements or high-grade corporate notes. Our management has broad discretion over the use of these proceeds and it is possible that we may allocate these proceeds differently than investors in this offering would have preferred.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and the growth of our business.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . our actual capitalization as of June 30, 2000; and

  . our pro forma, as-adjusted capitalization after giving effect to (a) the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering; and (b) the sale of shares of common stock in this offering at an initial public offering price of $12 per share, less underwriting discounts and commissions and estimated offering expenses.

                                                             June 30, 2000
                                                          ---------------------
                                                                     Pro Forma
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands,
                                                           except share data)
Long-term obligations, net of current portion............ $    589   $    589
Stockholders' equity:
Convertible preferred stock, $0.0001 par value,
 18,472,082 shares authorized and issuable in series,
 17,136,261 shares issued and outstanding actual; and
 10,000,000 shares authorized and no shares outstanding,
 pro forma as adjusted...................................   67,710        --
Common stock, $0.0001 par value, 45,000,000 shares
 authorized, 10,594,928 shares issued and outstanding,
 actual; 150,000,000 shares authorized, pro forma as
 adjusted; 33,231,189 shares issued and outstanding, pro
 forma as adjusted.......................................   29,870    157,210
Notes receivable from stockholders.......................     (456)      (456)
Deferred stock compensation..............................  (16,147)   (16,147)
Revenue offset relating to warrant agreements............   (1,352)    (1,352)
Accumulated deficit......................................  (30,541)   (30,541)
Accumulated other comprehensive loss.....................      (63)       (63)
                                                          --------   --------
 Total stockholders' equity..............................   49,021    108,651
                                                          --------   --------
 Total capitalization.................................... $ 49,610   $109,240
                                                          ========   ========

   The table sets forth the total number of outstanding shares of our common and preferred stock as of June 30, 2000. The table excludes:

  . 6,146,666 shares of our common stock issuable upon exercise of outstanding stock options under our 1997 stock option plan as of August 31, 2000, at a weighted average exercise price of $4.36 per share;

  . 180,438 shares of our common stock issuable upon exercise of outstanding stock options assumed by us in connection with our acquisition of Globalware, at a weighted average exercise price of $0.638 per share;

  . 3,498,855 shares of our common stock reserved and available for issuance under our stock option plans;

  . 350,000 shares of our common stock initially reserved for issuance under our 2000 employee stock purchase plan; and

  . 476,409 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $8.36 per share.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 2000 was approximately $33.6 million, or $1.21 per share. Pro forma net tangible book value per share gives effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering. Pro forma net tangible book value represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2000. After giving effect to the sale of the shares of common stock in this offering at an initial public offering price of $12.00 per share, less underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 2000 would have been $93.2 million, or approximately $2.81 per share.

   This represents an immediate increase in pro forma net tangible book value per share of $1.60 to existing stockholders and an immediate dilution per share of $9.19 to new investors purchasing shares in this offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share................       $12.00
     Net tangible book value per share as of June 30, 2000........ $1.21
     Increase per share attributable to new investors............. $1.60
                                                                   -----
   Pro forma net tangible book value per share after the
    offering......................................................       $ 2.81
                                                                         ------
   Dilution per share to new investors............................       $ 9.19
                                                                         ======

   The following table summarizes as of June 30, 2000, on the pro forma basis described above, the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders, and by new investors purchasing shares of common stock in this offering, less underwriting discounts and commissions and estimated offering expenses:

                               Shares Purchased  Total Consideration   Average
                              ------------------ -------------------- Price Paid
                                Number   Percent    Amount    Percent Per Share
                              ---------- ------- ------------ ------- ----------
   Existing stockholders..... 27,731,189  83.4%  $ 69,491,000  51.3%    $ 2.51
   New investors.............  5,500,000  16.6%    66,000,000  48.7%    $12.00
                              ----------  ----   ------------  ----     ------
     Total................... 33,231,189   100%  $135,491,000   100%
                              ==========  ====   ============  ====

   The foregoing discussion and computations assume no exercise of any stock options or warrants outstanding. As of August 31, 2000, there were:

  . 6,146,666 shares of our common stock issuable upon exercise of outstanding stock options under our 1997 stock option plan, at a weighted average exercise price of $4.36 per share;

  . 180,438 shares of our common stock issuable upon exercise of outstanding stock options assumed by us in connection with our acquisition of Globalware, at a weighted average exercise price of $0.638 per share;

  . 476,409 shares of our common stock issuable upon exercise of warrants outstanding with a weighted average exercise price of $8.36 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following financial data, other than the pro forma data of AvantGo exclude the financial data of Globalware. The consolidated statement of operations data for the period from June 30, 1997 (inception) through December 31, 1997, and the years ended December 31, 1998 and 1999 and the related balance sheet data as of December 31, 1998 and 1999 are derived from the consolidated financial statements of AvantGo, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 are derived from audited financial statements not included in this prospectus. The unaudited pro forma statement of operations data for the year ended
December 31, 1999 is derived from the selected unaudited pro forma condensed combined financial information included elsewhere in this prospectus. The financial data for the six months ended June 30, 1999 and 2000 is derived from unaudited financial statements included elsewhere in this prospectus. The financial data for the six months ended June 30, 2000 give effect to our acquisition of Globalware on May 26, 2000. The unaudited pro forma statement of operations data for the six months ended June 30, 2000 give effect to our acquisition of Globalware as if it occurred at the beginning of the pro forma period, January 1, 2000. Additionally, the pro forma statement of operations data excludes the one-time purchase of in-process research and development charge of $600,000. We have prepared this selected information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for such presentation of the financial condition and operating results for such date and periods. When you read this selected financial data, it is important that you read the AvantGo historical financial statements and related notes included in this prospectus, (as well as the section of this prospectus related to Management's Discussion and Analysis of Financial Condition and Results of Operations). Historical results are not necessarily indicative of future results.

   Our consolidated pro forma statement of operations data should be read in conjunction with the Selected Unaudited Pro Forma Condensed Combined Financial Information and related notes included elsewhere in this prospectus.

                          Period from
                         June 30, 1997
                          (inception)
                              to         Year Ended December 31,          Six Months Ended June 30,
                         December 31,  ----------------------------- -----------------------------------
                             1997       1998     1999       1999        1999        2000        2000
                         ------------- -------  -------  ----------- ----------- ----------- -----------
                                                         (pro forma) (unaudited) (unaudited) (pro forma)
                                                         (unaudited)                         (unaudited)
Consolidated Statement
 of Operations Data:
Revenues:
 License fees...........    $  --      $   189  $ 1,443   $  2,878     $   469    $   2,814   $   3,771
 Services...............       --          198    1,446      1,446         320        2,303       2,309
                            ------     -------  -------   --------     -------    ---------   ---------
   Total revenues.......       --          387    2,889      4,324         789        5,117       6,080
Costs and expenses:
 Cost of license fees...       --           10       60         60          16           78          78
 Cost of services (1)...       --          210    1,312      1,312         340        1,412       1,414
 Product development
  (2)...................       140       1,108    2,745      3,138       1,051        3,110       3,319
 Sales and marketing
  (3)...................        61       1,229    4,291      4,744       1,114        9,638      10,047
 General and
  administrative (4)....        89         410    1,404      1,720         359        2,682       2,930
 Purchased in-process
  research and
  development...........       --          --       --         --          --           600         --
 Amortization of
  goodwill and other
  intangible assets.....       --          --       --       5,253         --           440       2,627
 Amortization of
  deferred stock
  compensation and
  other.................       --           71    2,605      2,626         595        6,301       6,321
                            ------     -------  -------   --------     -------    ---------   ---------
   Total costs and
    expenses............       290       3,038   12,417     18,853       3,475       24,261      26,736
                            ------     -------  -------   --------     -------    ---------   ---------
Loss from operations....      (290)     (2,651)  (9,528)   (14,529)     (2,686)     (19,144)    (20,656)
Interest income
 (expense), net.........        (1)         48      313        339          13          712         703
                            ------     -------  -------   --------     -------    ---------   ---------
Net loss................    $ (291)    $(2,603) $(9,215)  $(14,190)    $(2,673)   $ (18,432)  $ (19,953)
                            ======     =======  =======   ========     =======    =========   =========
Net loss per share:
 Basic and diluted......    $(0.20)    $ (0.95) $ (2.11)  $  (2.25)    $ (0.69)   $   (3.02)  $   (2.48)
                            ======     =======  =======   ========     =======    =========   =========
 Weighted average
  shares................     1,464       2,735    4,377      6,310       3,887        6,097       8,030
                            ======     =======  =======   ========     =======    =========   =========
Pro forma net loss per
 share (5):
 Basic and diluted
  (unaudited)...........                        $ (0.65)                          $   (0.92)
                                                =======                           =========
 Weighted average
  shares (unaudited)....                         14,272                              20,030
                                                =======                           =========

                                                 December 31,
                                             ---------------------  June 30,
                                              1997   1998   1999      2000
                                             ------ ------ ------- -----------
                                                                   (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents................... $1,024 $2,124 $ 5,835   $27,432
Working capital.............................    960  1,951   9,809    28,286
Total assets................................  1,136  2,434  12,499    56,931
Long-term obligations, net of current
 portion....................................    --     116      41       589
Total stockholders' equity..................  1,069  2,068  10,724    49,021

---------------------
(1) This information excludes $9, $181, $181, $40, $209 and $209 in amortization of deferred stock compensation for the years ended December 31, 1998 and 1999, and the pro forma year ended December 31, 1999, and the six months ended June 30, 1999 and 2000, and the pro forma six months ended June 30, 2000.
(2) This information excludes $38, $750, $765, $199, $816 and $831 in amortization of deferred stock compensation for the years ended December 31, 1998 and 1999, and the pro forma year ended December 31, 1999, and the six months ended June 30, 1999 and 2000, and the pro forma six months ended June 30, 2000.
(3) This information excludes $15, $1,211, $1,211, $307, $1,458 and $1,458 in amortization of deferred stock compensation for the years ended December 31, 1998 and 1999, and the pro forma year ended December 31, 1999, and the six months ended June 30, 1999 and 2000, and the pro forma six months ended June 30, 2000.
(4) This information excludes $9, $463, $469, $49, $3,818 and $3,823 in amortization of deferred stock compensation for the years ended December 31, 1998 and 1999, and the pro forma year ended December 31, 1999, and the six months ended June 30, 1999 and 2000, and the pro forma six months ended June 30, 2000.
(5) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share and the calculation of the number of shares used in that computation. Weighted average shares subject to repurchase of 5,210,720, 7,419,275, 8,924,914, 8,420,577, and 10,322,339 for the period from June 30, 1997 (inception) through December 31, 1997, the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000 have been excluded from the computation of earnings per share. Shares subject to repurchase will be included in the computation of earnings (loss) per share when our commitment to repurchase these shares lapse. In the event that we have earnings in future periods, the lapsing of these shares could have a material impact on the earnings per share calculation.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial statements, pro forma information and the related notes appearing elsewhere in the prospectus. The following discussion contains forward- looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and those listed under "Risk Factors."

Overview

   We provide mobile infrastructure software and services that enable and enhance the use of Internet-based content and corporate applications beyond the desktop to handheld devices and Internet-enabled phones. Our AvantGo Enterprise products, which we license to enterprises, are designed to accelerate information flow between companies and their mobile employees, customers, suppliers and business partners. Our AvantGo Mobile Internet service enables content providers and e-businesses to extend their user reach, foster repeat use and increase consumer loyalty.

   We were incorporated in June 1997 as a Delaware corporation under the name Bombardier Software, Inc. and changed our name to AvantGo, Inc. in January 1998. During the period from inception through May 1998, we were in a development phase, and our operating activities related primarily to conducting research, developing our product, building our corporate infrastructure and raising capital. Our results from operations during the period from our inception in June 1997 through December 31, 1997 were insignificant and we have therefore not provided comparative discussion of this period. In September 1998, we launched our AvantGo Enterprise products and services, which, to date, accounted for the majority of our revenues, before giving effect to our acquisition of Globalware. In May 1999, we introduced our AvantGo Mobile Internet service. Although our revenues have increased each quarter since inception, we have never been profitable. As of June 30, 2000, we had an accumulated deficit of $30.5 million.

   On May 26, 2000, we completed our acquisition of Globalware, a privately-held Illinois company that develops software and provides consulting services that extend business applications to handheld devices. This transaction has been accounted for under the purchase method of accounting. In connection with this transaction, for an aggregate purchase consideration of $17.1 million, we issued 1,933,300 shares of our series E preferred stock to Globalware's stockholders and assumed outstanding options that can be converted into 180,438 shares of our common stock. As a result of the acquisition, we expect to incur merger-related costs of up to approximately $200,000 and to record approximately $15.8 million of intangible assets and goodwill on our balance sheet, including goodwill ($12.2 million), purchase of developed technology ($3.1 million) and assembled workforce ($530,000), which will result in amortization expenses of approximately $3.1 million in 2000, $5.3 million in 2001, $5.3 million in 2002, and $2.1 million in 2003. We estimated that approximately $600,000 of the $17.1 million purchase consideration represented purchased in-process research and development that has not yet reached technological feasibility and has no future use. Accordingly, this amount was charged to operations in the three months ended June 30, 2000. In addition, we expect to incur increased product development expenses in the near term as we integrate Globalware's technology into our products.

Our Business

   Our primary sources of revenues are generated under our license agreements and our services agreements. License revenues for our AvantGo Enterprise products, which are typically based on fixed-fee agreements, are recognized when we have executed an agreement with a customer, delivery and acceptance have occurred, and the collection of the related receivable is deemed probable. During the six months ended June 30, 2000, we entered into agreements with American Express Travel-Related Services, Inc., Ford Motor Company, McKessonHBOC and CreScenda Software, Inc. The revenues from these agreements will be recorded over their respective terms because we have not yet determined vendor-specific objective evidence of the value of the support services purchased by these customers. An aggregate of approximately $1.5 million of the payments due to be received under our contract with McKessonHBOC during the years ended December 31, 2000, 2001 and 2002 will be offset against a deferred charge due to our issuance to McKessonHBOC of a warrant to purchase series D preferred stock. Historically, our services revenue has consisted primarily of professional services and technical support fees. Revenue from professional services is recognized on a monthly basis as the services are performed. Maintenance fees are recognized ratably on a monthly basis over the course of the maintenance period, typically twelve months. In the future, our services revenue will also include amounts derived from the operation of our AvantGo Mobile Internet service, which include placement and advertising revenues, revenue sharing arrangements and commissions on e-commerce transactions. Placement and advertising revenues will be recognized ratably over the period of time in which placement or advertising is provided.

   The cost of license fees consists primarily of royalties paid to other software vendors whose products are included in our enterprise software products as well as costs incurred to manufacture, package and distribute our enterprise software products and related documentation. Cost of services includes cost of professional services, customer service and support and costs related to running our AvantGo Mobile Internet service. Cost of implementation and customer services consist primarily of the cost of personnel. Cost of professional services consists primarily of the cost of personnel and travel related expenditures. Costs related to our AvantGo Mobile Internet service consist of the cost of personnel, co-location facilities and bandwidth.

Results of Operations

   The following discussion relates to our historical operating results. The following table sets forth the percentage of total revenues for certain items in our consolidated statement of operations for the years ended December 31, 1998 and 1999, respectively, and the six months ended June 30, 1999 and 2000, respectively.

                                       Years Ended         Six Months Ended
                                      December 31,             June 30,
                                      ---------------   -----------------------
                                       1998     1999       1999        2000
                                      ------   ------   ----------- -----------
                                                        (unaudited) (unaudited)
Revenues:
  License fees.......................     49%      50%       59%         55%
  Services...........................     51       50        41          45
                                      ------   ------      ----        ----
    Total revenues...................    100      100       100         100
Costs and expenses:
  Cost of license fees...............      3        2         2           2
  Cost of services...................     54       45        43          28
  Product development................    286       95       133          61
  Sales and marketing................    318      149       141         188
  General and administrative.........    106       49        46          52
  Purchased in-process research and
   development.......................    --       --        --           12
  Amortization of goodwill and other
   intangible assets.................    --       --        --            8
  Amortization of deferred stock
   compensation and other............     18       90        75         123
                                      ------   ------      ----        ----
    Total costs and expenses.........    785      430       440         474
                                      ------   ------      ----        ----
Loss from operations.................   (685)    (330)     (340)       (374)
Interest income (expense), net.......     12       11         1          14
                                      ------   ------      ----        ----
Net loss.............................   (673)%   (319)%    (339)%      (360)%
                                      ======   ======      ====        ====

Comparison of Six Months Ended June 30, 1999 and 2000

 Revenues

   License Fees. Actual license fee revenues increased approximately 500% from approximately $469,000 for the six months ended June 30, 1999 to approximately $2.8 million for the six months ended June 30, 2000. This increase was primarily due to an increase in the size of our enterprise sales team.

   Services. Actual services revenue increased approximately 620% from approximately $320,000 for the six months ended June 30, 1999 to approximately $2.3 million for the six months ended June 30, 2000. This increase was primarily due to the May 1999 launch of our AvantGo Mobile Internet service.

 Costs and Expenses

   Cost of License Fees. Actual cost of license fees increased approximately 388% from approximately $16,000 for the six months ended June 30, 1999 to approximately $78,000 for the six months ended June 30, 2000. This increase was primarily attributable to the increase in license fees during such period.

   Cost of Services. Actual cost of services increased approximately 315% from approximately $340,000 for the six months ended June 30, 1999 to approximately $1.4 million for the six months ended June 30, 2000. This increase was primarily due to increased personnel expenditures resulting from the launch and expansion of our AvantGo Mobile Internet service.

   Product Development. Actual product development expenses consist primarily of compensation and related costs for product development personnel. Our actual product development expenses increased approximately 196% from approximately $1.1 million for the six months ended June 30, 1999 to approximately
$3.1 million for the quarter ended June 30, 2000. This increase was primarily a result of increased hiring of engineers and product development personnel. We expect product development expenses to increase in future periods.

   Sales and Marketing. Actual sales and marketing expenses include those related to compensation, public relations and advertising, trade shows and marketing materials. Our actual sales and marketing expenses increased approximately 765% from approximately $1.1 million for the six months ended June 30, 1999 to approximately $9.6 million for the six months ended June 30, 2000. This increase was primarily a result of increased personnel-related expenses. We expect sales and marketing expenses to increase in future periods.

   General and Administrative. Actual general and administrative expenses consist primarily of salaries, recruiting and related costs for general corporate functions including executive, accounting and administrative personnel, lease expenses, facilities costs and other miscellaneous general corporate expenses. Our actual general and administrative expenses increased approximately 647% from approximately $359,000 for the six months ended June 30, 1999 to approximately $2.7 million for the six months ended June 30, 2000. This increase was due primarily to increased personnel related expenses. We expect general and administrative costs to increase in future periods.

   Amortization of goodwill and other intangible assets. We are amortizing the amount of goodwill, core technology and acquired workforce that we purchased in connection with our acquisition of Globalware. These intangible assets, which total approximately $15.8 million, will be amortized over three years following the acquisition date.

   Purchased in-process research and development. In connection with our May 26, 2000 acquisition of Globalware we have incurred an expense of $600,000 for purchased in-process research and development consisting of technology developed by Globalware. This is a non-recurring charge.

   Amortization of Deferred Stock Compensation and Other. We are amortizing the amount that equals the difference between the fair value of stock options granted to our employees and consultants and what were considered to be the deemed fair values of our common stock, in the case of option grants to employees, and on values based on the Black-Scholes formula for valuing options, in the case of grants to non-employees, in each case on the date of the grants over vesting periods using a graded vesting method. We recognized approximately $595,000 of related compensation expense during the six months ended June 30, 1999 and approximately $6.3 million during the six months ended June 30, 2000. We will recognize compensation expense amounts of approximately $5.9 million in the six months ended December 31, 2000 and approximately $6.1 million in the fiscal year ended December 31, 2001.

   Interest Income (Expense), Net. Actual net interest income increased approximately 5377% from approximately $13,000 for the six months ended June 30, 1999 to approximately $712,000 for the six months ended June 30, 2000. This increase was primarily due to increased cash balances as a result of our private placement financing completed in March and April 2000.

   Net Loss. Net loss increased approximately 589% from approximately $2.7 million for the six months ended June 30, 1999 to approximately $18.4 million for the six months ended June 30, 2000. This increase was primarily due to increased sales and marketing expenditures.

Comparison of Fiscal Years Ended December 31, 1998 and 1999

 Revenues

   License Fees. Our actual license fees revenue increased approximately 663% from approximately $189,000 in 1998 to approximately $1.4 million in 1999. This increase was primarily due to the release of our enterprise product.

   Services. Our services revenues increased approximately 630% from approximately $198,000 in 1998 to approximately $1.4 million in 1999. This increase in services revenue was primarily due to a full year of operations.

 Costs and Expenses

   Cost of License Fees. Our cost of license fees increased approximately 500% from $10,000 in 1998 to approximately $60,000 in 1999. This increase in cost of license fees was primarily due to royalty payments to other software suppliers whose software is part of our enterprise product.

   Cost of Services. Our cost of services increased approximately 525% from approximately $210,000 in 1998 to approximately $1.3 million in 1999. This increase was primarily due to increased personnel in the consulting and web operations groups.

   Product Development. Our product development expenses increased approximately 148% from approximately $1.1 million in 1998 to approximately $2.7 million in 1999. This increase was primarily a result of increased hiring of engineers and product development personnel.

   Sales and Marketing. Our sales and marketing expenses increased approximately 249% from approximately $1.2 million in 1998 to approximately $4.3 million in 1999. This increase was primarily due to an increase in the number of personnel and related costs.

   General and Administrative. Our general and administrative expenses increased approximately 242% from approximately $410,000 in 1998 to approximately $1.4 million in 1999. This increase was primarily due to increases in personnel costs resulting from increased hiring of administrative personnel.

   Amortization of Deferred-Stock Compensation and Other. We recognized approximately $71,000 of related compensation expense during the year ended December 31, 1998 and approximately $2.6 million during the year ended December 31, 1999.

   Interest Income (Expense), Net. Net interest income increased approximately 552% from approximately $48,000 in 1998 to approximately $313,000 in 1999. This increase was primarily due to interest earned on increased cash balances as a result of our private placement financings completed in June 1999.

   Net Loss. Net loss increased approximately 254% from approximately $2.6 million in 1998 to approximately $9.2 million in 1999. This increase was primarily due to sales and marketing expenditures.

Quarterly Results of Operations Data

   The following tables reflect our unaudited quarterly results of operations data for each of the six quarters ended June 30, 2000 in dollars and as a percentage of total revenues. This data has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, including all necessary adjustments, consisting of normal recurring adjustments necessary for a fair presentation of this data. The unaudited quarterly data should be read in conjunction with the financial statements of AvantGo and Globalware and the notes included elsewhere in this prospectus.

                                                Three Months Ended,
                          -----------------------------------------------------------------
                          March 31, June 30,  September 30, December 31, March 31, June 30,
                            1999      1999        1999          1999       2000      2000
                          --------- --------  ------------- ------------ --------- --------
                                       (in thousands, except per share data)
                                                    (unaudited)
Statement of Operations
 Data:
Revenues:
 License fees...........   $   107  $   362      $   445      $   529     $   753  $  2,061
 Services...............       121      199          607          519         908     1,395
                           -------  -------      -------      -------     -------  --------
 Total revenues.........       228      561        1,052        1,048       1,661     3,456
Costs and expenses:
 Cost of license fees...         4       12           18           26          27        51
 Cost of services(1)....       127      213          495          477         547       865
 Product
  development(2)........       447      604          780          914       1,145     1,965
 Sales and
  marketing(3)..........       442      672        1,134        2,043       3,246     6,392
 General and
  administrative(4).....       177      182          398          647       1,120     1,562
 Purchased in-process
  research and
  development...........       --       --           --           --          --        600
 Amortization of
  goodwill and other
  intangible assets.....       --       --           --           --          --        440
 Amortization of
  deferred stock
  compensation and other
  costs and expenses....       146      449          766        1,244       3,224     3,077
                           -------  -------      -------      -------     -------  --------
 Total costs and
  expenses..............     1,343    2,132        3,591        5,351       9,309    14,952
                           -------  -------      -------      -------     -------  --------
Loss from operations....    (1,115)  (1,571)      (2,539)      (4,303)     (7,648)  (11,496)
Interest income
 (expense), net.........         7        6          170          130         217       495
                           -------  -------      -------      -------     -------  --------
Net loss................   $(1,108) $(1,565)     $(2,369)     $(4,173)    $(7,431) $(11,001)
                           =======  =======      =======      =======     =======  ========

                                                Three Months Ended,
                          ----------------------------------------------------------------
                          March 31, June 30, September 30, December 31, March 31, June 30,
                            1999      1999       1999          1999       2000      2000
                          --------- -------- ------------- ------------ --------- --------
Statement of Operations
 Data:
Revenues:
 License fees...........      47 %      65 %       42 %          50 %       45 %      60 %
 Services...............      53        35         58            50         55        40
                            ----      ----       ----          ----       ----      ----
 Total revenues.........     100       100        100           100        100       100
Costs and expenses:
 Cost of license fees...       2         2          2             2          2         2
 Cost of services.......      56        38         47            46         33        25
 Product development....     196       108         74            87         69        57
 Sales and marketing....     194       120        108           195        195       185
 General and
  administrative........      77        32         38            62         67        45
 Purchased in-process
  research and
  development...........     --        --         --            --         --         17
 Amortization of
  goodwill and other
  intangible assets.....     --        --         --            --         --         13
 Amortization of
  deferred stock
  compensation..........      64        80         72           119        194        89
                            ----      ----       ----          ----       ----      ----
 Total costs and
  expenses..............     589       380        341           511        560       433
                            ----      ----       ----          ----       ----      ----
Loss from operations....    (489)     (280)      (241)         (411)      (460)     (333)
Interest income
 (expense), net.........       3         1         16            12         13        14
                            ----      ----       ----          ----       ----      ----
Net loss................    (486)%    (279)%     (225)%        (398)%     (447)%    (318)%
                            ====      ====       ====          ====       ====      ====

---------------------
(1) This information excludes $14, $26, $60, $81, $91, and $117 in amortization of deferred stock compensation for the quarters ended March 31, June 30, September 30 and December 30, 1999 and March 31 and June 30, 2000.

(2) This information excludes $58, $140, $231, $319, $355, and $461 in amortization of deferred stock compensation for the quarters ended March 31, June 30, September 30 and December 31, 1999 and March 31 and June 30, 2000.
(3) This information excludes $55, $253, $361, $543, $683, and $776 in amortization of deferred stock compensation for the quarters ended March 31, June 30, September 30 and December 31, 1999 and March 31 and June 30, 2000.
(4) This information excludes $19, $30, $114, $301, $2,095 and $1,723 in amortization of deferred stock compensation for the quarters ended March 31, June 30, September 30 and December 31, 1999 and March 31 and June 30, 2000.

   Our revenues have increased each quarter since our inception except for the quarter ended December 31, 1999. This decrease was less than 1% over the prior quarter and was due primarily to a decrease in services revenues. Our revenues for the quarter ended June 30, 2000 increased approximately 108% over the previous quarter. This increase was primarily attributable to new contracts entered into by us during the first six months of 2000. Our operating expenses increased significantly from inception through the quarter ended June 30, 2000 as we have transitioned from a development stage company to the commercialization of our services. Our cost of license fees has remained consistently at 1 to 2% of our total revenue and consists primarily of royalties paid by us to software vendors. Our sales and marketing expenses have increased as a percentage of our total revenues as we have invested in our advertising expenditures to promote our products and services.

   On a pro forma basis, after giving effect to our acquisition of Globalware as if it had occurred as of the first day of each period, our total revenues were approximately $489,000, $853,000, $1.4 million, $1.6 million, $2.3 million and $3.8 million for each of the six quarters ended June 30, 2000. Our pro forma cost of license fees and services for the corresponding periods were approximately $131,000, $225,000, $513,000, $503,000, $574,000 and $918,000.

   We expect to incur additional losses and continued negative cash flow from operations for the foreseeable future because we intend to expend significant financial resources on product development and sales and marketing. Additionally, because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our business. It is likely that in some future quarter or quarters our operating results will be below public expectations. If this occurs, we would expect to experience an immediate and significant decline in the market price of our common stock.

Liquidity and Capital Resources

   Since our inception, we have funded our operations primarily through private sales of our equity securities. As of June 30, 2000, we had $27.4 million in cash and cash equivalents. In March and April 2000, we sold an aggregate of 3,726,094 shares of our series D preferred stock for gross proceeds of approximately $31.2 million.

   Net cash used in operating activities totaled $2.4 million and $6.6 million for the years ended December 31, 1998 and 1999, respectively, and $7.4 million for the six months ended June 30, 2000. The principal use of cash in each of these periods was to fund our losses from operations.

   Net cash provided by financing activities totaled $33.2 million during the six months ended June 30, 2000, $15.2 million for the year ended December 31, 1999 and $3.7 million for the year ended December 31, 1998. Net cash provided by financing activities primarily consisted of the proceeds of issuances of preferred stock and promissory notes in each of these periods and included proceeds from a $300,000 equipment line of credit in 1999.

   Since our inception, our investing activities have consisted primarily of purchases of fixed assets, principally computer hardware and software. Capital expenditures totaled $1.6 million in the six months ended June 30, 2000, $871,000 for the year ended December 31, 1999 and $168,000 for the year ended December 31, 1998. We expect that capital expenditures will increase with our anticipated growth in operations, infrastructure

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

and personnel both domestically and internationally. Cash used in investing activities for the year ended December 31, 1999 was primarily for the purchase of short-term investments. Cash from investment activities for the six months ended June 30, 2000 was used primarily for the purchase of restricted cash.

   We currently anticipate that the net proceeds from this offering, together with our current cash, cash equivalents, short-term investments and credit facility, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including costs and timing of expansion of research and development efforts and the success of such efforts, the success of our existing and new service offerings and competing technological and market developments. The factors described earlier in this paragraph will impact our future capital requirements and the adequacy of our available funds. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share or such equity securities may have rights, preferences or privileges senior to those of our stockholders. There can be no assurance that additional financing will be available when needed on terms favorable to us, if at all.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. Any change in our revenue recognition policy resulting from the interpretation of SAB 101 would be reported as a change in accounting principle in the quarter ending December 31, 2000. While we have not fully assessed the impact of the adoption of SAB 101, we believe that implementation of SAB 101 will not have a material adverse impact on our existing revenue recognition policies or our reported results of operations for fiscal 2000.

   In March 2000, the Emerging Issues Task Force of the FASB reached consensus on Issue 00-2 "Accounting for Website Development Costs." ("EITF 00-2"). EITF 00-2 establishes how an entity should account for costs incurred to develop a Web site. It requires that an entity capitalize costs during the Web application and infrastructure and graphics development stages of development. The consensus is effective for all costs incurred beginning after June 30, 2000, although earlier adoption is encouraged. We are currently evaluating the adoption of EITF 00-2 and its potential impact on its financial condition or results of operations.

Market Risk

   The following discussion analyzes our exposure to market risk related to changes in interest rates and foreign currency exchange rates.

 Foreign Exchange Rate Risk

   To date, substantially all of our recognized revenue has been denominated in U.S. dollars and generated primarily from customers in the United States, and our exposure to foreign currency exchange rates has been immaterial. We expect, however, that future product and service revenue may also be derived from international markets and may be denominated in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in exchange rates of certain currencies in relation to the U.S. dollar. Furthermore, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products and services less competitive in international markets. Although we will continue to monitor our exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

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 Interest Rate Risk

   At June 30, 2000, we had cash and cash equivalents of $27.4 million and short-term investments of $3.8 million consisting of cash and highly liquid, short-term investments. Our short-term investments will decline by an immaterial amount if market interest rates increase, and therefore, our exposure to interest rate changes is minimal. Declines of interest rates over time will, however, reduce our interest income from our short-term investments. Our outstanding notes payable and capital lease obligations are all at fixed interest rates and therefore have minimal exposure to interest rate fluctuations.

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                                    BUSINESS

Overview

   We provide software and services that enable and enhance the use of Internet-based content and corporate intranets to mobile devices, including personal digital assistants and Internet-enabled phones. We license our AvantGo Enterprise products and services to help companies provide their employees, customers, suppliers and business affiliates with easy access to business information. Our AvantGo Mobile Internet service allows individuals to access Internet-based content and applications and gives content providers and e-businesses instant access to our AvantGo Mobile Internet user base. As of August 31, 2000, our AvantGo Mobile Internet service consisted of over 600 sources of content and applications that are optimized for viewing on personal digital assistants and Internet-enabled phones.

Industry Background

   The Internet and internal data networks, or intranets, have emerged as global communications channels that enable millions of people to conduct business and share information electronically. International Data Corporation, or IDC, estimates that there were approximately 240 million Internet users worldwide at the end of 1999 and that the number of users will grow to 602 million by the end of 2003. IDC further estimates that by 2003 there will be 106 million intranet users in the United States alone.

   The dramatic growth in the number of business and consumer Internet users has led to a proliferation of Web-based applications. We believe that businesses increasingly depend upon data networks, not only for internal communication, but also to conduct transactions and exchange information among other companies' Web sites, remote locations, telecommuting employees, business affiliates, suppliers and customers. To reduce costs, increase productivity and widen accessibility, many businesses increasingly use the Internet and internal data networks as a platform for traditional enterprise applications such as customer relationship management, inventory control, human resources management, enterprise resource planning and manufacturing. Similarly, consumers increasingly use the Internet as a personal resource for communicating, publishing information and purchasing products and services. Until recently, most businesses and consumers were confined to accessing these applications from personal computers.

   At the same time, worldwide use of mobile communications is growing rapidly as mobile devices become more broadly available and adopted, and as cellular and other mobile communications services become more widely accessible and affordable. Dataquest estimates that there were approximately 217 million digital wireless subscribers worldwide at the end of 1998 and that this number will grow to approximately 828 million by the end of 2003, of which 102 million are estimated to be wireless data users. In addition to the growth of mobile communications services, innovations in mobile device design and the creation of wireless standards have brought forth the development of personal digital assistants, Internet-enabled phones and two-way pagers. IDC estimates that the worldwide shipments of smart handheld devices--which IDC defines as handheld companions or personal digital assistants, cellular phones that are capable of processing data or smart phones, and other devices such as those used in the delivery and tracking of packages or vertical application devices--will grow from approximately 8.9 million units in 1999 to approximately 35.5 million units in 2003.

   Many individuals, accustomed to accessing information from the Internet and corporate intranets via a desktop personal computer, are now able to access this information while away from the office. IDC forecasts that the remote and mobile workforce in the United States will grow to 47.1 million, or approximately 37% of the total U.S. workforce population, by the end of 2003. Many businesses are extending applications, content and services to their mobile constituents through handheld devices to disseminate information to employees and to create closer relationships with their customers, suppliers and business affiliates. Similarly, many content providers and e-businesses are seeking to enhance their customer relationships and increase traffic to their Web sites by extending Web-based content and commerce to mobile devices.

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   Many businesses have invested heavily in their information technology infrastructure. In order to build and operate a system capable of supporting mobile devices, these businesses now face the challenge of integrating their existing systems with the hundreds of thousands of available mobile devices, applications and connections to the Internet:

  . Proliferation of mobile devices. The demand for mobile devices has spawned the growth in the number of available mobile device designs and features. Manufacturers of mobile devices have based their designs on a number of different mobile operating systems, including the Palm operating system, or Palm OS, which is licensed by Palm, Inc., the Windows CE operating system which is licensed by Microsoft Corporation, the EPOC operating system which is licensed by Symbian, Inc., the RIM operating system which is licensed by Research In Motion, Inc., and mobile phone operating systems. These devices differ significantly in their available processing power, memory, screen size and battery life. Typically, product developers must write and maintain separate versions of applications for each device design.

  . Multitude of applications. Companies and individuals access a variety of Web-based and enterprise applications and content. Accessing these applications and content from mobile devices presents complex challenges. For example, these applications, most of which were originally designed for desktop use, must conform to the smaller screen sizes and differing data input capabilities of the mobile devices.

  . Variety of connections to the Internet. Mobile devices can access the Internet and internal data networks through many connectivity alternatives, including wireless and dial-up modems similar to those used with telephones, infrared transmissions, which at close range allow for data transmission, desktop synchronization cradles, or devices that allow for the rapid synchronization of information between personal digital assistants such as the Palm VTM and a desktop computer and shared access terminals, or kiosks that wirelessly transmit data signals to devices within a radius of approximately 15 feet. The many different types of communications networks create additional complex challenges when extending applications and content to mobile devices. These challenges are amplified by incompatible networks across wide geographic regions and inconsistent network service or wireless signals across coverage areas.

   Businesses extending applications to a mobile environment require a mobile solution that supports all of the potential combinations of mobile devices, applications and connectivity options.

The AvantGo Solution

   We provide mobile infrastructure software and services that enable and enhance the use of Internet-based content and corporate applications on handheld devices and Internet-enabled phones. Our AvantGo Enterprise software products are designed to accelerate the exchange of information between companies and their mobile employees, customers, business affiliates and suppliers. Our AvantGo Mobile Internet service is designed to permit content providers and e-businesses to extend their reach to users of wireless devices and Internet-enabled phones, which may foster repeat use by users who now have greater flexibility in accessing content and thereby increase consumer loyalty. Our AvantGo Mobile Internet service allows consumers to access and interact with over 600 sources of Internet-based content and corporate applications optimized for delivery to handheld devices and Internet-enabled phones.

   Our AvantGo Enterprise products and AvantGo Mobile Internet service provide several key common benefits to enterprises, content providers and e-businesses, including the ability to:

  . Deliver sophisticated applications. Our software incorporates advanced configuration, processing, storage and transmission technology designed to overcome mobile device limitations including limited memory and slow processor performance, as well as external limitations, including limited network communications availability. Using our software, mobile devices can store and display complex, table-

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

   formatted content and graphics, collect data using innovative methods such as bar-code scanners built directly into mobile devices and capturing hand-written information, including customer signatures, using touch-sensitive displays.

  . Increase access to information. Our software is designed to keep information up-to-date and readily accessible, even when a network or wireless connection is unavailable. Our software allows users to easily update, add and remove applications and services. Additionally, systems administrators can use our software to allow for the remote delivery of business information to individuals within an enterprise or to the public.

  . Develop and deploy mobile applications that conform to existing technology standards. Our software is designed to enable mobile devices to support applications that rely on existing Internet technology standards, such as hypertext mark-up language, or HTML, extensible mark-up language, or XML, secure sockets layer, or SSL, and JavaScript. As a result, software developers can build and deploy applications on mobile devices using the same development tools and publishing systems that they use for ordinary Web browsers and personal computers.

   Our software and services also deliver distinct benefits to both our AvantGo Enterprise customers that license our software to reach employees, customers, suppliers and business affiliates and to content providers and e-businesses that use our AvantGo Mobile Internet service to reach their customer base.

 Benefits to enterprise customers

  . Increased productivity. Our AvantGo Enterprise software is designed to increase the rate of exchange of information within organizations and among employees, customers, suppliers and business affiliates. Our software and services also streamline business processes such as billing, procurement, inventory control and customer relationship management by replacing traditional paper-based processes with those using mobile devices. For example, by providing delivery personnel with handheld devices running our AvantGo Enterprise software, enterprises can keep tighter control over the invoicing process by enabling drivers to electronically input delivery information such as customer signatures. In addition, managers of manufacturing companies can make faster and more informed decisions when provided with up-to-date operations data accessible at any time using personal digital assistants or Internet-enabled phones. Our software allows access to information from a mobile device in situations where network connections or wireless signals are slow or unavailable.

  . Open platform. Our software and services, which run on operating systems and hardware platforms that are compatible with HTML, XML, SSL and JavaScript, give companies flexibility in selecting from among a wide range of options. Our software and services integrate efficiently with existing systems, which enables our customers to quickly deploy a mobile infrastructure using applications and other technology they already own.

  . Centralized administration. Our enterprise software and services enable businesses to centrally manage their mobile workforces using a Web browser. For example, our software enables businesses to update applications and distribute them from a single location to dispersed mobile devices. Our software also simplifies information management and maintenance by allowing organizations to create user accounts, define user groups and control access.

 Benefits to content providers and e-businesses

  . Potential for cost savings and faster time to market. Instead of devoting significant resources to build a mobile network that may not operate over a variety of connectivity combinations, Internet content providers and e-businesses can use our software and services to quickly deploy a mobile infrastructure. By using our products and services, we believe that content providers and e-businesses can quickly meet the mobile computing needs of their users while remaining focused on their core businesses.

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  . Network effect. We have built a network of over 600 sources of content and applications and through August 31, 2000 have over 650,000 active AvantGo Mobile Internet users. By expanding our user base, we encourage additional content providers and e-businesses to deliver their offerings through our AvantGo Mobile Internet service in order to reach this growing audience. In turn, a wider selection of content providers and e-businesses attract more users to our service. As a result, existing content providers and e-businesses have the opportunity to instantly extend their brand and service offerings to a wide consumer audience.

  . Revenue opportunities. We believe our AvantGo Mobile Internet user base increases the range of potential revenue opportunities for content providers and e-businesses through means such as advertising, subscriptions and product and service sales.

Strategy

   Our objective is to be the leading provider of mobile infrastructure software and services that enable and enhance the use of Internet-based content and corporate applications on handheld devices and Internet-enabled phones. Key elements of our strategy include the following:

   Increase compatibility through the use of open standards. We intend to make it possible for Web-based applications to run on a wide variety of mobile devices, whether wireless or requiring desktop synchronization. We believe that our focus on open standards including HTML, XML, SSL and JavaScript, will encourage application developers to create products and services that rely on our software for a wide range of mobile devices. Additionally, through our open architecture, we seek to attract content providers and e-businesses to deliver personalized information, services and applications to any mobile device.

   Focus on the needs of enterprise customers. We license our enterprise software to businesses in industries that both invest heavily in technology and have large numbers of mobile customers or employees. Drawing on our experience developing enterprise software, we intend to expand our enterprise customer base by supporting additional mobile devices and introducing new applications, content and services to better meet the needs of these companies. We also will continue to invest in our professional services organization to serve enterprise customers with consulting, outsourcing and support needs.

   Expand applications, content and features to increase user base. We intend to expand our user base and enhance our users' experience by continuing to improve the functionality of our enterprise software and services for our enterprise customers and the range of optimized content for our AvantGo Mobile Internet users. Toward this end, we will continue to build relationships with third-party software developers to use our infrastructure to deliver new applications with mobile capabilities. An increase in available applications, content and features will enable us to extend the benefits of our products and services across a greater number of organizations in a wide range of industries, thereby attracting new users and increasing associated revenue opportunities.

   Expand distribution of our products through strategic relationships. We intend to continue to actively pursue additional distribution and bundling agreements with device hardware manufacturers and software developers, mobile device operating system vendors and wireless carriers. We believe that maintaining and developing these relationships will encourage widespread market penetration of our software and increase our brand awareness and user base.

   Establish cooperative relationships to increase revenue opportunities. We seek to create revenue opportunities for content providers and e-businesses through advertising and e-commerce, wireless carriers through increased airtime and hardware and software manufacturers through increased product sales. Through these industry relationships, we seek to increase our user base and the market adoption of our products and services. Additionally, our relationships with content providers and e-businesses have the potential to increase our own revenue opportunities through revenue-sharing arrangements and advertising and placement fees. We

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

intend to continue to work with content providers and e-businesses to increase usage of our AvantGo Mobile Internet service and to promote commerce opportunities.

Products and Services

   Our infrastructure software and services, which are based on common technology, provide the foundation for our AvantGo Enterprise software products and AvantGo Mobile Internet service. We also offer professional services to help customers deploy and maintain our software and services. Revenues from our AvantGo Enterprise products, our professional services and our AvantGo Mobile Internet service accounted for approximately 50%, 40% and 10% of our total revenues for the year ended December 31, 1999, and approximately 55%, 27% and 18% for the six months ended June 30, 2000. We anticipate that in future periods, revenues from our AvantGo Mobile Internet service will account for an increasing percentage of our total revenues, while our professional services will account for a smaller percentage of our total revenues. American Express Travel-Related Services, Ford Motor Company and McKessonHBOC accounted for approximately 0%, 2% and 25% of our total revenues during the year ended December 31, 1999 and approximately 8%, 8% and 37% for the six months ended June 30, 2000. The Liggett Group accounted for approximately 15% of our total revenues during the year ended December 31, 1999.

 AvantGo Enterprise Software Products

   Our AvantGo Enterprise Interactive and AvantGo Enterprise Publisher, each of which our customers install directly within their corporate networks, enable organizations to extend interactive enterprise applications and data to mobile workers, through either a wireless connection or through desktop synchronization. AvantGo Enterprise Interactive allows enterprise customers to facilitate two-way communication on mobile devices, including sales force automation, document publishing and travel, expense management applications, field service maintenance, inventory management and logistics. Our AvantGo Enterprise Publisher, our read-only version of AvantGo Enterprise Interactive, allows enterprise customers to run applications on mobile devices, including data management, document publishing and data reporting.

   Our AvantGo Enterprise Online service, a hosted service that we launched in May 2000, allows organizations to run the same types of applications as our AvantGo Enterprise software without operating our server software on their network. This service, which we price comparably to our AvantGo Enterprise Interactive and AvantGo Enterprise Publisher products, is well-suited to enterprise customers that for timing, technical or cost-driven reasons do not want to install, operate and maintain our AvantGo Enterprise software on their network. Currently our AvantGo Enterprise Online service accounts for less than 10% of our enterprise revenues.

   Our AvantGo Enterprise Interactive and AvantGo Enterprise Publisher products, which we license to our enterprise customers, account for the majority of our enterprise revenues. We also make our AvantGo Enterprise Online service available to enterprises on a subscription basis.

 AvantGo Mobile Internet Service

   Our AvantGo Mobile Internet service allows Internet users with a handheld device or Internet-enabled phone to access Web-based services and content in real-time, using a device with a wireless connection or through synchronization with a desktop computer. Our AvantGo Mobile Internet service allows Internet users to interact with Web-based applications and services and enter information into mobile devices for posting onto the Web. Through our AvantGo Mobile Internet service, we generate placement and advertising revenue and have revenue-sharing arrangements that provide the opportunity for us to earn commissions on e-commerce transactions.

   Companies delivering content and applications through our AvantGo Mobile Internet service have the opportunity to increase their visibility by purchasing AvantGo Mobile Internet advertising and premium placement on our Web site. Additionally, we receive a share of revenue generated by providers of content and services on our AvantGo Mobile Internet service. These agreements, which typically are non-exclusive and have one-year renewable terms, stipulate that the content provider may offer unlimited content on our AvantGo

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Mobile Internet service. Currently over 600 sources of content and applications are optimized for mobile devices and are available through our AvantGo Mobile Internet service. Through August 31, 2000, we had over 1 million registered users and over 650,000 active users of our AvantGo Mobile Internet service. Through a simple point-and-click process, individuals can select from among a wide spectrum of content, which we have grouped into the following categories for the convenience of our end users:

   BUSINESS                   Night Life               General Technology News
   Currency/Exchange Rates    Restaurants              Palm Pilot
   Finance                    Television

                                                       Science
   General Business                                    Windows CE

                              LIFESTYLE
   High Tech Business         Education                SPORTS
   Industry-Specific News     Food                     Baseball
   International Business     Health                   College Sports
   Market and Quotes          Lifestyle                General Sports
   Productivity

                              Productivity             International Sports
   CITY/REGIONAL              Religion                 NBA
   International              Shopping

                                                       NFL
   U.S. Cities

                              NEWS                     NHL--Hockey
                                                       Other Sports

   ENTERTAINMENT              General News
   Entertainment News         Law News                 TRAVEL
   Food and Drink             Politics/Commentary      Destination Information

   Games                      Special Interest

                                                       WEATHER

   Humor                      PORTALS

                                                       WIRELESS
   Literature                 SCIENCE/TECH
   Mature                     Computer Software
   Movies
   Music

 AvantGo Professional Services

   We employ a professional services team that helps our customers to integrate our software into their computer networks and provides consulting services for our enterprise and AvantGo Mobile Internet customers on a fee-for-service basis. AvantGo Professional Services offerings include implementation, consulting, training and technical support, and within each offering, our customers have the opportunity to choose the level of service that best meets their needs. Our service and support professionals may assist customers in every phase and stage of mobile solution development and delivery, including design, implementation and deployment of mobile architectures and applications.

 Application Software

   On May 26, 2000, we completed our acquisition of Globalware. Globalware's Pylon Conduit and Pylon Pro software products enable much of the functionality of Lotus Notes to be used on mobile devices. Globalware's Pylon Server product enables users of handheld devices to synchronize between a personal computer and a centrally configured server. We sell our Pylon Conduit and Pylon Pro pre-packaged software products and license our Pylon Server product. Additionally, we entered into a license agreement in June 2000 with Chapura, Inc. that enables us to provide users of mobile devices with the ability to synchronize their mobile devices with Microsoft Exchange. We believe our acquisition of Globalware and our license agreements with Chapura will enable us to provide valuable applications to our enterprise customers and AvantGo Mobile Internet users.

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Sales and Marketing

   We maintain two marketing organizations: one to address our enterprise business and one to address our AvantGo Mobile Internet service business. Both of these organizations work with our hardware, software and service providers to develop and participate in marketing activities, including seminars, advertising and trade show events. We currently have 83 employees in our sales and marketing organizations.

 Enterprise

   We sell software products, hosted services and professional services to enterprise customers through our direct sales force in North America and third-party resellers. Organized into three geographic areas, our North American direct sales organization consists of field sales representatives, technical sales consultants/engineers and corporate sales representatives. Our European sales and marketing personnel are located in France, Germany, Sweden and the United Kingdom. AvantGo Europe, Ltd., our U.K. subsidiary, focuses on marketing our enterprise products throughout Europe. As of August 31, 2000, we have 11 enterprise sales personnel who are stationed outside of the United States. We do not plan to significantly expand our international operations beyond continuing to increase our enterprise sales efforts. We augment our sales efforts with customer service and ongoing technical support. We also have a business development organization that pursues and establishes distribution and marketing relationships with enterprise software vendors. We intend to increase the number of field sales representatives in North America and Europe. In order to increase indirect distribution channels for our enterprise software, we are also expanding our relationships with companies that sell or bundle our products for enterprise use and that offer additional consulting services to these enterprises.

 AvantGo Mobile Internet

   We have a team of professionals that markets our AvantGo Mobile Internet service on an ongoing basis to branded content providers and e-businesses to encourage them to participate in co-marketing and promotional activities. We have focused our recent marketing efforts on increasing the amount of content and services available through our AvantGo Mobile Internet service by advertising and entering into co-marketing relationships with manufacturers of wireless data communications equipment and wireless carriers. Our professional sales team also pursues distribution relationships with hardware manufacturers and companies operating popular Web site and e-commerce businesses.

Key Relationships

   We have entered into agreements with major hardware and software producers to bundle or integrate our software with their mobile devices and software products. We have also entered into joint software development projects to integrate our software and AvantGo Mobile Internet content and services with the products of software and device vendors. We believe that these relationships are integral to our success because they expose our service offerings to a wide array of users and tie our products into integral elements of the mobile device architecture. In addition, we have entered into various agreements with McKessonHBOC that provide for license revenues to us through McKessonHBOC's use of our enterprise products and for the broad development of health-oriented content to be managed by McKessonHBOC and distributed through our AvantGo Mobile Internet service.

   Microsoft Corporation. Our software is integrated into Microsoft's Pocket Internet Explorer browser that ships on Windows-Powered Pocket PC devices from leading manufacturers, including Hewlett-Packard Company, Compaq Computer Corporation, Casio, Inc. and Symbol Technologies, Inc. Our software is also available on other hardware platforms running the Microsoft Windows CE operating system, including Handheld PCs, the Handheld PC Pro and the Palm-sized PC. We continue to explore co-marketing opportunities with Microsoft designed to more broadly distribute our software to original equipment manufacturers that pre-install Microsoft's products, as well as to increase internal deployment of our software

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

within Microsoft's product lines. Our agreement with Microsoft, which has a two-year renewable term, provides Microsoft with a license to incorporate our software with its Windows CE operating system on a non-exclusive basis. As of August 31, 2000, Microsoft owns approximately 4.55% of our outstanding voting stock.

   Palm, Inc. Palm, Inc. is a provider of handheld computers, including the Palm III(TM), Palm V(TM), Palm VII(TM) series of handheld computers. Our software is compatible with every handheld device that runs on the Palm operating system or Palm OS, and is bundled with most of the Palm, Inc. devices in the Palm III(TM) and Palm V(TM) families. In 1997, we also licensed our Java Development Kit to Palm, Inc., which is now marketed by Palm, Inc. as the Windows Java Conduit Development Kit. Under our agreement with Palm, Inc., Palm, Inc. bundles our software with its Palm(TM) devices on a non-exclusive basis. As of August 31, 2000, 3Com, a majority owner of Palm, Inc., owns approximately 2.27% of our outstanding voting stock.

   McKessonHBOC. McKessonHBOC is a global pharmaceutical supply management and healthcare information technology company. Since October 1998, McKessonHBOC has been using our AvantGo Enterprise software and our professional services to develop and deliver an inventory tracking and management system. In addition to streamlining the product delivery process, McKessonHBOC expects that our AvantGo Enterprise software will help improve its operational efficiency, reduce operating costs and increase customer satisfaction. In addition, McKessonHBOC will manage the content development relationships and licensing and revenue agreements with content providers who deliver healthcare content, services and applications for our AvantGo Mobile Internet service. Our license agreement with McKessonHBOC, which has a three-year term, provides that McKessonHBOC will license our AvantGo Enterprise Server and AvantGo Client software on equipment owned by McKessonHBOC for use by McKessonHBOC employees and contractors. As of August 31, 2000, McKessonHBOC owns approximately 2.14% of our outstanding voting stock.

   Content Providers and E-businesses. We provide the tools necessary for content providers and e-businesses to easily make their content available to users of mobile devices and we optimize this content for delivery to mobile devices. Our AvantGo Mobile Internet service, which has initially offered and still offers content from CNET Networks, Inc., Excite, InfoWorld, Mercury Center, The New York Times and Wired Digital, currently offers the following sources of content and applications that we categorize and optimize for access by our AvantGo Mobile Internet users:

PORTALS                     CNET NEWS.COM               Himoney
Excite                      CNNfn                       Homestead
GO Network MyPage           Company Sleuth              Hoover's IPO Update
Infospace (12 sources)      Economist Mobile Edition    ICONOCAST
MSN Mobile                  eFinancialNews.com          impact
Yahoo!                      EMAZING.com Business        Industry Standard

                            EMFocus                     IndustryWeek
BUSINESS                    EO NEWS                     Intel(R) e-Business
AcciTrade Movil             eVentures.com               Center
Advisory Stock Digest by    Extel Survey of             Internet Wire
INVESTools.com              Investment Analysts         Investhink Mobile
American Express(R)         Feature Story News          latintrade.com
Bankrate                    FedEx                       MercuryCenter
BankruptcyData.Com          Fidelity Weekend            Mobile Invest
Mobile News                 FinanciaLine.com            MoneyZone.com
Bloomberg (2 sources)       Finanstidningen             Motley Fool--News
Business Week Online        Forbes.com                  mySAP.com
Handheld Edition            Fox Market Wire             Privata Affarer
BusinessThinkers Trends     FT.com                      Red Herring
Digest                      GloriaMundi.org             Schlumberger Realtime
Butler Group Daily          HandyTEL.com--Telecom       Smallcapcenter.com
Research Notes              World                       News and Stock Tracker
ChannelSeven.com            hemscott.NET                Stock Smart Stock
                                                        Tracker

StockCharts.com--           Comunia                     iBellevue.com Handheld
Handheld Edition            Contra Costa Movie          Iktisat Direkt
Stockpickz                  Listings                    Industry Standard
TheStreet (2 sources)       Dade County Movie           Australia
Technistock                 Listings                    Ingenioren/net
the451                      Dagbladet Norge             IntelliCom Innovation
Upside Today                Decidir.com                 AB
USi Making Software         Delaware County movie       Internet Standard
Simple                      listings                    wydanie dla Palm
VCAPITAL.com                Der PocketStandard          InYourPalm
Wall Street Journal (2      Detroit--The Pointes        ITN News
sources)                    Movie Listings              Japan Update
Wall Street Transcript      Detroit Down River--        Jazz en France (2
Westergaard.com             Movie Listings              sources)
Wired News                  Detroit Free Press          JobForce Network (3
w-Trade                     Detroit/Dearborn Movie      sources)
                            Listings                    KassKooye

CITY/REGIONAL               Digital Generation          Kendal/S.Miami Movie
4kr                         dn.no                       Listings
Aftenposten Interaktiv      Downtown Philadelphia       Klack--das TV-Magazin
Allocine                    movie listings              im Internet
ANANOVA                     e-licious (2 sources)       La Lettre de
argonauts                   East Metro Movie            l'Internet
ARN, Australian Reseller    Listings                    lastminute.com
News                        Ecademy DailEnews           LatinTrade.com Travel
Asia-Links                  Edicom                      Le Monde interactif (2
Atlantic City Movie         EL DIARIO                   sources)
Listings                    emansearch.com              Le Petit-bouquet
Atmedica                    en.red.ando                 LegManila.com
Barsky Show--Mobile         Erie Times-News             Local Sports.com (3
Edition                     (GoErie.com)                sources)
BBC News                    EurasiaNet.org              Los Tiempos de
Bidlet (28 sources)         Event-o-Rama                Cochabamba-Bolivia
Birmingham--Movie           Fairmount Phila--movie      Main Line Phila--movie
Listings                    listings                    listings
birmingham alive!           Fibbers Group               Manila Bulletin
Bitconomy                   Film Unlimited              Maporama.com on the
Broward County Movie        Financial Times             Road
Listings                    Deutschland                 Martin Butler's Contra
Bucks County movie          finanzaspersonales.com,     Journal
listings                    el poder de transar         Miami Beach Movie
Burlington County Movie     Florida Keys Movie          Listings
listings                    Listings                    Miami Herald
Camden County               Flugfiskesidan PDA          Miami Movie Listings
Canalchat                   Fort Wayne, Indiana--       Michigan Train
Channel NewsAsia            News@Sentinel               Watchers
Charlotte Observer          fredericksburg.com          Minneapolis Movie
Chester County movie        Ft. Lauderdale Movie        Listings
listings                    Listings                    MobileStart
Chinatown Philadelphia--    Gloucester County           Mobilito
movie listings              Grippo Palm                 Monroe County--Movie
Chopstix recipe of the      Grove Gables Movie          Listings
day                         Listings                    Montgomery County
CITY AZ Magazine            Guardian Unlimited          movie listings
CITY NY Magazine            Goteborgs-Posten            Movie Listings--Grove
City of Dinant, Belgium     Ha'aretz Daily (2           Gables
City Snapshots              sources)                    Movie Listings--
CitySearch.com (32          HandHeldCrime               Kendall/Miami
sources)                    HelpInHand (5 sources)      Movie Listings--Miami
Clarin                      Homes.com                   Beach
ClickMovie 2 Go!            Homewize                    Movie Listings--Miami
Computer Press              Homewize Professional       Downtown
ComputerWorld Australia     Hoosier On-Line News        Movie Listings--South
Computerworld wydanie       iacchos, le monde du vin    Broward
dla Palm                                                Movie Listings--South
                                                        Dade
                                                        My startribune.com--
                                                        Minneapolis/St. Paul
                                                        Myrtle Beach Access
                                                        News
                                                        N. Broward Movie
                                                        Listings
                                                        Negocioselectronicos.com
                                                        North Dade Movie
                                                        Listings

North Metro movie           Snapshot (13 sources)       After Dawn
listings                    Snapshot--London            all-Legends.com
North Minn. movie           Snapshot--Toronto           Bbspot
listings                    South Alameda Movie         BLUE BUNNY(R) News
N. Oakland Mich.--Movie     Listings                    ByTravelers.com Travel
Listings                    South Broward Movie         Journals
Northeast Phila--movie      Listings                    ClassicSciFi.com--TV
listings                    South Metro Movie           Today
NY1 News                    Listings                    Cookingindex.com
Oakland, CA Movie           South Minn. Movie           Recipes
Listings                    Listings                    CoolQuiz.com
Onsale.com                  S. Oakland Mich. Movie      Daily Dish
Ozbuy.com                   Listings                    Daily Humor by
Pakistan News Service       South Phila--Movie          InHis.com
Palm Beach Movie            listings                    Dawson's Creek
Listings                    Southeastern Michigan       DrinkBoy
Palm Brasil                 SP!TS PalmTop edition       DVDMON
PALMBOX                     SpainNet.co.uk              Electric Playground
Palmbr Mobile Edition--     Spin.com--Mexico            Elephant Talk
Brazil                      Sports.com                  EMAZING.com
PalmBR.com--PalmTV          St. Paul Movie Listings     Entertainment
PDAfrance                   SwissZone NEWS              Fodors.com
Peninsula, CA Movie         Sydney Morning Herald       Game Rankings
Listings                    Terra Networks Argentina    GIST TV
Philadelphia Movie          The Island Packet           Global Soul
Listings                    Online--Hilton Head         goodauthority
Philadelphia Online         Island, SC                  Hollywood.com
Pioneer Planet              The Wichita Network         IncogID
PLANetizen: Your digital    Theatre.com                 Inside
source for planning         thegallerychannel.com       iTickets.com Christian
PMN Publications            To Be fresh.com             Events
Pocket DC                   TODOCOMUNICACIONES          Jamiroquai News
Pocket-Nachrichten          TRIBnet.com ToGo!           Jason Pettus
PockyGuide.Com--Shanghai    Tu Vecindad                 Jeopardy! 2001
City Guide                  TV4 (4 sources)             Joke A Day (2 sources)
Post4U Arts                 Twin Cities Movie           Juxtaposeur Movie
Post4U Business             Listings                    Review Revue
Post4U IT                   UNCUT--Graz                 Kim Holzer Leeds'--
Post4U Leisure              University City             Life and Stuff
Press-Enterprise--          usj.com.my                  LiveDaily.com
Riverside, CA               Victoire.net                My Music
Prim Online IT news         Wayne Washtenaw--Movie      NY Post.com
Purple Ski Mobile           Listings                    Palm Stories
RDSL                        Weekly Planet               Restaurant Row
Richmond.com                West Central Broward--      Listings
RJPUG Handheld              Movie Listings              Restaurant Row Offline
Sacramento--sacbee.com      West Metro Movie            ROLLINGSTONE.COM
SaintNet                    Listings                    SCI FI Channel
San Francisco Movie         Western Wisconsin           Showbiz Scoop (2
Listings                    Winepros.com                sources)
San Francisco North Bay     WRAL Online                 Soap City
Movie Listings              Xianzai.com: China          SonicNet Music News
San Francisco Tri Valley    Information Now             Sony Pictures Movie
Movie Listings              Yeyeye.com Musica y much    Channel
San Jose/South Bay Movie    mas                         Sony USA
Listings                    yourmovies.com.au           Sproule Handheld
Santa Cruz Movie            zATAz.com mobile            Cartoons
Listings

                                                        SuBBrilliant News
SCMP.com                    ENTERTAINMENT               Suck.com
Seattle P-I Sports          10Best.com                  TeeVee
Schedules                   A Daily Dose of             The Daily Roxette
Seattle Post-               UselessKnowledge.com        The Tuck Shop
Intelligencer
Showidea News
Sky.com

Smell the Coffee

TV Guide Online             UBC Department of           CreativePro
TVEyes.com                  Psychology                  Davenetics
V.I.P Picture Of The Day    VirtualPsych                DominoPower Magazine
Variety.Com                 Women.com                   EMAZING.com Technology
Waiting for Bob             Worldwide Church of God     Globalware Computing

White Trash Cafe                                        Handango
WineToday.com               NEWS                        Linuxplaza.com
                            Abraham 2000 Mobile
                            Edition

                                                        Nashville PUG
LIFESTYLE                                               NYCDAUG
A Hi-Ce Educator            Auto.com                    Palm Infocenter.com
AFP Abstracts from          Call Center News Service    PalmPilotArchives
Handheldmed                 Cato Daily (2 sources)      PalmPower Magazine
air Heart Consumer          CBC News                    PC WORLD.COM
air Heart Guidelines        CNSNews                     PDA Antics
air Heart Professional      ComputerUser.com            PDABuzz.com
Asimba                      Englishtown                 PDAlive.com
AstrologyIS                 ePolitics.org               Pen Computing
AudioWeb                    FedBuzz                     PhilaPUG
Autobytel.com On the        File Flash                  Portablelife.com
Road                        Financial Times Energy      Scripting
Bible Study                 Fox News                    Smaller.com
Daily Almanac               Gallup Poll                 Space.com
Daily Motiv8r(C)            GBSU News                   SpatialNews--Geo
Daily Wisdom To Go          Greenwave Radio             Spatial/GIS Industry
drcooper.palm               Handheld Computing (tm)     News
EMAZING.com Lifestyles      Magazine                    The Netrepreneur's
eMDnetwork (2 sources)      iCurrency.net Exchange      Journal
FitForAll                   Rates                       VisorCentral
Gay Wired                   InformationWeekDaily        VOUG Palm Edition
God's Word                  Mobile Edition              WebExcellence
handheldmed.com             InfoWorld to Go             Windows CE Power
HelpInHand--Helpful         Knoxville News Sentinel     Magazine
Hints for Men               Law News--Palm Law          Wireless Developer
Hint Fashion Magazine       LME Updates by              Network
hwy50zen.com                TigaMetal.com               XML News
Learnlots                   New York Times (5           ZDNet (7 sources)
                            sources)

Love Online--XseeksY.com
Maxim Online                OnPolitics from             SPORTS
Medschool.com               washingtonpost.com          College Basketball
Mobile Gabriel              Pioneer Planet Tech News    College Football
MusicResults.com            Roundup                     EMAZING.com Sports
My Docs Online!             Salon                       FinalFour.net
mySimon To Go               Slate                       Fox Sports
NetDocuments                Smallbiztechnology.com      GALE FORCE F1
Palm Horoscopes             State Bar of Michigan e-    GOVikings
PhotoPoint (2 sources)      Journal On the Go           GoVols.com
PickupTruck.com             Stock Smart Currencies      InternetSoccer.com
SyncIT.com                  The HR Professional's       InTheCrease.com Palm
The Banner, a Pinecrest     Gateway to the Internet     Edition
Publication                 The Idler, A Web            Maxbaseball.com &
The Bible Minute            Periodical                  Larry Dierker
The Mark David              The LawMarketing Portal     MichiganSports.com
Corporation                 USATODAY.com                MONTIGNY BASEBALL--
                                                        France

The Mormon Channel
TotalDeals Mobile           SCIENCE-TECHNOLOGY          OzLeague.com
Edition                     Beyond2000.com              OzRules.com
                            big g media                 planet capoeira
                            CEArchives.com

Sportcut.com                MapQuest--directions        WIRELESS
Sporting News (5            NIAGARA FALLS, SHERATON     CompleteCar.com
sources)                    FALLSVIEW HOTEL /           Frommers City Info
SportsYa!                   FALLSCAM                    MapBlast! Wireless
STATSwizard.com             Online Vacation Mall        NextBus Transit
ThatsRacin.com              TRIP.com                    Information--Wireless
TheRaceNet.com

                                                        Stock Quote--Stock
                                                        Smart

                            WEATHER
TRAVEL                      Dr. Knight's Ski Report     The Weather Channel--
BnBFinder.com               The Weather Channel         wireless
EMAZING.com Travel          The Weather Guys
Expedia To Go
MapBlast!

Technology

   Our technology builds upon open standards to deliver Internet-based content and applications to handheld devices and Internet-enabled phones. The software and services built using our technology take into account the specific limitations and capabilities of mobile devices, wireless data networks and Internet-based applications. Our software products allow mobile devices with limited memory, low processing power and unreliable or limited network access to effectively interact with systems and applications designed to serve personal computers with high-speed, reliable Internet access.

[GRAPHIC APPEARS HERE]

 Components of AvantGo Server

   Our AvantGo Server is designed to allow our customers to use AvantGo software in their own computing environment. Our AvantGo Server technology is designed to enable customers to add more systems and support as they add users without increasing the risk of system failure. Our architecture allows our AvantGo Server to be deployed in configurations ranging from simple single-server configurations to large-scale configurations involving multiple servers aligned in clusters. Our AvantGo Server runs on Microsoft's Windows NT and Windows 2000, Sun Microsystems' Solaris operating system, Linux, and FreeBSD and is designed to meet the reliability and performance requirements of large enterprises as well as our AvantGo Mobile Internet service.

   Server Core. Our AvantGo Server core provides an expandable framework that performs many functions on behalf of mobile devices. Because wireless networks have limited capacity, processing power and memory, our technology shifts the processing load from mobile devices to the server. Our architecture is designed to make the most efficient use of slow, expensive wireless networks by relying on servers to compress data before transmitting it to the mobile device. Our AvantGo Server provides reliable and secure communications so that software that resides on the mobile device is not encumbered with the many device-specific communications issues. Our AvantGo Server can integrate with existing directory services, such as Lightweight Directory Access Protocol and Windows NT Domain Services for identifying and administering information to users and groups of users.

   Server-side Web Module. Our AvantGo server-side Web module extends our server core to provide real-time wireless access to the Internet, and allows mobile devices without wireless capabilities to synchronize with Internet-based applications and services. By shifting the processing of information and secure sockets layer from the mobile device to a server, our server-side Web module allows mobile devices to access all existing Internet-based applications, content and services. Depending upon the capabilities of the mobile device and on user preferences, our server-side Internet module can simultaneously send large quantities of information and data, search the Internet in real-time and compress data and files.

   Server-side Administration Module. Administrators can use the server-side administration module to assign and deliver applications, content or services to particular users or groups of users, as well as control user preferences and settings. Our server-side administration module enables installation and upgrading of software on mobile devices in addition to reporting on user activity. At the discretion of the server administrator, our end users can also self-administer their settings and preferences with the server-side administration module. Both server administrators and end users can access our server-side administration module with any Web browser.

 Components of AvantGo Client

   Client Core. Our AvantGo Client software allows the user to interact with various applications, content and services on the mobile device. Our AvantGo Client core software is not required to interact with our AvantGo Server. Devices such as Internet-enabled phones can access some portions of our AvantGo Server even though they lack our AvantGo Client software. As part of providing a framework for client-side modules, our AvantGo Client core transforms directives from our AvantGo Server into the appropriate commands recognizable by the specific device.

   Client-side Web Module. We provide a client-side Web module to display and navigate Web content including text, graphics and hyper-text links. Our client-side Web module also supports the execution of standard JavaScript along with code that is specific to the particular operating system or hardware device to provide our users with an interactive experience even if a device lacks real-time capabilities. Additionally, HTML forms can be automatically organized by our client-side Web module for later transmission from mobile devices with or without wireless connectivity.

Competition

   The market for our products and services is becoming increasingly competitive, and the wireless market has attracted many start-ups, as well as established companies that want to extend the capabilities of their products and services to support handheld devices and Internet-enabled phones. We expect that we will compete primarily on the basis of functionality, breadth of software and service offerings, quality, reliability, and performance of our offerings, time-to-market advantages and price. As the market matures, we will continue to both cooperate and compete with emerging companies and established companies entering the wireless market.

   Our enterprise software and services compete primarily with offerings from the following types of companies:

  . server synchronization software providers, including Palm, Inc., PUMATECH, Inc. and Oracle Corporation;

  . handheld application development environment providers, including
    PUMATECH, Inc., Aether Systems Inc. and Microsoft Corporation; and

  . application service providers, such as Aether Systems, Inc.

   Our AvantGo Mobile Internet service competes primarily with the service offerings from the following types of companies:

  . value-added wireless service providers, such as Palm, Inc.'s Palm.Net and OmniSky Corporation; and

  . wireless Internet portals, such as InfoSpace, Inc. and Oracle
    Corporation's Portal to Go.

   In addition, companies with whom we currently have relationships may terminate their relationship with us and compete with us. Also, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to compete more effectively. Finally, existing and potential competitors may develop enhancements to or future generations of competitive products with better performance features than our products.

   Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources then we do. Additionally many of these companies have greater name recognition and more established relationships with our target enterprise customers. Furthermore, these companies may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

Intellectual Property Rights

   We regard our intellectual property protection for our proprietary technology, products and services as critical to our success. To protect our proprietary technology, products and services, we rely on a combination of patent, trademark, copyright and trade secret protection and confidentiality and license agreements with our employees, customers, business affiliates and others. Despite these precautions, others may be able to gain access to and use our trade secrets without our authorization, may infringe our intellectual property rights or may violate contractual provisions protecting our intellectual property. If we are unable to adequately protect our intellectual property, it could materially affect our financial performance. In addition, potential competitors may be able to develop non-infringing technologies or services similar or superior to ours.

   We have filed six non-provisional patent applications and three provisional patent applications in the United States, and one Patent Cooperative Treaty (International) application, directed to aspects of our core technologies. A non-provisional application is an application to be examined by the U.S. Patent and Trademark Office for the issuance of a patent. A provisional application is an application that is not to be examined by the U.S. Patent and Trademark Office for the issuance of a patent, but rather is submitted to the U.S. Patent and Trademark Office as a notice and to show intent to file a non-provisional patent on the same subject matter. We do not know if these or other applications will ever be issued or, if issued, whether they will contain claims with the scope that we seek, or whether they will survive legal challenges that may be brought. Any such legal challenges, whether or not successful, may be expensive to defend.

   We have applied for registration in the United States and internationally of several of our trademarks and service marks including the AvantGo circle logo and the name "AvantGo." We have notified two companies that they have conducted business using trademarks that we consider to be deceptively similar to our trademarks and service marks.

   We have applied for and obtained copyright registration in the United States for our AvantGo Enterprise software products.

   We also license some of our intellectual property to others, including our AvantGo Client technology and various trademarks and copyrighted material. While we attempt to ensure that the quality of our brand is maintained, others might take actions that materially harm the value of either these proprietary rights or our reputation.

   We license technology from others, including some portions of our compression-decompression technology, security and encryption technology and personal information management technology. If these technologies become unavailable to us, we would need to license other technology and redesign or redevelop portions of our system. Although we are generally indemnified against claims that technology licensed to us infringes the intellectual property rights of others, such indemnification is not always available for all types of intellectual property and in some cases the scope of such indemnification is limited.

   Even if we receive broad indemnification, third party indemnitors may not have the financial resources to fully indemnify us in the event of infringement, resulting in substantial exposure to us. We cannot be assured that infringement claims arising from the incorporation of this technology will not be asserted or prosecuted against us. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential redevelopment costs and delays, all of which could materially adversely affect our business, operating results and financial condition.

   We attempt to avoid infringing the proprietary rights of others, although we have not done an exhaustive patent search. Our competitors may claim that we are infringing their intellectual property and, if they are successful, we may be unable to obtain a license or similar agreement to use the technology we need to conduct our business.

Employees

   As of August 31, 2000, we had 250 full-time employees, 76 in research and development, 83 in sales and marketing, 59 in professional services and 32 in general and administrative. None of our employees is subject to a collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Facilities

   Our principal headquarters are in San Mateo, California, where we lease approximately 25,000 square feet. We also lease a facility in Hayward, California of approximately 83,000 square feet.

Legal Proceedings

   We are not a party to any pending material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth the name, age and position of each of our executive officers and directors as of August 31, 2000:

Name                     Age Position
----                     --- --------
Felix Lin...............  36 Co-Founder and Chairman of the Board of Directors
Richard Owen............  35 Chief Executive Officer and Director
Linus Upson.............  29 Co-Founder, President, Chief Technology Officer and Director
David B. Cooper, Jr. ...  44 Chief Financial Officer
Thomas F. Hunter........  54 Vice President, Finance
Christopher B.
 Hollenbeck(1)..........  32 Director
Dennis Jones(2).........  48 Director
Robert J. Lesko(1)(2)...  57 Director
Gregory L. Waldorf(2)...  32 Director
Jeffrey T. Webber.......  47 Director
Peter H. Ziebelman......  44 Director

---------------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

   Felix Lin is one of our co-founders and has served as one of our executive officers and directors since July 1997. Mr. Lin has served as our chairman of the board since February 2000. From July 1997 to February 2000, Mr. Lin was our chief executive officer. Mr. Lin has also served as chairman of the board, president and chief executive officer, and as the sole director of our Globalware subsidiary since May 26, 2000. Prior to founding AvantGo, from October 1994 to June 1997, Mr. Lin was the director of internet strategy for Versant Object Technology. Mr. Lin served as database product marketing manager at NeXT Computer, Inc. from February 1992 until October 1994. From October 1990 to January 1992, Mr. Lin was product manager at Cadre Technology (now Sterling Software). From June 1988 to June 1990, Mr. Lin was a principal consultant and consulting manager for Oracle Consulting Group at Oracle Corporation. Mr. Lin holds a B.S. degree in Electrical Engineering, and a Master of Science in Computer Science from the Massachusetts Institute of Technology, and a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management.

   Richard Owen has served as our chief executive officer and as one of our directors since February 2000 and has been employed by us since January 2000. From September 1998 to December 1999, Mr. Owen served as vice president of Dell Online Worldwide for Dell Computer Corporation. From July 1992 to September 1998, Mr. Owen served in a variety of roles, including international business development, director of supply chain integration and general manager of Japan Home and Small Office Sales at Dell Computer Corporation. From 1987 to 1990, Mr. Owen was an information technology consultant with KPMG Management Consultants in London, England. Mr. Owen is also a director of FTD.com, Inc. Mr. Owen holds a Bachelors Degree in Mathematics and Economics from Nottingham University in England and a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management.

   Linus Upson is one of our co-founders and has served as our president and as one of our directors since July 1997. Mr. Upson has also served as our chief technology officer since February 1998. From March 1997 to July 1997, Mr. Upson was not employed. From May 1996 to March 1997, Mr. Upson was a software engineer at Netscape Communications. From January 1996 to April 1996, Mr. Upson was a software engineer at Netcode Corporation. From January 1995 to January 1996, Mr. Upson was a consultant for his own company, Virtual Pages, Inc. From April 1993 to January 1995, Mr. Upson was a software engineer at NeXT
Computer, Inc.

   David B. Cooper, Jr. has served as our chief financial officer since August 2000. From August 1998 to May 2000, Mr. Cooper served as vice president and chief financial officer of Powerbar Inc. From October 1994 to January 1998, Mr. Cooper served as executive vice president and chief financial officer of Edison Brothers Stores, Inc., where he also served on the board of directors. From November 1993 to April 1994, Mr. Cooper served as executive vice president and chief financial officer of Del Monte Fresh Produce Company. From April 1986 to October 1993, Mr. Cooper served as the treasurer and as vice president at Dole Food Company. Mr. Cooper also served as senior vice president of Castle & Cook Holmes, an affiliate of Dole Food Company from January 1993 to October 1993, and as director of finance and as treasurer of Flexi-Van, Inc., an affiliate of Dole Food Company from October 1984 through October 1993. From February 1982 to September 1984, Mr. Cooper was an assistant manager at Chemical Bank. From 1978 to 1981, Mr. Cooper was a financial analyst at Continental Grain Company, a diversified agribusiness and commodities firm. Mr. Cooper holds a B.A. degree in Economics from Yale University and an M.B.A. degree from New York University.

   Thomas F. Hunter served as our chief financial officer from August 1999 to August 2000 and as our Vice President, Finance, since August 2000. From June 1991 to August 1999, Mr. Hunter operated his own company, Images of Nature Galleries in Palo Alto, California and Los Gatos, California. From April 1986 to June 1991, Mr. Hunter was self-employed as a management consultant. From April 1985 until March 1986, Mr. Hunter served as President of American Supercomputers, Inc. From April 1977 to April 1985, Mr. Hunter was employed by First Data Resources, most recently as executive vice president and chief financial officer. From April 1969 through April 1977, Mr. Hunter held various positions with International Business Machines Corporation, including sales manager, staff instructor and sales representative. Mr. Hunter holds both a Bachelor of Science in Commerce and an M.B.A. from Santa Clara University.

   Christopher B. Hollenbeck has been one of our directors since May 1998. Since July 1998, Mr. Hollenbeck has been a principal of Granite Ventures, LLC, formerly H&Q Venture Associates, LLC, a venture capital firm, and has been one of two investment managers for Adobe Ventures. From June 1996 to June 1998, Mr. Hollenbeck served as a vice president in Hambrecht & Quist's Venture Capital department. Prior to joining Hambrecht & Quist's Venture Capital department, from 1990 to 1996, Mr. Hollenbeck worked in Hambrecht & Quist's Mergers & Acquisitions department and Corporate Finance department. Mr. Hollenbeck also serves as a director of ESPS, Inc. and several private companies. Mr. Hollenbeck holds a B.A. degree in American Studies from Stanford University.

   Dennis Jones has been one of our directors since April 2000. Since January 1998, Mr. Jones has been the executive vice president of information technology, and chief information officer of FedEx Corporation, a global transportation company and the corporate parent of the Federal Express Corporation. From December 1991 to January 1998, Mr. Jones served as the senior vice president of information and telecommunications and as the chief information officer for the Federal Express Corporation. Mr. Jones currently serves as a director of webMethods, Inc. and one private company. Mr. Jones received a B.B.A. degree and a Master of Science in Accounting and Finance from the University of Memphis.

   Robert J. Lesko has been one of our directors since July 1998. Since January 1999, Mr. Lesko has been the chief executive officer of Lesko Associates, Inc., a private investment and consulting firm. From September 1997 to December 1998, Mr. Lesko was a corporate officer of AT&T and led the global consulting and integration business within AT&T Solutions, a wholly owned subsidiary of AT&T, where he also served on the board of directors. From March 1996 to August 1997, Mr. Lesko led the financial services industry global consulting practice at AT&T Solutions. From September 1984 to March 1996, Mr. Lesko was a management consulting partner at Deloitte and Touche, where he led the U.S. Banking Practice. From 1974 to 1983, Mr. Lesko was the founder and chief executive officer of Software Architecture & Engineering, Inc. Mr. Lesko received his B.S. degree in Mechanical Engineering from the University of Notre Dame and an M.B.A. degree from the Wharton School at the University of Pennsylvania.

   Gregory L. Waldorf has been one of our directors since June 1999. Since March 2000, Mr. Waldorf has been a general partner at Charles River Ventures, a venture capital firm. From January 1998 to February 2000, Mr. Waldorf was a research analyst at Pacific Edge Investment Management, Inc. From September 1997 to

December 1997, Mr. Waldorf was a consultant for Pacific Edge Investment Management, Inc. From October 1996 to September 1997, Mr. Waldorf served as vice president of business development at PowerAgent, Inc. From June 1995 to September 1996, Mr. Waldorf was a principal of Arctic Orchard, LLC. From 1983 to 1990, Mr. Waldorf co-founded and held various positions, most recently as president, at 32 Bit Solutions, Inc. and its predecessor entities. Mr. Waldorf serves as a director of several private companies. Mr. Waldorf holds a B.A. degree in Political Science from the University of California, Los Angeles and an M.B.A. degree from Stanford University.

   Jeffrey T. Webber has served on our board of directors since October 1999. Since October 1999, Mr. Webber has served as a managing director of the general partner of The Entrepreneurs' Growth Fund, L.P. Since September 1999, Mr. Webber has served as a managing director of the general partner of The Entrepreneurs' Fund II, L.P. Since February 1997, Mr. Webber has served as a managing director of The Entrepreneurs' Fund, L.P. The Entrepreneurs' Funds are early stage venture capital funds. Mr. Webber founded, and since January 1991 has served as president of, R. B. Webber & Company, which provides strategic planning consulting services to high technology companies. Mr. Webber also serves on the board of directors of Commerce One, Inc., Persistence Software, Inc., Sagent Technology, Inc., and several private companies. Mr. Webber holds a B.A. degree in American Studies from Yale University.

   Peter Ziebelman has been one of our directors since October 1997. Mr. Ziebelman is a co-founder of 21st Century Internet Venture Partners, a venture capital firm and since November 1996 has been one of its general partners. From 1988 to October 1996, Mr. Ziebelman was a partner of Thompson Clive Venture Capital, an international venture capital firm. Mr. Ziebelman serves on the board of directors of Vicinity Corporation and several private companies. Mr. Ziebelman holds a B.S. in Computer Science and Psychology from Yale University, and a Master of Science in Management from Stanford Graduate School of Business.

Board Composition

   Our seventh amended and restated certificate of incorporation and our bylaws, both to be effective upon the closing of this offering, provide that our board of directors will be divided into three classes of directors, each with differing terms of office. Following the completion of this offering, our board of directors will assign each member of our board of directors to one of the three classes. Class I members' terms will expire at the first annual meeting of our stockholders held after this initial classification. Class II members' terms will expire at the next annual meeting of our stockholders thereafter. Class III members' terms will expire at the next subsequent meeting of our stockholders thereafter. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors or by the vote of a majority of the stockholders at the stockholders' annual meeting. The classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

   Holders of 100% of our preferred stock and holders of approximately 53.95% of our common stock have agreed to vote their shares pursuant to the terms of an amended and restated voting agreement dated as of March 8, 2000. Pursuant to such agreement, such holders have agreed to vote their shares to maintain the authorized number of directors at nine and to elect the following designees to our board of directors:

  . two members designated by Messrs. Lin and Upson and Rafael Weinstein
    (currently Messrs. Lin and Upson);

  . our chief executive officer (currently Mr. Owen);

  . one 21st Century Internet Fund, L.P. designee (currently Mr. Ziebelman);

  . one Adobe Ventures II, L.P. designee (currently Mr. Hollenbeck);

  . one Sleepy Hollow Investment Partnership, L.P. designee (or, if Sleepy
    Hollow's ownership falls below 200,000 shares of our stock, a designee of the holders of a majority of our series C preferred stock then outstanding) (currently Mr. Waldorf); and

  . three independent directors designated by a majority of the directors
    (currently Messrs. Jones, Lesko and Webber).

   The voting agreement will terminate upon consummation of this offering.

   Our executive officers are chosen by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors and executive officers.

Board Committees

   Our board of directors has an audit committee and a compensation committee.

   Audit Committee. The audit committee members are currently Dennis Jones, Robert J. Lesko and Gregory L. Waldorf. The audit committee has the authority and responsibility to:

  . recommend which firm to engage as an external auditor and whether to terminate that relationship;

  . review the external auditor's compensation, proposed terms of engagement and independence;

  . review the appointment and replacement of the senior internal auditing executive, if any;

  . serve as a liaison between the external auditor and our board of directors and between the senior internal auditing executive, if any, and our board of directors;

  . review the results of each external audit, management's responses to the external auditor's recommendations relating to each audit, the internal auditing department's reports that are material to us as a whole, and our management's responses to those reports;

  . review our annual financial statements and any significant disputes between our management and the external auditor arising from the preparation of such financial statements;

  . consider, in consultation with the external auditor and the senior internal auditing executive, if any, the adequacy of our internal financial controls;

  . consider major changes and important questions regarding which auditing and accounting principles and practices we should follow when preparing our financial statements;

  . review our procedures for preparing published financial statements and related management commentaries; and

  . meet periodically with our management to review our major financial risk exposures.

   Compensation Committee. The Compensation Committee members are Christopher
B. Hollenbeck and Robert J. Lesko. The Compensation Committee has the authority and responsibility to:

  . review and recommend to our board of directors, or determine, our senior management's annual salaries, bonuses, stock options and other direct and indirect benefits;

  . review new executive compensation programs;

  . periodically review the operation of executive compensation programs to determine whether they are properly coordinated;

  . establish and periodically review policies for the administration of executive compensation programs;

  . modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; and

  . establish and periodically review policies related to management perquisites.

Compensation Committee Interlocks and Insider Participation

   The current members of the compensation committee of our board of directors are Christopher B. Hollenbeck and Robert J. Lesko. Mr. Hollenbeck was appointed to the compensation committee in July 1998. Mr. Lesko was appointed to the compensation committee in May 2000. From July 1998 to May 2000, Felix Lin and Peter Ziebelman also served on our compensation committee.

   Mr. Lin has been one of our executive officers since July 1997. Mr. Lin has also been an executive officer of Globalware, one of our subsidiaries, since May 2000. None of the other individuals that has served on our compensation committee has at any time been an officer or employee of us or any of our subsidiaries.

   Mr. Hollenbeck is a principal of Granite Ventures, LLC, formerly H&Q Venture Associates, LLC. We have issued and sold 258,588 shares of our series C preferred stock and 172,244 shares of our series D preferred stock to Adobe Ventures II, L.P. Granite Ventures, LLC is the general partner of Adobe Ventures II, L.P. In addition, we have issued and sold 61,414 shares of our series C preferred stock and 40,909 shares of our series D preferred stock to H&Q AvantGo Investors, L.P., of which Granite Ventures, LLC is also the general partner.

   Mr. Ziebelman is a founding partner at 21st Century Internet Fund, L.P. We have issued and sold 4,105,750 shares of our series A preferred stock, 943,396 shares of our series B preferred stock, 691,994 shares of our series C preferred stock and 322,966 shares of our series D preferred stock to 21st Century Internet Fund, L.P.

   No other interlocking relationships or inside participation exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation

   We do not currently compensate our directors for their service as members of our board of directors. However, we reimburse non-employee directors for certain expenses in connection with attendance at board and committee meetings. We do not provide additional compensation for committee participation or special assignments of the board of directors. In the past, we have granted options to purchase shares of our common stock pursuant to our 1997 stock option plan to the following non-employee directors: Dennis Jones, Robert Lesko, Gregory Waldorf and Jeffrey Webber.

   In May 2000, our board of directors adopted our stock option grant program for non-employee directors. The program will be administered under our 2000 stock incentive plan. Under this program, each non-employee director will receive a nonqualified stock option to purchase 50,000 shares of our common stock upon initial election or appointment to the board of directors after this offering. The options will vest and become exercisable in 48 equal monthly installments beginning one month after the grant date. Thereafter, beginning with the next annual meeting of our stockholders, each non-employee director will automatically receive an additional option to purchase 7,500 shares of our common stock immediately following each year's annual meeting of stockholders. These latter option grants will be immediately vested and exercisable. The exercise price for all options granted under the program will be the fair market value of the common stock on the date of grant. If we sell all or substantially all of our assets or we merge or consolidate with or into another corporation, all options granted under this program will automatically accelerate and become 100% vested and exercisable. Options will have a ten-year term, except that options will expire three months after a non-employee director ceases services as a director, or in the case of such director's disability, retirement or death, one year after the date of such director's disability, retirement or death.

Executive Compensation

   The following table sets forth the total compensation received for services rendered to us during the fiscal years ended December 31, 1999, 1998 and 1997 by our chief executive officer and our other executive officers who received salary and bonus for such fiscal year in excess of $100,000 on an annualized basis. The executive officers listed in the table below are referred to as the "Named Executive Officers."

                           Summary Compensation Table

                                                          Long-Term
                             Annual Compensation     Compensation Awards
                          ------------------------- ---------------------
Name and Principal                                  Securities Underlying    All Other
Position                  Year Salary ($) Bonus ($)      Options (#)      Compensation ($)
------------------        ---- ---------- --------- --------------------- ----------------
Felix Lin(1)............  1999  112,500    15,000              --               --
 Chairman of the Board


Richard Owen(2).........  1999      --        --               --               --
 Chief Executive Officer


Linus Upson(3)..........  1999  102,750    10,000              --               --
 President


David B. Cooper,          1999      --        --               --               --
 Jr.(4).................
 Chief Financial Officer


Thomas Hunter(5)........  1999   47,250       --           293,500              --
 Vice President--Finance

---------------------
(1) Mr. Lin served as our chief executive officer from our inception through February 2000. Effective as of April 1, 2000, (a) we increased Mr. Lin's salary to $175,000 on an annualized basis; and (b) Mr. Lin is eligible to receive an annual bonus of $50,000.
(2) Mr. Owen was appointed as our chief executive officer in February 2000. On an annualized basis, Mr. Owen's salary is $250,000. Pursuant to an offer letter signed by us, Mr. Owen is eligible to receive an annual bonus of up to $100,000. Mr. Owen was also reimbursed for relocation expenses in the amount of approximately $90,000.
(3) Effective as of April 1, 2000, we increased Mr. Upson's salary to $150,000 on an annualized basis.
(4) Mr. Cooper was appointed as our chief financial officer in August 2000. On an annualized basis, Mr. Cooper's salary is $200,000. Pursuant to an offer letter signed by us, Mr. Cooper is eligible to receive an annual bonus of up to $50,000.
(5) Mr. Hunter was hired as our Chief Financial Officer in August 1999 and currently serves as our Vice President, Finance. On an annualized basis, Mr. Hunter's salary for our fiscal year ended December 31, 1999 would have been $140,000.

Option Grants in Last Fiscal Year

   The following table sets forth certain summary information concerning grants of stock options to each of the Named Executive Officers for our fiscal year ended December 31, 1999. We have never granted any stock appreciation rights.

                                            Individual Grant
                                    ---------------------------------
                                                                           Potential
                                                                      Realizable Value at
                                                                        Assumed Annual
                         Number of   % of Total                         Rates of Stock
                         Securities    Options    Exercise            Price Appreciation
                         Underlying  Granted  to  or Base             for Option Term(2)
                          Options    Employees in  Price   Expiration -------------------
Name                     Granted(#)    1999(1)     ($/Sh)     Date      5%($)    10%($)
----                     ---------- ------------- -------- ---------- --------- ---------
Felix Lin...............      --         --          --         --          --        --
Richard Owen(3).........      --         --          --         --          --        --
Linus Upson.............      --         --          --         --          --        --
David B. Cooper,
 Jr.(4).................      --         --          --         --          --        --
Thomas Hunter(5)........  293,500       7.54%      $1.75    9/21/09   2,214,950 5,613,153

---------------------
(1) Based on an aggregate of 3,891,000 shares underlying options granted by us during our fiscal year ended December 31, 1999. Of the options granted, 3,556,000 were granted to employees, 80,000 were granted to members of our board of directors and 255,000 were granted to our consultants.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. The 5% and 10% potential realizable values are based on the price of our common stock in this offering, or $12.00, minus the per share exercise price of the options multiplied by the number of shares issuable upon exercise of the option. Actual gains, if any, on stock option exercises depend on our future performance, overall market conditions and the option holder's continued employment through the vesting period.
(3) On January 25, 2000, we granted Mr. Owen an option to purchase 1,800,000 shares of common stock at an exercise price of $2.25 per share. See "-- Employment Contracts, Termination of Employment and Change-In-Control Arrangements."
(4) On August 30, 2000, we granted Mr. Cooper an option to purchase 450,000 shares of common stock at an exercise price of $8.90 per share. See "-- Employment Contracts, Termination of Employment and Change-in-Control Arrangements." See also "Certain Relationships and Related Transactions-- Loans to Executive Officers."
(5) See "--Employment Contracts, Termination of Employment and Change-In Control Agreements." See also "Certain Relationships and Related Transactions--Loans to Executive Officers."

Fiscal Year-End Option Values

   The following table provides certain summary information concerning stock options held as of December 31, 1999 by each of the Named Executive Officers.

                                                                                          Value of
                                                              Number of                  Unexercised
                                                        Securities Underlying           in-the-Money
                           Shares                        Unexercised Options               Options
                         Acquired on                    at Fiscal Year-End(#)     At Fiscal Year-End ($)(3)
                          Exercise        Value      ---------------------------- -------------------------
Name                         (#)     Realized ($)(1) Exercisable(2) Unexercisable Exercisable Unexercisable
----                     ----------- --------------- -------------- ------------- ----------- -------------
Felix Lin...............      --             --             --           --              --        --
Richard Owen (4)........      --             --             --           --              --        --
Linus Upson.............      --             --             --           --              --        --
David B. Cooper,
 Jr.(5).................      --             --             --           --              --        --
Thomas Hunter...........   57,142        $28,571        236,358          --       $2,422,670       --

---------------------
(1) Based on $2.25 per share, the fair market value of our common stock as of the date of exercise as determined by our board of directors, minus $1.75 per share, the per share exercise price of the options multiplied by the number of shares issuable upon exercise of the option.
(2) The options are immediately exercisable for all of the option shares, but any unvested shares purchased under those options are subject to repurchase by us at the original exercise price paid per share if the employee ceases service with us prior to vesting in the shares.
(3) Based on the price of our common stock applicable in this offering ($12.00) minus the per share exercise price of the options multiplied by the number of shares issuable upon exercise of the option.
(4) On January 25, 2000, we granted Mr. Owen an option to purchase 1,800,000 shares of our common stock at an exercise price of $2.25 per share. This option is exercisable at any time, but vests with respect to 25% of the shares on the one-year anniversary of the date of grant and 2.0833% of the shares monthly thereafter. Vesting will accelerate under some circumstances pursuant to a change of control agreement between Mr. Owen and us. See "-- Employment Contracts, Termination of Employment and Change-In-Control Arrangements." Mr. Owen exercised 444,444 of his option shares on January 25, 2000.
(5) On August 30, 2000, we granted Mr. Cooper an option to purchase 450,000 shares of common stock at an exercise price of $8.90 per share. This option is exercisable at any time, but vests with respect to 25% of the shares on the one-year anniversary of the date of grant and 2.0833% of the shares monthly thereafter. Vesting will accelerate under some circumstances pursuant to a change of control agreement between Mr. Cooper and us. See "--Employment Contracts, Termination of Employment and Change-in-Control Arrangements." Mr. Cooper exercised 28,000 of his option shares on August 30, 2000.

Stock Plans

   1997 Stock Option Plan. Our 1997 stock option plan was adopted by the board of directors and approved by our stockholders in October 1997. As amended in July 2000, our 1997 stock option plan authorizes the issuance of up to a total of 13,213,600 shares of common stock. As of August 31, 2000, options to purchase 6,146,666 shares of common stock at a weighted average exercise price of $4.36 per share were outstanding, 4,136,829 shares had been exercised and were outstanding, 1,998,855 shares remained available for future option grants and we exercised our repurchase right on 931,250 shares of common stock purchased pursuant to options issued under our 1997 stock option plan. Repurchased shares are no longer available for issuance under our 1997 stock option plan.

   The purpose of our 1997 stock option plan is to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. Our 1997 stock option plan allows the plan administrator to grant incentive and non-qualified stock options. Unless terminated earlier, our 1997 stock option plan will terminate in October 2007.

   Our 1997 stock option plan may be administered by our board of directors or a committee of our board of directors, and is currently administered by our board of directors. As the plan administrator, our board of directors has exclusive authority to determine the terms of the options granted under our 1997 stock option plan, including the number of shares subject to an option, as well as the exercise price per share, term, exercisability and vesting of the option.

   The exercise price of all incentive stock options granted under our 1997 stock option plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock or any of our parent or subsidiary corporations must equal at least 110% of the fair market value of the common stock on the date of grant. In addition, non-statutory stock options granted under our 1997 stock option plan must be granted with an exercise price equal to at least 85% of the fair market value of our common stock on the date of grant, unless granted to a 10% stockholder, in which case the exercise price must be at least 110% of the fair market value of our common stock on the date of grant. Payment of the option exercise price may be made in cash or such other consideration as determined by the administrator. Each of the options granted under our 1997 stock option plan is nontransferable.

   Options granted under our 1997 stock option plan generally may be exercised immediately after the grant date, but we retain a right to repurchase any shares that remain unvested at the time of the optionee's termination of employment by paying an amount equal to the exercise price times the number of unvested shares. Options granted under our 1997 stock option plan generally vest at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

   If we sell all or substantially all of our assets, or we merge or consolidate with or into another corporation, all options outstanding under our 1997 stock option plan will be assumed or equivalent options substituted by the successor corporation, unless the successor corporation does not agree to this assumption or substitution, in which case the options terminate upon consummation of the transaction.

   Simultaneous with the effectiveness of this offering, our board of directors will suspend our 1997 stock option plan and will not make further grants under that plan. After the effectiveness of this offering, any shares reserved but not granted under our 1997 stock option plan or returned to our 1997 stock option plan upon termination of options, up to a maximum of 1,500,000 shares, will become available for future grant under our 2000 stock incentive plan.

   Globalware Computing, Inc. Stock Option Plan. On May 26, 2000, we acquired Globalware by merger and assumed all stock options outstanding under Globalware's stock option plan. The assumed options are now exercisable for shares of our common stock. The per share exercise price and the number of shares subject to each assumed option were adjusted to reflect the terms of the merger. The other terms and conditions of the assumed options remain unchanged by the merger. As of August 31, 2000, options to purchase 180,438 shares of our common stock were outstanding under the Globalware stock option plan with a weighted average exercise price of $0.638 per share and no shares had been exercised. No additional options will be issued under the Globalware stock option plan.

   The purpose of the Globalware stock option plan was to attract, retain and reward selected individuals by offering them an ownership interest in Globalware. The board of directors of Globalware selected the option recipients and determined the terms and conditions of option grants, including the number of shares subject to an option, vesting schedule and exercise price per share. Both incentive stock options and nonqualified stock options were issued under the Globalware stock option plan. Appropriate adjustments will be made in the number of shares subject to outstanding options and the per share option price in the event of certain reorganizations, stock splits or similar capital adjustments. Our board of directors is now the plan administrator of the Globalware plan for purposes of the outstanding stock options.

   2000 Stock Incentive Plan. Our 2000 stock incentive plan was adopted by our board of directors on May 19, 2000 and was approved by our stockholders in July 2000, to be effective upon completion of this offering. The purpose of our 2000 stock incentive plan is to enhance long-term stockholder value by offering opportunities to our officers, directors, employees, consultants, agents and independent contractors to participate in our growth and success, and to encourage them to remain in our service and to own our stock. Our 2000 stock incentive plan provides for awards of stock options and stock. Our board of directors has reserved a total of 1,500,000 shares of common stock, plus:

  . any shares reserved but not granted under our 1997 stock option plan or returned to our 1997 stock option plan upon termination of options, up to a maximum of 1,500,000 shares; and

  . an automatic annual increase (to be added on the first day of our fiscal year beginning in 2001), equal to the lesser of (1) 5% of the common shares outstanding as of the end of the preceding fiscal year on a fully diluted basis; (2) 2,500,000; and (3) a lesser amount determined by the board of directors. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the 2000 stock incentive plan.

As of August 31, 2000, no options or restricted stock were outstanding under our 2000 stock incentive plan.

   Stock Options. Our 2000 stock incentive plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to our employees and consultants, agents and independent contractors, including non-employee directors, of nonqualified stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonqualified stock options. Unless terminated earlier, our 2000 stock incentive plan will terminate in May 2010.

   Our 2000 stock incentive plan will be administered by our board of directors or a committee or committees of the board of directors. The compensation committee of our board of directors will administer our 2000 stock incentive plan. The plan administrator has exclusive authority to determine the terms of the options granted under our 2000 stock incentive plan, including the number of shares subject to an option, as well as the exercise price per share, term, exercisability and vesting of the option. For incentive stock options, the exercise price must equal or exceed the fair market value of the common stock on the date of grant and the exercise price must be 110% of fair market value for an individual owning more than 10% of the total voting power of all classes of our stock.

   The term of options granted under our 2000 stock incentive plan cannot exceed ten years, or five years in the case of an incentive stock option granted to a 10% stockholder. Optionees may not transfer options other than by will or the laws of descent or distribution, with the provision that the plan administrator may grant limited transferability rights in certain circumstances to the extent permitted by Section 422 of the Internal Revenue Code. We expect that options granted under our 2000 stock incentive plan generally will vest at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

   Stock Awards. The plan administrator is authorized under our 2000 stock incentive plan to issue shares of our common stock to eligible participants with terms, conditions and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with us or the achievement of performance goals. Holders of restricted stock are our stockholders and have, subject to certain restrictions, all the rights of stockholders with respect to such shares.

   Adjustments. The plan administrator will make proportional adjustments to the aggregate number of shares subject to and issuable under our 2000 stock incentive plan, the exercise prices thereof, and to outstanding awards in the event of stock splits or other capital adjustments.

   Corporate Transactions. If we sell all or substantially all of our outstanding securities or assets, or we merge or consolidate with or into another corporation, all options outstanding under our 2000 stock incentive plan will be assumed, continued or equivalent options substituted by the successor corporation, unless the successor corporation does not agree to the assumption or substitution, in which case each outstanding option and restricted stock award will terminate. In the event of a proposed dissolution or liquidation, the plan administrator will notify each participant as soon as practicable before such transaction. The plan administrator in its discretion may allow a participant to exercise an option until ten days prior to the proposed dissolution or liquidation with respect to any unvested shares as the plan administrator shall determine. Unexercised options will terminate immediately prior to the dissolution or liquidation. The plan administrator may also provide that any forfeiture provisions applicable to stock awards may lapse contingent on the occurrence of the proposed transaction at the time and in the manner contemplated.

   2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was adopted by the board of directors on May 19, 2000 and was approved by our stockholders in July 2000, to be effective upon the completion of this offering. A total of 350,000 shares of common stock have been reserved for issuance under our 2000 employee stock purchase plan, plus an automatic annual increase to be added as of the first day of our fiscal year beginning in 2001 equal to the lesser of:

  . 700,000 shares;

  . 1% of the outstanding common shares at the end of the immediately preceding fiscal year on a fully diluted basis; and

  . A lesser amount determined by the board of directors.

   The 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Code, will be implemented by an offering period commencing on the date of the closing of this offering and ending on January 31, 2002. Each subsequent offering period will have a duration of twenty-four months. Each offering period after the first offering period will commence on February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of six months duration, with the last day of each period being designated a purchase date. The plan administrator may establish different terms for different offerings, and different commencement and ending dates for future offerings, subject to certain limitations. The first purchase period within the first offering period will start on the date this offering closes, and will end on July 31, 2001, with subsequent purchase periods ending on the date every six months thereafter. The compensation committee of our board of directors will administer the 2000 employee stock purchase plan. Our employees (including officers and employee directors), or employees of any United States subsidiary or any subsidiary designated by our board of directors or its compensation committee, are eligible to participate in the 2000 employee stock purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year and do not own stock possessing 5% or more of the voting power of our voting stock. The 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of our common stock at the beginning of the offering period or the purchase date. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twenty-four month offering period will automatically begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us. If not terminated earlier, the 2000 employee stock purchase plan will have a term of 10 years.

   The 2000 employee stock purchase plan provides that if we merge with or into another corporation or we sell all or substantially all of our assets, each right to purchase stock under the 2000 employee stock purchase plan will be assumed or an equivalent right substituted by the successor corporation, unless the successor corporation refuses to assume or substitute in which event the offering period then in progress will be shortened. The board of directors has the power to amend or terminate the 2000 employee stock purchase plan as long as this does not adversely affect any outstanding rights to purchase stock under the plan.

Employee Benefit Plans

   401(k) Plan. We maintain our 401(k) Plan, a defined contribution 401(k) salary reduction plan intended to qualify under Section 401 of the Internal Revenue Code. Our employees are eligible to participate in the 401(k) Plan on the first day of each month coinciding with or immediately following the date of their employment. A participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Internal Revenue Code, of a percentage (not to exceed 15%) of his or her total compensation. Employee contributions and the investment earnings thereon will be fully vested at all times. We are not required to contribute to the 401(k) Plan and have made no contributions since the inception of the 401(k) Plan other than employees' salary deferrals.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

   On August 11, 1997, we entered into a common stock purchase agreement with Mr. Lin, pursuant to which Mr. Lin purchased 1,920,000 shares of our common stock. Originally, 75% of the purchased stock was restricted stock, subject to our right of repurchase at the original purchase price upon the termination of Mr. Lin's employment. Our right of repurchase lapses as to 1/48th of the restricted stock monthly after June 17, 1997, so that our right of repurchase completely expires on June 17, 2001, provided that Mr. Lin continues to be employed by us. As of August 31, 2000, 320,000 shares originally issued to Mr. Lin remain subject to this right of repurchase.

   On August 11, 1997, we entered into a common stock purchase agreement with Mr. Upson, pursuant to which Mr. Upson purchased 1,920,000 shares of our common stock. Originally, 75% of the purchased stock was restricted stock, subject to our right of repurchase at the original purchase price upon the termination of Mr. Upson's employment. Our right of repurchase lapses as to 1/48th of the restricted stock monthly after May 10, 1997, so that our right of repurchase completely expires on May 10, 2001, provided that we continue to employ Mr. Upson. As of August 31, 2000, 280,000 shares originally issued to Mr. Upson remain subject to this right of repurchase.

   On October 13, 1997, we entered into an amended and restated change of control agreement with each of Messrs. Lin and Upson. Under the terms of these agreements, our right of repurchase with respect to Mr. Lin's and Mr. Upson's respective shares of common stock will completely expire if, within one year after a change of control (as defined in such agreements), Mr. Lin or Mr. Upson, as the case may be, experience an involuntary termination (as defined in such agreements).

   In September 1999, we issued Mr. Hunter an option to purchase 293,500 shares of our common stock under our 1997 stock option plan, at an exercise price of $1.75 per share. The shares under the option are immediately exercisable. However, the shares that Mr. Hunter purchases before vesting are subject to our right of repurchase at the exercise price. 1/4th of the shares under Mr. Hunter's option vest and cease to be subject to our right of repurchase on August 16, 2000 and 1/48th of the shares vest and cease to be subject to our right of repurchase on the 16th of each month thereafter, provided that we continue to employ Mr. Hunter.

   In December 1999, we entered into an employment offer letter with Mr. Owen whereby Mr. Owen will serve as our chief executive officer. Mr. Owen's employment is "at-will" and may be terminated by him or us at any time with or without cause. Pursuant to the agreement, Mr. Owen is paid an annual base salary of $250,000 and was reimbursed for relocation expenses. Mr. Owen is also eligible for an annual bonus of up to $100,000.

   Pursuant to Mr. Owen's offer letter, in January 2000 we granted Mr. Owen an option to purchase 1,800,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $2.25 per share. The shares under the option are immediately exercisable. However, the shares that Mr. Owen purchases before vesting are subject to our right of repurchase at the exercise price. 1/4th of the shares subject to the option vest and cease to be subject to our right of repurchase on April 24, 2001 and 1/48th of the shares vest and cease to be subject to our right of repurchase monthly thereafter, provided that we continue to employ Mr. Owen.

   In January 2000, we entered into a change of control agreement with Mr. Owen. Under the terms of this agreement, if Mr. Owen experiences an involuntary termination (as defined in his agreement) within one year after a change of control (as defined in his agreement), our repurchase rights with respect to Mr. Owen's restricted stock will lapse completely. If Mr. Owen is terminated without cause at any time prior to a change of control or after the one year period immediately following a change of control, our repurchase rights with respect to 25% of the restricted stock originally sold to Mr. Owen will lapse.

   In August 2000, we issued Mr. Cooper an option to purchase 450,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $8.90 per share. The shares under the option are immediately exercisable. However, the shares that Mr. Cooper purchases before vesting are subject to our right of repurchase at the exercise price. 1/4th of the shares under Mr. Cooper's option vest and cease to be subject to our right of repurchase on August 29, 2001 and 1/48th of the shares vest and cease to be subject to our right of repurchase on the 29th of each month thereafter, provided that we continue to employ Mr. Cooper.

   In August 2000, we entered into a change of control agreement with Mr. Cooper. Under the terms of this agreement, if Mr. Cooper experiences an involuntary termination (as defined in the agreement) within one year after a change of control (as defined in the agreement), our repurchase rights with respect to Mr. Cooper's restricted stock will lapse with respect to 50% of the restricted stock originally sold to Mr. Cooper. If Mr. Cooper is terminated without cause at any time prior to a change of control or after the one year period immediately following a change of control, our repurchase rights with respect to 25% of the restricted stock originally sold to Mr. Cooper will lapse.

Limitation of Liability and Indemnification Matters

   Our seventh amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except liability for breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our amended and restated bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws permit such indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of an individual's status or service as a director, officer, employee, agent or fiduciary of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, we plan to obtain and maintain director and officer insurance in amounts deemed appropriate by our board of directors. We believe that these provisions of our certificate of incorporation, bylaws, indemnification agreements and director and officer insurance policies are necessary to attract and retain qualified persons as directors and executive officers.

   At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since the beginning of our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described in "Management," and
(ii) the transactions described below.

Series C Preferred Stock

   In June 1999, we issued and sold 3,736,040 shares of our series C preferred stock, in the aggregate, in a private placement at a per share purchase price of $3.94, including sales to the following entities:

  . We issued and sold 258,588 shares of our series C preferred stock to Adobe Ventures II, L.P. We also issued and sold 61,414 shares of our series C preferred stock to H&Q AvantGo Investors, L.P. Christopher Hollenbeck, one of our directors, is a principal of Granite Ventures, LLC, formerly H&Q Venture Associates, LLC, the general partner of both Adobe Ventures II, L.P. and H&Q AvantGo Investors, L.P.

  . We issued and sold 691,994 shares of our series C preferred stock to 21st
    Century Internet Fund, L.P., one of our 5% stockholders. Peter Ziebelman, one of our directors, is one of 21st Century Internet Fund, L.P.'s founding partners.

  . We issued and sold 507,614 shares of our series C preferred stock to Sleepy Hollow Investment Partnership, L.P. Gregory Waldorf, one of our directors, is a limited partner of Fayez Sarofim Investment Partnership #5, L.P., Sleepy Hollow Investment Partnership, L.P.'s general partner.

  . We issued and sold 101,524 and 25,380 shares of our series C preferred stock, to The Entrepreneurs' Fund, L.P. and RBW Investments, LLC. Jeffrey Webber, one of our directors, is a managing director of the general partner of The Entrepreneurs' Fund, L.P., and is the managing director of RBW Investments, LLC.

   All of the shares of series C preferred stock will automatically convert into an aggregate of 3,736,040 shares of our common stock upon the completion of this offering. The holders of our series C preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series D Preferred Stock

   In March and April 2000, we issued and sold 3,726,094 shares of our series D preferred stock, in the aggregate, in a private placement at a per share purchase price of $8.36, including sales to the following entities and individual:

  . We issued and sold 172,244 shares of our series D preferred stock to Adobe Ventures II, L.P. We also issued and sold 40,909 shares of our series D preferred stock to H&Q AvantGo Investors, L.P. Christopher Hollenbeck, one of our directors, is a principal of Granite Ventures, LLC, formerly H&Q Venture Associates, LLC, the general partner of both Adobe Ventures II, L.P. and H&Q AvantGo Investors, L.P.

  . We issued and sold 322,966 shares of our series D preferred stock to 21st
    Century Internet Fund, L.P., one of our 5% stockholders. Peter Ziebelman, one of our directors, is one of 21st Century Internet Fund, L.P.'s founding partners.

  . We issued and sold 215,311 shares of our series D preferred stock to Sleepy Hollow Investment Partnership, L.P. Gregory Waldorf, one of our directors, is a limited partner of Fayez Sarofim Investment Partnership #5, L.P., Sleepy Hollow Investment Partnership, L.P.'s general partner.

  . We issued and sold 8,927 shares of our series D preferred stock to Jeffrey Webber, one of our directors. We also issued and sold 215,311, 41,865, 41,865 and 9,046 shares of our series D preferred stock to The Entrepreneurs' Growth Fund, L.P., The Entrepreneurs' Fund, L.P., The Entrepreneurs' Fund II, L.P., and RBW Investments, LLC. Mr. Webber is a managing director of the general partner of each of The Entrepreneurs' Growth Fund, L.P., The Entrepreneurs' Fund, L.P. and The Entrepreneurs' Fund II, L.P., and is a managing director of RBW Investments, LLC.

   All of the shares of series D preferred stock will automatically convert into an aggregate of 3,726,094 shares of our common stock upon the completion of this offering. The holders of our series D preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Loans to Executive Officers

   In December 1999 and in March 2000, we loaned $99,998 and $103,311 to Thomas Hunter, our Vice President, Finance, in conjunction with the exercise of options. Each of the notes evidencing this indebtedness is a full recourse promissory note and is secured by a pledge agreement. Each of the notes accrues interest at the rate of 6% per year. The principal balance and accrued interest on each of the notes is due on December 7, 2004 and March 26, 2005, subject to limited exceptions.

   In August 2000, we loaned $249,200 to David B. Cooper, Jr., our chief financial officer, in conjunction with the exercise of options. The note evidencing this indebtedness is a full recourse promissory note and is secured by a pledge agreement. The note accrues interest at the rate of 6% per year. The principal balance and accrued interest on the note is due on August 28, 2005 subject to limited exceptions.

Options to Purchase Common Stock

   Stock option grants to our directors and executive officers that have an aggregate exercise price of $60,000 or more that were made subsequent to the beginning of our last fiscal year are as follows:

  . In April 1999, we granted Jeffrey Webber, one of our directors, an option to purchase 24,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $0.125 per share. In October 1999, we granted Mr. Webber an additional option to purchase 40,000 shares of our common stock at an exercise price of $2.25 per share. In April and June 2000, Mr. Webber exercised his options by purchasing an aggregate of 64,000 shares of our common stock. 45,000 of Mr. Webber's purchased shares have not yet vested and remain subject to our right or repurchase upon the termination of Mr. Webber's services to us.

  . In September 1999, we granted Thomas Hunter, our Vice President, Finance, an option to purchase 293,500 shares of our common stock under our 1997 stock option plan, at an exercise price of $1.75 per share. In December 1999 and in March 2000, Mr. Hunter exercised portions of his option by purchasing 57,142 shares and 59,035 shares of our common stock. Mr. Hunter paid for his shares with promissory notes. See "--Loans to Executive Officers." Mr. Hunter's purchased shares have not yet vested and remain subject to our right of repurchase upon the termination of Mr. Hunter's services to us. See "Management--Executive Compensation."

  . In January 2000, we granted Richard Owen, our chief executive officer and a director, an option to purchase 1,800,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $2.25. Also in January 2000, Mr. Owen exercised part of his option by purchasing 444,444 shares of our common stock. Mr. Owen's purchased shares of our common stock have not yet vested and remain subject to our right of repurchase upon the termination of Mr. Owen's services to us. See "Management-- Executive Compensation."

  . In April 2000, we granted Dennis Jones, one of our directors, an option to purchase 50,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $2.90 per share.

  . In August 2000, we granted David B. Cooper, Jr., our chief financial officer, an option to purchase 450,000 shares of common stock under our 1997 stock option plan, at an exercise price of $8.90 per share. Also in August 2000, Mr. Cooper exercised a part of his option by purchasing 28,000 shares of our common stock. Mr. Cooper paid for his shares with a promissory note. See "--Loans to Executive

   Officers." Mr. Cooper's purchased shares of our common stock have not yet vested and remain subject to our right of repurchase upon the termination of Mr. Cooper's services to us. See "Management-- Executive Compensation."

   All of these option grants were issued at the fair market value of a share of our common stock as of the date of grant as determined by our board of directors.

Other Transactions

   Effective September 19, 2000, Felix Lin transferred 115,000 shares of common stock to each of The Felix Lin 2000 Annuity Trust and Betty Mae Lin, Mr. Lin's wife. Ms. Lin subsequently transferred 115,000 shares to the Betty Mae Lin 2000 Annuity Trust.

   Effective June 30, 2000, 21st Century Internet Fund, L.P. transferred 322,966 shares of series D preferred stock to 21VC Fund II, L.P.

   Effective June 29, 2000, Jeffrey Webber transferred an aggregate of 12,666 shares of common stock and 8,927 shares of series D preferred stock to the Jeffrey T. Webber 1999 Alaska Trust for the benefit of Mr. Webber's immediate family and certain of his nieces & nephews.

   Effective June 15, 2000, Adobe Ventures II, L.P. transferred an aggregate of 1,886,792 shares of its series B preferred stock of which 1,603,774 shares are now held by Adobe Incentive Partners, L.P., and the remaining 283,018 are held by H&Q Adobe Ventures Management II, L.L.C.

   Effective June 15, 2000, Adobe Ventures II, L.P. transferred an aggregate of 258,588 shares of its series C preferred stock, of which 219,800 shares are now held by Adobe Incentive Partners, L.P., and 38,788 shares are held by H&Q Adobe Ventures Management II, L.L.C.

   Effective June 15, 2000, Adobe Ventures II, L.P. transferred an aggregate of 172,244 shares of its series D preferred stock of which 146,407 shares are now held by Adobe Systems, Inc., 1,479 shares are held by HQVA Adobe Ventures Management III, L.L.C. and 24,358 shares are held by Adobe Ventures III, L.P.

   We have entered into two consulting agreements with R. B. Webber & Company, Inc., pursuant to which R. B. Webber & Company, Inc. has provided consulting services to us with respect to the development of our business plan and the performance of a market study. We paid R. B. Webber & Company, Inc. $127,542 in 1999 for such services. Through April 2000, we paid R. B. Webber & Company, Inc. an additional $102,883 for such services. Jeffrey Webber, one of our directors, is the President of R. B. Webber & Company, Inc.

   In May 1999, we entered into a Content Agreement with Federal Express Corporation whereby Federal Express Corporation agreed to pay us $95,000 for the performance of our obligations under this agreement. Dennis Jones, one of our directors, is the executive vice president of information technology and chief information officer of FedEx Corporation, the corporate parent of the Federal Express Corporation. This agreement expired in May 2000.

   We have entered into indemnification agreements with our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against certain liabilities that may arise from their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   We believe that the terms of the transactions described above were no less favorable to us than we would have obtained from an unaffiliated third party. Any future transactions between us and any of our officers, directors or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of August 31, 2000 (i) by each person or entity known by us to own beneficially more than 5% of our common stock; (ii) by each of our directors; (iii) by each of our Named Executive Officers; and
(iv) by all of our executive officers and directors as a group.

                                                      Percentage of Shares
                                                        Outstanding(1)(2)
                                  Shares Beneficially ------------------------
 Name and Address of Beneficial     Owned Prior to      Before        After
             Owners                  The Offering      Offering      Offering
 ------------------------------   ------------------- ----------    ----------
 21st Century Internet Fund,           6,064,106            21.78%        18.18%
  L.P.(3).......................
  2 South Park, 2nd Floor
  San Francisco, CA 94107


 Entities affiliated with              2,891,645            10.38%         8.67%
  Granite Ventures, LLC(4)(5)...
  c/o Granite Ventures, LLC
  One Bush Street, 18th Floor
  San Francisco, CA 94104
 Christopher B. Hollenbeck(5)...       2,891,645            10.38%         8.67%
  c/o Granite Ventures, LLC
  One Bush Street, 18th Fl.
  San Francisco, CA 94104

 David B. Cooper, Jr.(6)........         450,000             1.59%        1.33%


 Thomas Hunter(7)...............         293,500             1.05%            *


 Dennis Jones(8)................          50,000                *             *
  c/o Federal Express
  Corporation
  942 S. Shady Grove Rd.
  Memphis, TN 38120

 Robert Lesko(9)................          40,000                *             *


 Felix Lin(10)..................       1,993,522             7.16%         5.98%


 Richard Owen(11)...............       1,800,000             6.16%         5.19%


 Linus Upson(12)................       1,998,522             7.18%         6.00%


 Gregory Waldorf(13)............         759,925             2.73%         2.28%
  1000 Winter St., Suite 3300
  Waltham, MA 02451

 Jeff Webber(14)................         486,325             1.75%         1.46%
  c/o RBW Investments, LLC
  1717 Embacadero Rd., Suite
  2000
  Palo Alto, CA 94303

 Rafael Weinstein(15)...........       1,724,000             6.19%         5.17%


 Peter Ziebelman(3).............       6,064,106            21.78%        18.18%
  c/o 21st Century Internet
  Fund, LP
  2 South Park, 2nd Floor
  San Francisco, CA 94107

 All directors and executive          16,827,545            56.37%        47.60%
  officers as a group (11
  persons)......................

---------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Based on 27,847,590 shares of our common stock outstanding on August 31, 2000 prior to the offering, and based on 33,347,590 shares of our common stock outstanding after this offering. Shares of common stock subject to options that are exercisable within 60 days of August 31, 2000 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage for any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock as shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o AvantGo, Inc., 1700 South Amphlett Boulevard,
     Suite 300, San Mateo, California 94402.
 (2) Assumes the Underwriters' over-allotment option is not exercised.
 (3) Includes 5,741,140 shares held by 21st Century Internet Fund, L.P. and 322,966, shares held by 21VC Fund II, L.P. Peter Ziebelman, one of our directors, is a general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P. Mr. Ziebelman disclaims beneficial ownership of the shares held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P. except to the extent of his pecuniary interest therein.
 (4) Includes 1,823,574 shares held by Adobe Incentive Partners, L.P., 321,806 shares held by H&Q Adobe Ventures Management II, L.L.C., 24,358 shares held by Adobe Ventures III, L.P., 146,407 shares held by Adobe Systems, Inc., 1,479 shares held by HQVA Adobe Ventures Management III, L.L.C., and 574,021 shares held by H&Q AvantGo Investors, L.P.
 (5) Chris Hollenbeck, one of our directors, is a principal of Granite Ventures, LLC, formerly H&Q Venture Associates, LLC. Mr. Hollenbeck disclaims beneficial ownership of the shares held by affiliates of Granite Ventures, LLC, formerly H&Q Venture Associates, LLC, except to the extent of his pecuniary interest therein.
 (6) Includes 422,000 shares of common stock issuable upon exercise of immediately exercisable options. All 450,000 shares are subject to our right of repurchase.
 (7) Includes 177,323 shares of common stock issuable upon exercise of immediately exercisable options. All 293,500 shares are subject to our right of repurchase.
 (8) Represents 50,000 shares of common stock issuable upon exercise of immediately exercisable options, all of which have not yet vested.
 (9) Includes 18,334 shares of common stock that are subject to our right of repurchase.
(10) Includes 320,000 shares of common stock that are subject to our right of repurchase and 3,000 shares of common stock which Mr. Lin holds as custodian for his minor son. Also includes 115,000 shares held by each of The Felix Lin 2000 Annuity Trust and The Betty Mae Lin 2000 Annuity Trust.
(11) Includes 1,355,556 shares of common stock issuable upon exercise of immediately exercisable options. All 1,800,000 shares are subject to our right of repurchase.
(12) Includes 280,000 shares of common stock that are subject to our right of repurchase.
(13) Includes 722,925 shares held by Sleepy Hollow Investment Partnership, L.P. Mr. Waldorf is one of our directors and is also a limited partner of Fayez Sarofim Investment Partnership #5, L.P., Sleepy Hollow Investment Partnership, L.P.'s general partner. Mr. Waldorf disclaims beneficial ownership of the shares held by Sleepy Hollow Investment Partnership, L.P., except to the extent of his pecuniary interest therein. Also includes 26,668 shares of common stock that are subject to our right of the purchase.
(14) Includes 434,991 shares held by The Entrepreneurs' Fund, L.P., The Entrepreneurs' Fund II, L.P., The Entrepreneurs' Growth Fund, L.P. and RBW Investments LLC. Mr. Webber, one of our directors, is a managing director of the general partners of the Enterpreneurs' Funds and is the managing director of RBW Investments LLC, and disclaims beneficial ownership of the shares held by such funds, except to the extent of his pecuniary interest therein. Mr. Webber owns 51,334 shares of common stock of which 45,000 are subject to our right of repurchase.
(15) Includes 366,666 shares of common stock that are subject to our right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the consummation of this offering and giving effect to the filing of our seventh amended and restated certificate of incorporation, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The rights and preferences of our preferred stock may be established from time to time by our board of directors. The following is a summary description of our capital stock. Our amended and restated bylaws and our seventh amended and restated certificate of incorporation provide further information about our capital stock.

Common Stock

   As of August 31, 2000, there were 27,847,590 shares of common and preferred stock outstanding, after giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering. There will be 33,347,590 shares of common stock outstanding after giving effect to this offering, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities other than our preferred stock after August 31, 2000.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The common stock does not have cumulative voting rights. Subject to preferences of the holders of preferred stock issued after the sale of the common stock offered hereby, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to our common stock.

Preferred Stock

   Our board of directors has the authority to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may harm the voting power and other rights of our common stockholders. We do not have current plans to issue any of our preferred stock.

Registration Rights

   Pursuant to the terms of an investors' rights agreement among us and the holders of registrable securities, after the closing of this offering, the holders of 19,666,928 shares of the outstanding common stock or their permitted transferees, including shares issuable upon the exercise of certain warrants, are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended. These registration rights include the following:

  . The holders of a majority of the registrable securities may require us, subject to certain limitations, to file up to 2 registration statements covering at least 33% of the outstanding registrable securities.

  . The holders of registrable securities are entitled to piggyback registration rights. This means that if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders of piggyback registration rights will be entitled to receive notice of a registration and will be entitled to include their shares in the registration. These rights are subject to certain limitations, including the right of the underwriters to exclude registrable securities from this offering.

  . At any time after we become eligible to file a registration statement on Form S-3, the holders of at least 30% of our registrable securities may require us to file up to two registration statements on Form S-3 under the Securities Act in any 12 month period for a public offering of the registrable securities where the reasonably anticipated aggregate offering price would exceed $250,000, net of any underwriter's discounts or commissions.

   Each of the foregoing registration rights is subject to certain conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares to be included in the registration. All registration rights terminate five years from the effective date of this offering or when the shares held by such holder may be sold under Rule 144 during any three-month period. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares entitled to registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration. The investors' rights agreement also contains a commitment of us to indemnify the holders of registration rights, subject to limitations.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

 Certificate of Incorporation and Bylaws

   Our seventh amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by written consent. Our bylaws and seventh amended and restated certificate of incorporation, both to be effective as of the completion of this offering, also provide that, upon the closing of this offering, the board of directors will be divided into three classes of directors with each class serving a staggered three-year term. These provisions of our certificate of incorporation could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. They are also intended to discourage certain types of transactions that may involve an actual or threatened change of control of the company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. They are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may inhibit fluctuations in our shares' market price that otherwise could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management. Amendment to these provisions requires the approval by holders of at least a majority of the outstanding common stock.

 Delaware Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

  . prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   Subject to certain exceptions, a business combination generally includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is (i) a person who owns, or within three years prior did own, 15% or more of the corporation's outstanding voting stock and (ii) affiliates and associates of such person.

Transfer Agent and Registrar

   Upon the closing of this offering, the transfer agent and registrar for our common stock will be ChaseMellon Shareholder Services, LLC.

Listing on Nasdaq National Market

   We have applied for the listing of our common stock on The Nasdaq Stock Market's National Market under the trading symbol "AVGO."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. We cannot predict the effect that sales of shares or the availability of shares for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that sales might occur, could adversely affect the market price of our common stock. Sales of substantial amounts of common stock in the public market after the restrictions on resale described below lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon the closing of this offering, we expect to have outstanding 33,347,590 shares of our common stock, assuming no exercise of the underwriters' option and no exercise of other outstanding options or warrants after August 31, 2000. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Affiliates are generally individuals or entities that control, are controlled by, or under common control with us and may include our directors, officers and significant stockholders. Shares of common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act.

Lock-Up Agreements

   Prior to the closing of this offering, all of our officers and directors, and more than 95% of our security holders, will have signed agreements under which they may not, for a period of 180 days after the date of this prospectus, directly or indirectly transfer or dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock. The shares could be available for resale immediately upon the expiration of the 180-day period if they are available for resale under Rule 144.

Rule 144

   In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which will equal approximately 333,476 shares after this offering closes; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of the notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under paragraph (k) of Rule 144, persons who are not our affiliates at any time during the 90 days preceding a sale and who have beneficially owned the shares proposed to be sold for at least two years are entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any of the shares' prior owners not our affiliate. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon the closing of this offering unless subject to other restrictions such as lock-up agreements.

Rule 701

   Under Rule 701, employees, consultants or advisors who are not our affiliates and who purchased shares from us in connection with a compensatory stock or option plan or other written agreement are eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with other restrictions, including the holding period, contained in Rule 144. Employees, consultants or advisors who are affiliates remain subject to all Rule 144 restrictions except the holding period.

   In addition, we intend to file a registration statement under the Securities Act as promptly as possible after the effective date of this offering to register all shares of common stock reserved for issuance under our 1997 stock option plan, 180,438 shares of common stock reserved for issuance under Globalware's 1998 stock option plan, all shares reserved for issuance under our 2000 employee stock purchase plan, and all shares reserved for issuance under our 2000 stock incentive plan. As a result, immediately after the 180-day restrictive agreements described above expire, any options exercised under our 1997 stock option plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of August 31, 2000, there were outstanding options to purchase 6,146,666 shares of our common stock under our 1997 stock option plan, 1,998,855 shares were available for future grant and 180,438 options were outstanding under the Globalware stock option plan.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated September 26, 2000, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Merrill, Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation............................. 2,475,500
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................................. 1,732,850
   CIBC World Markets Corp............................................   742,650
   Deutsche Bank Securities Inc.......................................    91,500
   E*Offering Corp....................................................    91,500
   FleetBoston Robertson Stephens Inc.................................    91,500
   Invemed Associates LLC.............................................    91,500
   Prudential Securities Incorporated.................................    91,500
   Wedbush Morgan Securities Inc......................................    91,500
                                                                       ---------
     Total............................................................ 5,500,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 825,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $0.50 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting Discounts
    and Commissions paid by
    us.....................      $0.84          $0.84        $4,620,000     $5,313,000
   Expenses payable by us..      $0.32          $0.28        $1,750,000     $1,750,000

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without, in each case, the prior written consent of Credit Suisse First Boston Corporation, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers and directors and substantially all of our other security holders have agreed that for a period of 180 days after the date of this prospectus they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation.

   The underwriters have reserved for sale, at the initial public offering price, up to 275,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include the following:

  . the information included in this prospectus and otherwise available to the representatives;

  . market conditions for initial public offerings;

  . the history and the prospects for the industry in which we compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   In connection with the offering the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as follows:

  . Stabalizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares which they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover a syndicate short position. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase the shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Any Internet distributions will be allocated by the representatives of the underwriters on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require re-sales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  . the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Perkins Coie LLP, Menlo Park, California will pass upon the validity of the shares of common stock offered hereby for us. As of the consummation of this offering, Perkins Coie LLP will own an aggregate of 12,690 shares of series C preferred stock and 5,981 shares of series D preferred stock through an investment entity. Ralph L. Arnheim III, our secretary, is a partner of Perkins Coie LLP and a limited partner of that firm's investment partnership. Sterne, Kessler, Goldstein & Fox P.L.L.C., special patent counsel to us, will pass on certain intellectual property matters. A number of directors of Sterne, Kessler, Goldstein & Fox P.L.L.C. jointly own 5,981 shares of our series D preferred stock through an investment entity. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1999 and for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, and the financial statements of Globalware as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their reports. We have included our financial statements and the financial statements of Globalware in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   For more information with respect to us and the common stock offered by this prospectus, see the registration statement and the exhibits and schedule filed by us with the Securities and Exchange Commission on Form S-1 under the Securities Act. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. In addition, this prospectus summarizes certain contracts and other documents. If you wish to review such contracts or documents in full, we refer you to copies of them filed as exhibits to the registration statement. You may read and copy the registration statement and its exhibits and schedules at the public facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain copies of all or any part of the registration statement from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a Web site that contains reports regarding registrants that file electronically with the Securities and Exchange Commission, including our registration statement on Form S-1. The address of the site is http://www.sec.gov.

   In addition, as a result of this offering, we will become subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. In the future, you may also obtain copies of these documents at the Securities and Exchange Commission, as described above.

                                 AVANTGO, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
AvantGo, Inc.:
Report of Ernst & Young LLP, Independent Auditors........................  F-2
Consolidated Balance Sheets..............................................  F-3
Consolidated Statements of Operations....................................  F-4
Consolidated Statements of Stockholders' Equity..........................  F-5
Consolidated Statements of Cash Flows....................................  F-7
Notes to Consolidated Financial Statements...............................  F-8
Globalware Computing, Inc.:
Report of Ernst & Young LLP, Independent Auditors........................ F-23
Balance Sheets........................................................... F-24
Statements of Operations................................................. F-25
Statement of Stockholders' Equity........................................ F-26
Statements of Cash Flows................................................. F-27
Notes to Financial Statements............................................ F-28
Selected Unaudited Pro Forma Condensed Combined Financial Information:
Introduction............................................................. F-33
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
 for the year ended December 31, 1999.................................... F-34
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
 for the six months ended June 30, 2000.................................. F-35
Notes to Selected Unaudited Pro Forma Condensed Combined Financial
 Information............................................................. F-36

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   The Board of Directors and Stockholders
   AvantGo, Inc.

   We have audited the accompanying consolidated balance sheets of AvantGo, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AvantGo, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP
Walnut Creek, California
March 31, 2000

                                 AVANTGO, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                    Pro Forma
                                     December 31,                 Stockholders'
                                   -----------------   June 30,      Equity
                                    1998      1999       2000     June 30, 2000
                                   -------  --------  ----------- -------------
                                                      (unaudited)  (unaudited)
              ASSETS
Current Assets:
 Cash and cash equivalents........ $ 2,124  $  5,835   $ 27,432
 Short-term investments...........     --      3,975      3,824
 Accounts receivable, net of
  allowance of $50,000 in 1999 and
  $223,000 in 2000................      52     1,478      1,626
 Prepaid expenses and other
  current assets..................      25       255      2,725
                                   -------  --------   --------
  Total current assets............   2,201    11,543     35,607
Restricted Cash...................     --        --       3,250
Property and equipment, net.......     185       893      2,276
Goodwill and other assets.........      48        63     15,798
                                   -------  --------   --------
  Total assets.................... $ 2,434  $ 12,499   $ 56,931
                                   =======  ========   ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current Liabilities:
 Accounts payable and accrued
  liabilities..................... $   114  $  1,173   $  2,354
 Accrued compensation and related
  benefits........................      39       239        510
 Current portion of capital lease
  obligations.....................      10         4          1
 Current portion of borrowings
  under bank line of credit
  agreement.......................      71        71         71
 Deferred revenue.................      16       247      4,385
                                   -------  --------   --------
  Total current liabilities.......     250     1,734      7,321
Deferred revenue..................     --        --         583
Capital lease obligations, less
 current portion..................       4       --         --
Borrowings under bank line of
 credit agreement, net of current
 portion..........................     112        41          6
Commitments
Stockholders' Equity:
 Convertible preferred stock,
  $0.0001 par value, issuable in
  Series: 18,472,082 shares
  authorized; 7,736,042,
  11,472,082 and 17,136,261 shares
  issued and outstanding at
  December 31, 1998, 1999, and
  June 30, 2000, respectively
  (10,000,000 authorized; no
  shares outstanding pro forma)...   4,807    19,480     67,710     $     --
 Common stock, $0.0001 par value;
  45,000,000 shares authorized;
  7,864,120, 9,630,062 and
  10,594,928 shares issued and
  outstanding at December 31,
  1998, 1999 and June 30, 2000,
  respectively (150,000,000
  authorized; 27,731,189 shares
  outstanding pro forma)..........     540    10,928     29,870       97,580
 Notes receivable from
  stockholders....................     --       (100)      (456)        (456)
 Deferred stock compensation......    (385)   (7,475)   (16,147)     (16,147)
 Revenue offset relating to
  warrant agreements..............     --        --      (1,352)      (1,352)
 Accumulated deficit..............  (2,894)  (12,109)   (30,541)     (30,541)
 Accumulated other comprehensive
  loss ...........................     --        --         (63)         (63)
                                   -------  --------   --------     --------
  Total stockholders' equity......   2,068    10,724     49,021     $ 49,021
                                   -------  --------   --------     ========
  Total liabilities and
   stockholders' equity........... $ 2,434  $ 12,499   $ 56,931
                                   =======  ========   ========

                            See accompanying notes.

                                 AVANTGO, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                              Period from
                             June 30, 1997
                              (Inception)    Year Ended      Six Months Ended
                                through     December 31,         June 30,
                             December 31,  ----------------  -----------------
                                 1997       1998     1999     1999      2000
                             ------------- -------  -------  -------  --------
                                                               (unaudited)
Revenues:
  License fees..............    $  --      $   189  $ 1,443  $   469  $  2,814
  Services..................       --          198    1,446      320     2,303
                                ------     -------  -------  -------  --------
    Total revenues..........       --          387    2,889      789     5,117

Costs and expenses:
  Cost of license fees......       --           10       60       16        78
  Cost of services (1)......       --          210    1,312      340     1,412
  Product development (2)...       140       1,108    2,745    1,051     3,110
  Sales and marketing (3)...        61       1,229    4,291    1,114     9,638
  General and administrative
   (4)......................        89         410    1,404      359     2,682
  Purchased in-process
   research and
   development..............       --          --       --       --        600
  Amortization of goodwill
   and other intangible
   assets...................       --          --       --       --        440
  Amortization of deferred
   stock compensation and
   other....................       --           71    2,605      595     6,301
                                ------     -------  -------  -------  --------
    Total costs and
     expenses...............       290       3,038   12,417    3,475    24,261
                                ------     -------  -------  -------  --------
Loss from operations........      (290)     (2,651)  (9,528)  (2,686)  (19,144)
Other income (expense):
  Interest income (expense),
   net......................       (1)          48      313       13       712
                                ------     -------  -------  -------  --------
    Net loss................    $ (291)    $(2,603) $(9,215) $(2,673) $(18,432)
                                ======     =======  =======  =======  ========
Net loss per share:
  Basic and diluted.........    $(0.20)    $ (0.95) $ (2.11) $ (0.69) $  (3.02)
                                ======     =======  =======  =======  ========
  Pro forma basic and
   diluted (unaudited)......                        $ (0.65)          $  (0.92)
                                                    =======           ========
Shares used in calculation
 of net loss per share:
  Basic and diluted.........     1,464       2,735    4,377    3,887     6,097
                                ======     =======  =======  =======  ========
  Pro forma basic and
   diluted (unaudited)......                         14,272             20,030
                                                    =======           ========

---------------------
(1) Excluding $9, $181, $40, and $209 in amortization of deferred stock compensation for the year ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000, respectively.

(2) Excluding $38, $750, $199, and $816 in amortization of deferred stock compensation for the year ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000, respectively.

(3) Excluding $15, $1,211, $307, and $1,458 in amortization of deferred stock compensation for the year ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000, respectively.

(4) Excluding $9, $463, $49, and $3,818 in amortization of deferred stock compensation for the year ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000, respectively.

                            See accompanying notes.

                                 AVANTGO, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (In thousands, except share data)

                                    Convertible                          Notes     Deferred    Revenue             Accumulated
                                  Preferred Stock    Common Stock      Receivable   Stock      Offset    Accumu-      Other
                    Comprehensive ---------------- -----------------      from     Compen-   Relating to  lated   Comprehensive
                    Income (Loss)  Shares   Amount  Shares    Amount  Stockholders  sation    Warrants   Deficit  Income (Loss)
                    ------------- --------- ------ ---------  ------  ------------ --------  ----------- -------  -------------
 Issuance of
 common stock to
 founders........                       --  $  --  6,578,000  $  33     $   --     $   --        --      $  --       $   --
 Issuance of
 Series A
 preferred stock,
 net of issuance
 costs...........                 4,105,750  1,227       --     --          --         --        --         --           --
 Issuance of
 Series A
 preferred stock
 in exchange for
 cancellation of
 notes payable...                   328,406    100       --     --          --         --        --         --           --
 Net loss and
 comprehensive
 loss............                       --     --        --     --          --         --        --        (291)         --
                                  --------- ------ ---------  -----     -------    -------       ---     ------      -------
 BALANCES AT
 DECEMBER 31,
 1997............                 4,434,156  1,327 6,578,000     33         --         --        --        (291)         --
 Issuance of
 Series B
 preferred stock,
 net of issuance
 costs...........                 3,301,886  3,480       --     --          --         --        --         --           --
 Exercise of
 stock options...                       --     --  1,698,120     63         --         --        --         --           --
 Repurchase of
 common stock....                       --     --   (412,000)   (12)        --         --        --         --           --
 Deferred stock
 compensation....                       --     --        --     456         --        (456)      --
 Amortization of
 deferred stock
 compensation....                       --     --        --     --          --          71       --         --           --
 Net loss and
 comprehensive
 loss............                       --     --        --     --          --         --        --      (2,603)         --
                                  --------- ------ ---------  -----     -------    -------       ---     ------      -------
 BALANCES AT
 DECEMBER 31,
 1998............                 7,736,042  4,807 7,864,120    540         --        (385)      --      (2,894)         --
 Issuance of
 Series C
 preferred stock,
 net of issuance
 costs...........                 3,659,898 14,373       --     --          --         --        --         --           --
 Issuance of
 Series C
 preferred stock
 in exchange for
 cancellation of
 notes payable...                    76,142    300       --     --          --         --        --         --           --
 Exercise of
 stock options...                       --     --  1,805,942    694        (100)                 --         --           --
 Repurchase of
 common stock....                       --     --    (40,000)    (1)        --         --        --         --           --
 Deferred stock
 compensation....                       --     --        --   9,695         --      (9,695)      --         --           --
 Amortization of
 deferred stock
 compensation....                       --     --        --     --          --       2,605       --         --           --
 Net loss and
 comprehensive
 loss............                       --     --        --     --          --         --        --      (9,215)         --
                                  --------- ------ ---------  -----     -------    -------       ---     ------      -------
                        Total
                    Stockholders'
                       Equity
                    -------------
 Issuance of
 common stock to
 founders........      $   33
 Issuance of
 Series A
 preferred stock,
 net of issuance
 costs...........       1,227
 Issuance of
 Series A
 preferred stock
 in exchange for
 cancellation of
 notes payable...         100
 Net loss and
 comprehensive
 loss............        (291)
                    ------------- ---
 BALANCES AT
 DECEMBER 31,
 1997............       1,069
 Issuance of
 Series B
 preferred stock,
 net of issuance
 costs...........       3,480
 Exercise of
 stock options...          63
 Repurchase of
 common stock....         (12)
 Deferred stock
 compensation....
 Amortization of
 deferred stock
 compensation....          71
 Net loss and
 comprehensive
 loss............      (2,603)
                    ------------- ---
 BALANCES AT
 DECEMBER 31,
 1998............       2,068
 Issuance of
 Series C
 preferred stock,
 net of issuance
 costs...........      14,373
 Issuance of
 Series C
 preferred stock
 in exchange for
 cancellation of
 notes payable...         300
 Exercise of
 stock options...         594
 Repurchase of
 common stock....          (1)
 Deferred stock
 compensation....         --
 Amortization of
 deferred stock
 compensation....       2,605
 Net loss and
 comprehensive
 loss............      (9,215)
                    ------------- ---

                                 AVANTGO, INC.

                       (In thousands, except share data)

                                     Convertible                             Notes     Deferred     Revenue
                                   Preferred Stock      Common Stock       Receivable    Stock      Offset    Accumu-
                    Comprehensive ------------------ -------------------      from      Compen-   Relating to  lated
                    Income (Loss)   Shares   Amount    Shares    Amount   Stockholders  sation     Warrants   Deficit
                    ------------- ---------- ------- ----------  -------  ------------ ---------  ----------- --------
 BALANCES AT
 DECEMBER 31,
 1999.............                11,472,082  19,480  9,630,062   10,928       (100)      (7,475)       --     (12,109)
 Issuance of
 common stock in
 exchange for
 services
 (unaudited)......                       --      --      12,500       96        --           --         --         --
  Issuance of
  Series D
  preferred stock
  in connection
  with license
  (unaudited).....                     4,785      40        --       --         --           --         --         --
 Issuance of
 Series D
 preferred stock,
 net of issuance
 costs
 (unaudited)......                 3,726,094  31,044        --       --         --           --         --         --
 Exercise of
 stock options
 (unaudited)......                       --      --   1,447,616    2,729       (356)         --         --         --
 Repurchase of
 common stock
 (unaudited)......                       --      --    (495,250)    (141)       --           --         --         --
 Deferred stock
 compensation
 (unaudited)......                       --      --         --    14,814        --       (14,814)       --         --
 Amortization of
 deferred stock
 compensation
 (unaudited)......                       --      --         --       --         --         6,142        --         --
  Issuances of
  Series D warrant
  (unaudited).....                       --      159        --       --         --           --         --         --
  Issuance of
  Series E
  preferred stock
  in connection
  with aquisition
  (unaudited).....                 1,933,300  15,466        --       --         --           --         --         --
  Deferred revenue
  relating to
  warrants
  (unaudited).....                       --    1,521        --       --         --           --      (1,521)       --
  Amortization of
  warrant
  (unaudited).....                       --      --         --       --         --           --         169        --
  Issuance of
  common stock
  options in
  connection with
  aquisition
  (unaudited).....                       --      --         --     1,444        --           --         --         --
 Net loss
 (unaudited)......    $(18,432)          --      --         --       --         --           --         --     (18,432)
  Translation
  adjustment
  (unaudited).....          13           --      --         --       --         --           --         --         --
 Unrealized gain
 on investment
 (unaudited)......        (76)           --      --         --       --         --           --         --         --
                      --------
 Comprehensive
 loss
 (unaudited)......    $(18,495)          --      --         --       --         --           --         --         --
                      ========    ---------- ------- ----------  -------     ------    ---------    -------   --------
 BALANCES AT June
 30, 2000
 (unaudited)......                17,136,261 $67,710 10,594,928  $29,870     $(456)    $ (16,147)   $(1,352)  $(30,541)
                                  ========== ======= ==========  =======     ======    =========    =======   ========
                     Accumulated
                        Other         Total
                    Comprehensive Stockholders'
                    Income (Loss)    Equity
                    ------------- -------------
 BALANCES AT
 DECEMBER 31,
 1999.............        --          10,724
 Issuance of
 common stock in
 exchange for
 services
 (unaudited)......        --              96
  Issuance of
  Series D
  preferred stock
  in connection
  with license
  (unaudited).....        --              40
 Issuance of
 Series D
 preferred stock,
 net of issuance
 costs
 (unaudited)......        --          31,044
 Exercise of
 stock options
 (unaudited)......        --           2,373
 Repurchase of
 common stock
 (unaudited)......        --            (141)
 Deferred stock
 compensation
 (unaudited)......        --             --
 Amortization of
 deferred stock
 compensation
 (unaudited)......        --           6,142
  Issuances of
  Series D warrant
  (unaudited).....        --             159
  Issuance of
  Series E
  preferred stock
  in connection
  with aquisition
  (unaudited).....        --          15,466
  Deferred revenue
  relating to
  warrants
  (unaudited).....        --             --
  Amortization of
  warrant
  (unaudited).....        --             169
  Issuance of
  common stock
  options in
  connection with
  aquisition
  (unaudited).....        --           1,444
 Net loss
 (unaudited)......        --         (18,432)
  Translation
  adjustment
  (unaudited).....         13             13
 Unrealized gain
 on investment
 (unaudited)......       (76)           (76)
 Comprehensive
 loss
 (unaudited)......        --             --
                    ------------- -------------
 BALANCES AT June
 30, 2000
 (unaudited)......      $(63)        $49,021
                    ============= ============= ===

                            See accompanying notes.

                                 AVANTGO, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                           Period from
                          June 30, 1997
                           (Inception)     Year Ended      Six Months Ended
                             through      December 31,         June 30,
                          December 31,  -----------------  ------------------
                              1997       1998      1999      1999      2000
                          ------------- -------  --------  --------  --------
                                                              (unaudited)
OPERATING ACTIVITIES:
 Net loss...............     $ (291)    $(2,603) $ (9,215) $ (2,673) $(18,432)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Purchased in process
  research and
  development...........        --          --        --        --        600
 Amortization of
  Goodwill and other
  intangibles...........        --          --        --        --        440
 Depreciation...........          5          50       163        53       301
 Amortization of
  deferred stock
  compensation and
  other.................        --           71     2,605       595     6,301
 Revenue offset relating
  to warrant
  agreements............        --          --        --        --        169
 Issuance of common
  stock in exchange for
  services..............        --          --        --        --         96
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...        --          (52)   (1,426)     (605)      (76)
  Prepaid expenses and
   other current
   assets...............         (2)        (22)     (230)      (54)   (2,468)
  Goodwill and other
   assets...............        (42)         (6)      (15)        1      (275)
  Accounts payable and
   accrued liabilities..         28          84     1,059        86       926
  Accrued compensation
   and related
   benefits.............          8          32       200        77       271
  Deferred revenue......        --           16       231       119     4,721
                             ------     -------  --------  --------  --------
   Net cash used in
    operating
    activities..........       (294)     (2,430)   (6,628)   (2,401)   (7,426)
INVESTING ACTIVITIES:
 Purchase of property
  and equipment.........        (38)       (168)     (871)     (213)   (1,617)
 Business acquisition,
  net of cash acquired..        --          --        --        --        456
 Restricted cash........        --          --        --        --     (3,250)
 Cash paid for
  investments...........        --          --    (10,000)      --        --
 Proceeds from
  investments...........        --          --      6,025       --        183
                             ------     -------  --------  --------  --------
   Net cash used in
    investing
    activities..........        (38)       (168)   (4,846)     (213)   (4,228)
FINANCING ACTIVITIES:
 Borrowings under bank
  line of credit
  agreement.............        --          189       --        111       --
 Repayment of
  obligations under bank
  line of credit
  agreement.............        --           (6)      (71)      (35)      (35)
 Principal payments on
  capital lease
  obligations...........         (4)        (16)      (10)       (7)       (3)
 Proceeds from issuance
  of convertible
  preferred stock, net..      1,227       3,480    14,373    14,373    30,702
 Proceeds from note
  receivable from
  stockholder...........        --          --        --        --        342
 Proceeds from issuance
  of convertible notes
  payable...............        100         --        300       300       --
 Proceeds from issuance
  of common stock, net..         33          51       593       233     2,232
                             ------     -------  --------  --------  --------
   Net cash provided by
    financing
    activities..........      1,356       3,698    15,185    14,975    33,238
                             ------     -------  --------  --------  --------
Effect of exchange rate
 changes on cash and
 cash equivalents.......        --          --        --        --         13
                             ------     -------  --------  --------  --------
Increase in cash and
 cash equivalents.......      1,024       1,100     3,711    12,361    21,597
Cash and cash
 equivalents at
 beginning of period....        --        1,024     2,124     2,124     5,835
                             ------     -------  --------  --------  --------
Cash and cash
 equivalents at end of
 period.................     $1,024     $ 2,124  $  5,835  $ 14,485  $ 27,432
                             ======     =======  ========  ========  ========
SUPPLEMENTAL DISCLOSURE
 OF NONCASH INVESTING
 AND FINANCING
 ACTIVITIES:
 Property and equipment
  purchased under
  capital lease
  obligations...........     $   34     $   --   $    --   $    --   $    --
                             ======     =======  ========  ========  ========
 Issuance of preferred
  stock in exchange for
  convertible notes
  payable...............     $  100     $   --   $    300  $    300  $    --
                             ======     =======  ========  ========  ========
 Issuance of preferred
  stock in exchange for
  license...............     $  --      $   --   $    --   $    --   $     40
                             ======     =======  ========  ========  ========
 Issuance of preferred
  stock for notes
  receivable from
  stockholder...........     $  --      $   --   $    --   $    --   $    342
                             ======     =======  ========  ========  ========
 Issuance of preferred
  stock in connection
  with acquisition......     $  --      $   --   $    --   $    --   $ 15,466
                             ======     =======  ========  ========  ========
 Deferred stock
  compensation related
  to grants of options
  for common stock......     $  --      $   456  $  9,695  $  3,012  $ 14,814
                             ======     =======  ========  ========  ========
 Issuance of common
  stock for notes
  receivable from
  stockholder...........     $  --      $   --   $    100  $    --   $    356
                             ======     =======  ========  ========  ========
 Revenue offset related
  to warrant
  agreements............     $  --      $   --   $    --   $    --   $  1,521
                             ======     =======  ========  ========  ========
SUPPLEMENTAL
 DISCLOSURES:
 Cash paid during the
  period for interest...     $    1     $    12  $     18  $     11  $      6
                             ======     =======  ========  ========  ========
 Warrant issued in
  connection with a
  content service
  agreement.............     $  --      $   --   $    --   $    --   $    159
                             ======     =======  ========  ========  ========

                            See accompanying notes.

                                 AVANTGO, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

   AvantGo, Inc. (the "Company") was incorporated on June 30, 1997 in Delaware. The Company provides mobile infrastructure software and services that extend the internet and corporate applications beyond the desktop to handheld devices and internet enabled phones. In May 1999, the Company launched AvantGo.com, a free service for accessing personalized Web content from leading partners.

Basis of Presentation

   The Company has incurred operating losses to date and has an accumulated deficit of $30,541,000 as of June 30, 2000. The Company's activities have been primarily financed through private placements of equity securities. The Company may need to raise additional capital through the issuance of debt or equity securities. Such financing may not be available on terms acceptable to the Company, if at all.

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

   The functional currency of the Company's foreign subsidiary is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation for the foreign subsidiary's financial statements have not been material to date. Net gains and losses resulting from foreign exchange transactions were not significant during any of the periods presented.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

Interim Financial Information

   The interim financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its consolidated financial position at that date and its consolidated results of operations and cash flows for those periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of results that may be expected for any future periods.

Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the date of purchase and are stated at cost, which approximate fair value. Cash equivalents consist principally of investments in short-term money market instruments.

                                 AVANTGO, INC.

         Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited


Short-Term Investments

   Short-term investments consist principally of commercial paper and corporate notes with original maturities greater than 90 days and are stated at amounts that approximate fair market value. The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company classifies its short-term investments as available-for-sale. Available-for-sale investments are recorded at fair value with unrealized gains and losses reported in the statement of stockholders' equity. Fair values of investments are based on quoted market prices, where available. Realized gains and losses, which have been immaterial to date, are included in interest and other income and are derived using the specific identification method for determining the cost of investments sold. Dividend and interest income is recognized when earned.

Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of three years. Equipment under capital leases are amortized over the shorter of the estimated useful life or the life of the lease. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions. The Company records impairment losses on long-lived assets used in operations, when events or circumstances indicate that the carrying value of the asset exceeds its fair value. If there is impairment in the future, the impairment loss would be recorded as the difference between the carrying amount and the discounted expected future cash flows from the impaired assets. Through June 2000, the Company has not recorded any impairment losses.

Software Development Costs

   The Company accounts for software development costs in accordance with Financial Accounting Standards Board ("FASB") Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("FASB 86"), under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Through March 31, 2000, costs incurred subsequent to the establishment of technological feasibility have not been significant and all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents and short term investments are deposited with two high-credit quality financial institutions. Accounts receivable consists of balances due from a limited number of customers. The Company markets, sells and grants credit to its customers without requiring collateral or third-party guarantees. To date, all of the Company's customers are companies who do business on the Internet. The Company monitors its exposure for credit losses and maintains appropriate allowances. To date, the Company has not experienced any material losses with respect to its accounts receivable. For the year ended December 31, 1999 two customers accounted for 25% and 15% of total revenues. For the six months ended June 30, 2000 one of these customers accounted for 37% of total revenues.

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited

Revenue Recognition

   The Company licenses software under non-cancelable license agreements and provides services including training, consulting and maintenance, consisting of product support services and unspecified product updates. The Company also sells placement service contracts which provide customers with priority visibility on the Company's web-site.

   License revenues are recognized when a non-cancelable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable, collectibility is probable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. In instances where no vendor-specific objective evidence exists and the only undelivered element is maintenance, revenue is recognized ratably over the term of the agreement. The Company's agreements with its customers and resellers do not contain product return rights. Revenues from maintenance, which consist of fees of ongoing support and product updates, are recognized ratably over the term of the contract, typically one year. Revenues from placement agreements are recognized ratably over the service period, which in most instances is between six months and one year. Consulting revenues are primarily related to implementation services performed on a time-and materials basis under separate service arrangements. Training revenues are generated from classes offered both on-site and at customer locations. Revenues from consulting and training services are recognized as the services are performed.

Stock-Based Compensation

   The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and has adopted the disclosure-only alternative of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123").

Advertising Expense

   The cost of advertising is expensed as incurred. Advertising costs, which are included in sales and marketing expense, were approximately $52,000, $51,000 and $91,000 for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively, including $83,000 resulting from non-monetary transactions for the year ended December 31, 1999.

Net Loss Per Share

   Basic and diluted net loss per share information for all periods is presented under the requirement of FASB Statement No. 128, "Earnings per Share" ("FASB 128"). Basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares that may be repurchased, and excludes any dilutive effects of options, warrants, and convertible securities. Shares subject to repurchase will be included in the computation of earnings per share when the Company's commitment to repurchase these shares lapses.

   Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert to common shares upon completion of the Company's initial public offering, using the if-converted method (Note 6).

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited

   Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, to the weighted average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive.

   The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, except share and per share amounts):

                          Period from
                         June 30, 1997
                          (Inception)                            Six Months Ended June
                            through    Year Ended December 31,            30,
                         December 31,  -----------------------   -----------------------
                             1997         1998         1999         1999        2000
                         ------------- -----------  -----------  ----------  -----------
                                                                      (unaudited)
Historical:
 Net loss...............  $     (291)  $    (2,603) $    (9,215) $   (2,673) $   (18,432)
                          ==========   ===========  ===========  ==========  ===========
 Weighted average shares
  of common stock
  outstanding...........   5,210,720     7,419,275    8,924,914   8,420,577   10,322,339
 Less weighted average
  shares that may be
  repurchased...........  (3,746,429)   (4,684,523)  (4,548,317) (4,533,305)  (4,225,071)
                          ----------   -----------  -----------  ----------  -----------
 Weighted average shares
  of common stock
  outstanding used in
  computing basic and
  diluted net per loss
  share.................   1,464,291     2,734,752    4,376,597   3,887,272    6,097,268
                          ==========   ===========  ===========  ==========  ===========
 Basic and diluted net
  loss per share........  $    (0.20)  $     (0.95) $     (2.11) $    (0.69) $     (3.02)
                          ==========   ===========  ===========  ==========  ===========
Pro forma:
 Net loss...............                            $    (9,215)             $   (18,432)
                                                    ===========              ===========
 Weighted-average shares
  used in computing
  basic and diluted net
  loss per share (from
  above)................                              4,376,597                6,097,268
 Adjustment to reflect
  the effect of the
  assumed conversion of
  preferred stock from
  the date of issuance..                              9,895,780               13,933,020
                                                    -----------              -----------
 Weighted-average shares
  used in computing pro
  forma basic and
  diluted net per loss
  share.................                             14,272,377               20,030,288
                                                    ===========              ===========
 Pro forma basic and
  diluted net loss per
  share.................                            $     (0.65)             $     (0.92)
                                                    ===========              ===========

   If the Company had reported net income, the calculation of historical and pro forma diluted earnings per share would have included approximately an additional 2,984,826, 5,135,357, 5,226,544, 5,029,048, and 6,761,457 common equivalent shares related to the outstanding stock options, shares subject to repurchase and warrants not included above (determined using the treasury stock method) for the period from June 30, 1997 (inception) through December 31, 1997, and the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000, respectively.

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited

Comprehensive Income (Loss)

   In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. The only item of other comprehensive income (loss) which the Company currently reports is unrealized gain (loss) on investments, which is included in accumulated other comprehensive income (loss) in the consolidated statements of stockholders' equity.

Income Taxes

   The Company accounts for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes" ("FASB 109"), which requires the use of the liability method in accounting for income taxes. Under FASB 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Segment Information

   In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FASB 131). FASB 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. FASB 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted FASB 131 in the year ended December 31, 1998. The Company has only one operating segment for which management reviews the consolidated data, and therefore there is no impact on the Company's financial statements of adopting FASB 131.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. Any change in the Company's revenue recognition policy resulting from the interpretation of SAB 101 would be reported as a change in accounting principle in the quarter ending December 31, 2000. While the Company has not fully assessed the impact of the adoption of SAB 101, management believes that implementation of SAB 101 will not have a material adverse impact on their existing revenue recognition policies or their reported results of operations for fiscal 2000.

   In March 2000, the Emerging Issues Task Force of the FASB reached consensus on Issue 00-2 "Accounting for Website Development Costs." ("EITF 00-2"). EITF 00-2 establishes how an entity should account for costs incurred to develop a website. It requires that an entity capitalize costs during the web application and infrastructure and graphics development stages of development. The consensus is effective for all costs incurred beginning after June 30, 2000, although earlier adoption is encouraged. The Company is currently evaluating the adoption of EITF 00-2 and its potential impact on its financial condition or results of operations.

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following (in thousands):

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
                                                                   ----  ------
       Computers and equipment.................................... $220  $  915
       Furniture, fixtures and improvements.......................   20     196
                                                                   ----  ------
                                                                    240   1,111
       Less accumulated depreciation..............................  (55)   (218)
                                                                   ----  ------
                                                                   $185  $  893
                                                                   ====  ======

3. INCOME TAXES

   There has been no provision for U.S. federal, state or foreign income taxes for any period as the Company has incurred operating losses in all periods and for all jurisdictions.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
       Deferred tax assets:
        Net operating loss carryforwards...................... $ 1,117  $ 3,542
        Other.................................................      21      360
                                                               -------  -------
       Total deferred tax assets..............................   1,138    3,902
       Valuation allowance....................................  (1,138)  (3,902)
                                                               -------  -------
       Net deferred tax assets................................ $   --   $   --
                                                               =======  =======

   Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1,138,000 and $2,764,000 during the years ended December 31, 1998 and 1999, respectively.

   As of December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $8.9 million, which expire in fiscal years 2012 through 2019. The Company also had net operating loss carryforwards for state income tax purposes of approximately $8.9 million, expiring in fiscal year 2005. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards.

   Utilization of the Company's net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited

4. BANK LINE OF CREDIT AGREEMENT

   In January 1998, the Company entered into a line of credit agreement with a bank which provides for borrowings of up to $300,000. Borrowings of $112,000 were outstanding under the line of credit at December 31, 1999. Borrowings under the line of credit bear interest at the bank's prime plus 0.5% (9.25% at December 31, 1999). The line of credit matures in July 2001 and borrowings are payable in 32 equal monthly installments commencing in December 1998. Outstanding borrowings under the agreement are collateralized by substantially all the Company's assets.

5. CONVERTIBLE NOTES PAYABLE

   In April 1999, the Company issued a convertible note payable to a vendor in exchange for $300,000 in cash. The note payable bore interest at 8% per year and was convertible into shares of Series C preferred stock at $3.94 per share at the option of the payee and upon the sale of such shares by the Company. However, no interest was payable by the Company in case of conversion. The note payable was converted into 76,142 shares of the Company's Series C convertible preferred stock in connection with the Company's sale of the preferred stock in June 1999.

6. STOCKHOLDERS' EQUITY

Stock Split

   In July 1999, the Board of Directors approved a two-for-one split of its common and preferred stock. All references in the financial statements to number of shares, per share amounts, stock option data and fair value of the Company's common and preferred stock have been restated for the effect of the stock split.

Common Stock Issued to Founders

   In August and September 1997, the Company issued 5,600,000 shares and 872,000 shares of common stock respectively, to the founders at $0.005 per share, which the Company determined to be the fair value of the common stock upon the formation of the Company. These common shares are subject to repurchase rights which allow the Company to repurchase the shares at $0.005 per share in the event of termination of employment, death or disability, and which generally expire 25% after the first year and ratably over three years thereafter. At December 31, 1999, 1,871,500 shares were subject to repurchase rights.

Preferred Stock

   Preferred stock consists of the following by series (in thousands):

                                      Shares Issued
                               ----------------------------------
                                                                     Aggregate
                                                                    Liquidation
                                                                     Preference
                                December 31,         June 30,            at
                Authorized     ------------------   -----------     December 31,
     Series       Shares       1998       1999         2000             1999
     ------     ----------     -----     ------     -----------     ------------
                                                    (unaudited)
       A           4,434       4,434      4,434        4,434          $ 1,350
       B           3,302       3,302      3,302        3,302            3,500
       C           3,736         --       3,736        3,736           14,720
       D           5,000         --         --         3,731              --
       E            2000         --         --         1,933              --
                  ------       -----     ------       ------          -------
                  18,472       7,736     11,472       17,136          $19,570
                  ======       =====     ======       ======          =======

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited


   Each share of preferred stock is convertible, at the option of the holder, into one share of the Company's common stock, subject to certain anti-dilution provisions. Additionally, conversion is automatic upon the closing of a qualified public offering of common stock with net proceeds of at least $20,000,000 or a public offering price of not less than $8.36 per share.

   The holders of shares of Series A, B, C and D convertible preferred stock, in preference to the holders of any other stock of the Company, are entitled to receive dividends at the rates of $0.0245, $0.08450, $0.3152 and $0.668 per annum, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends are payable only when, as and if declared by the Board of Directors, but only out of funds that are legally available, and are noncumulative. No dividends have been declared as of December 31, 1999.

   In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A, B, C and D convertible preferred stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders common stock, by reason of their ownership, an amount equal to the sum of $0.30, $1.06, $3.94 and $8.36 for each share, respectively, plus any declared but unpaid dividends with respect to such shares. The remaining assets, if any, are to be distributed ratably to the holders of common stock. If, upon the occurrence of a liquidation event, the assets and funds distributed among the holders of convertible preferred stock are insufficient to permit the payment to holders of the full preferential amount, then all assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of convertible preferred stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

   The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted.

Stock Option Plan

   The Company has reserved 7,413,600 shares of common stock under the 1997 Stock Option Plan (the "Plan"). The Plan provides for incentive stock options, as defined by the Internal Revenue Code, to be granted to employees, at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% shareholder, in which case the option price will not be less than 110% of such fair market value. The Plan also provides for nonqualified stock options to be issued to employees and consultants at an exercise price of not less than 85% of the fair value at the grant date. Options granted generally have a maximum term of 10 years from grant date, are immediately exercisable and generally vest over a four year period. The plan provides that shares issued under the plan prior to vesting are subject to repurchase by the Company upon termination of employment at the original price paid for the shares. The repurchase rights lapse at the rate of 25% after one year and ratably on a monthly basis for three years thereafter. As of December 31, 1999, 2,668,378 shares were subject to repurchase.

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited


   A summary of the Company's stock option activity under the Plan is as follows:

                                                                    Weighted-
                                                      Number of      Average
                                                        Shares    Exercise Price
                                                      ----------  --------------
     Granted.........................................      4,000      $0.03
                                                      ----------
   Outstanding at December 31, 1997..................      4,000       0.03
     Granted.........................................  2,295,320       0.06
     Exercised....................................... (1,698,120)      0.04
     Canceled........................................    (60,000)      0.13
                                                      ----------
   Outstanding at December 31, 1998..................    541,200       0.12
     Granted.........................................  3,891,000       1.09
     Exercised....................................... (1,805,942)      0.38
     Canceled........................................    (30,000)      0.13
                                                      ----------
   Outstanding at December 31, 1999..................  2,596,258       1.40
     Granted (unaudited).............................  3,154,375       2.91
     Exercised (unaudited)........................... (1,447,616)      1.88
     Canceled (unaudited)............................   (109,750)      1.93
                                                      ----------
   Balance at June 30, 2000 (unaudited)..............  4,193,267      $2.33
                                                      ==========

   The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                   Options Outstanding and Exercisable
                              --------------------------------------------------------
                                                  Weighted-Average           Weighted-
                                                     Remaining                Average
          Range of            Number of           Contractual Life           Exercise
       Exercise Prices         Shares                (in Years)                Price
       ---------------        ---------           ----------------           ---------
       $0.03--0.75              612,000                 9.01                   $0.17
        1.25--2.25            1,984,258                 9.72                    1.78
                              ---------
                              2,596,258
                              =========

Shares Reserved for Future Issuance

   As of December 31, 1999, shares of common stock reserved for future issuance were as follows:

Stock options available for grant....................................  1,313,280
Stock options outstanding............................................  2,596,258
Conversion of preferred stock........................................ 11,472,082
                                                                      ----------
Total shares reserved for future issuance............................ 15,381,620
                                                                      ==========

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited


Pro Forma Disclosure of the Effect of Stock-Based Compensation

   Pro forma information regarding results of operations and net loss per share is required by FASB 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FASB 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: a risk-free interest rate of 6.0%, no dividend yield, a weighted average expected life of the option of 4.5 years and volatility factors of 0, 0 and 0.7 for the period from June 30, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999, respectively.

   The option valuation models are developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of FASB 123, the Company's net loss and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                             Period from        Year Ended
                                            June 30, 1997      December 31,
                                         (Inception) through -----------------
                                          December 31, 1997    1998     1999
                                         ------------------- -------- --------
   Pro forma net loss...................       $ (291)       $(2,532) $(6,411)
   Pro forma basic and diluted net loss
    per share...........................       $(0.20)       $ (0.95) $ (1.46)

   The weighted average fair value of options granted, which is the value assigned to the options under FASB 123, was $0.14, $0.29 and $3.18 for options granted during the period from June 30, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999, respectively.

   The pro forma impact of options on the net loss for the period from June 30, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited


Deferred Stock Compensation

   The Company recorded deferred stock compensation of $456,000 and $8,186,000 and $14,150,000 during the years ended December 31, 1998, 1999 and the six months ended June 30, 2000, respectively, representing the difference between the exercise price and the deemed fair value for financial accounting purposes of the Company's common stock on the date the stock options were granted. In the absence of a public market for the Company's common stock, the deemed fair value was based on the price per share of recent preferred stock financings. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vested method. Such amortization amounted to approximately $71,000 and $2,432,000 for the years ended December 31, 1998 and 1999, respectively and $5,500,000 for the six months ended June 30, 2000. The expected annual amortization for stock options granted through June 30, 2000, (assuming no cancellations) for the next five years will be as follows:

       2000......................................................... $11,128,000
       2001......................................................... $ 5,675,000
       2002......................................................... $ 2,643,000
       2003......................................................... $   828,000
       2004......................................................... $    15,000

   The Company also recorded deferred stock compensation of approximately $1,509,000 in the year ended December 31, 1999 relating to the issuance of 266,000 consultant options for administrative and sales and marketing services. This amount was computed using the Black-Scholes option valuation model. Unvested shares will be remeasured at each measurement date, as they are variable awards, and the related amortization will be charged to operations over the term of the related consulting agreements. Such amortization amounted to approximately $173,000 for the year ended December 31, 1999 and $642,000 for the six months ended June 30, 2000. The assumptions used to compute the value of the options at the grant date under Black-Scholes are as follows: expected volatility, 0.7; expected life, 5 years; expected dividend yield, 0%; and risk-free interest rate, 6.0%.

Notes Receivable From Stockholders

   In December 1999, an officer of the Company purchased a total of 57,142 shares of the Company's common stock in exchange for a full recourse promissory note. The note bears interest at 6% per annum, with interest and principal payable in December 2004. The note is secured by the common shares purchased by the officer.

   In January 2000, an officer of the Company purchased a total of 112,500 shares of the Company's common stock in exchange for a full recourse promissory note. The note bears interest at 6% per annum, with interest and principal payable in January 2005. The note is secured by the common shares purchased by the officer.

   In March 2000, the Company issued 40,909 shares of Series D convertible preferred stock to a certain investor in exchange for a promissory note. The note is repayable on demand, anytime after March 31, 2000. The note was repaid in April 2000.

   In March 2000, an officer of the Company purchased a total of 59,035 shares of the Company's common stock in exchange for a full recourse promissory note. The note bears interest at 6% per annum, with interest and principle payable in March 2005. The note is secured by the common shares purchased by the officer.

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited


7. COMMITMENTS

Leases

   The Company leases its facility under a noncancelable operating lease through 2002. Rent expense under operating lease arrangements amounted to $14,000, $109,000 and $374,000 for the period from June 30, 1997 (inception)
through December 31, 1997 and the years ended December 31, 1998 and 1999, respectively. Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. The original cost and accumulated amortization on the equipment under capital leases is $16,000 and $11,000 at December 31, 1999. Future minimum payments under operating and capital leases are as follows (in thousands):

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
Year ending December 31,
    2000......................................................  $  638    $   5
    2001......................................................     662      --
    2002......................................................     171      --
                                                                ------    -----
                                                                $1,471        5
                                                                ======    -----
Less amount representing interest.............................                1
                                                                          -----
Present value of net minimum capital lease payments...........            $   4
                                                                          =====

8. EMPLOYEE BENEFIT PLAN

   The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their pretax salary, subject to annual limits. Contributions by the Company are at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

9. SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

Facility Lease

   On March 31, 2000, the Company entered into a new lease agreement for new corporate headquarters in Hayward, California. The facility is under construction and is expected to be completed in October 2000. The lease expires seven years after occupancy. As part of this lease, the Company has provided letters of credit totaling $3.25 million as a security deposit. Future minimum payments under this operating lease total approximately $11.9 million.

Warrants

   On February 1, 2000, the Company issued a warrant to purchase 117,558 shares of series D preferred stock at an exercise price of $8.36 per share. The warrant was issued in connection with a Content and Service agreement pursuant to which the Company and Yahoo! have agreed to co-brand their content and make it available to users of their services. The service component of the agreement provides that the Company agrees to make the AvantGo Mobile Internet service, including but not limited to Yahoo!'s content, available to Yahoo! users. A total of 58,779 shares vested at the closing of the Company's Series D Preferred Stock financing in March 2000. The remaining shares vest on the earlier of one year from the issue date or the

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited

effective date of the Company's Registration Statement with respect to an initial public offering. The warrant is non forfeitable and exercisable up to the earlier of three years after the final vesting date or the closing date of the Company's initial public offering of its shares of common stock which yields minimum aggregate proceeds of $10.0 million. The fair value of $437,000 was estimated using the Black-Scholes valuation model with the following assumptions: risk-free interest rate of 6.50%, expected life of 3 years, expected dividend yield of 0%, and volatility of 70%. The fair value of this warrant is being charged to operations over the term of the business arrangement.

   The company issued a second warrant on February 1, 2000 to purchase 117,558 shares of Capital Stock at the average fair value of the company's common stock over the most recent twenty business days before the vesting date. The warrant vests one year after the issue date in the event the company fails to enter into a definitive agreement with this third party to which the Company agrees to purchase a minimum of $1,000,000 of advertising within one year. If the Company enters into this Advertising Agreement prior to the vesting date, this warrant expires on the effective date of the Advertising Agreement. The Company has determined that the possibility of this warrant ever vesting is remote and has recorded no value for this warrant.

   In March 2000, the company entered into a software license agreement and three year Channel Management Agreement (Agreements). In connection with these agreements, the company issued a warrant to purchase 358,851 shares of Series D preferred stock at an exercise price of $8.36 per share. The warrant is immediately exercisable and non forfeitable and expires three years from the issue date. The fair value of the warrant of $1,521,000 was calculated using the Black-Scholes valuation model with the following assumptions: risk-free interest rate of 6.5%; expected life of 3 years; expected dividend yield of 0%; and volatility rate of 70%. The estimated fair value was originally recorded in equity and is being amortized as a reduction to revenue over the three year term of the Agreements.

Acquisition

   Effective May 26, 2000, the Company acquired Globalware Computing, Inc. ("Globalware"), a company which develops and sells software designed to increase connectivity between business and personal databases using handheld devices, in a transaction accounted for as a purchase. The purchase consideration was approximately $17.1 million consisting of 1,933,300 shares of preferred stock with a fair market value of $15.5 million, stock options to acquire 180,438 shares of common stock with a value of $1.4 million, and $200,000 of acquisition costs.

   The fair values of equity securities issued by the Company in the acquisition were determined as follows: common stock--$8.00 per share based on a discount from recent per share prices of preferred stock sales to reflect the superior rights of the preferred stock; and common stock options--$8.00 per share based on a fair value computation as of the acquisition date using the Black-Scholes valuation mode.

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited


   The purchase consideration was allocated to the acquired assets and assumed liabilities based on deemed fair values as follows (in thousands):

   Net tangible assets................................................ $   666
   Intangible assets:
     Purchased technology.............................................   3,100
     Assembled workforce..............................................     530
     Goodwill.........................................................  12,214
                                                                       -------
       Total intangible assets........................................  16,510
   Purchased in-process research and development to be charged to
    operations in the three months ended June 30, 2000................     600
                                                                       -------
       Total purchase consideration................................... $17,110
                                                                       =======

   Goodwill arising from the acquisition will be amortized on a straight-line basis over three years. Identified intangible assets will be amortized over their estimated useful lives over three years.

   Purchased in-process research and development consists of a single project to develop connectivity software that enables end users to conduct wireless and modem synchronization from Palm devices to the Globalware server. This tool has been added to the Company's suite of products. The Company's management is primarily responsible for estimating the fair value of the purchased in-process research and development. The Company estimated the revenues, costs and resulting net cash flows from the project, and discounted the net cash flows back to their net present value. These estimates were based on several assumptions, including those summarized below. The resultant value was then adjusted to reflect only the value creation effort of Globalware prior to the acquisition and further reduction by the estimated value of core technology, which was included in capitalized purchased technology.

   Revenues and operating profit attributable to the in-process research and development were estimated over a three-year projection period. The resulting projected net cash flows were discounted to their present value using a discount rate of 23%, which was calculated based on the weighted-average cost of capital, adjusted for the technology risk associated with the purchased in-process research and development. The technology risk was considered to be significant due to the rapid pace of technological change in the software industry.

   The following unaudited pro forma adjusted summary represents the consolidated results of operations for the year ended December 31, 1999 and for the period from January 1, 2000 through the date of acquisition, (May 26, 2000) as if the acquisition of Globalware had occurred at the beginning of the pro forma periods presented and is not intended to be indicative of future results (in thousands, except per share amounts).

                                                                   Period from
                                                       Year ended  January 1,
                                                      December 31, 2000 to May
                                                          1999      26, 2000
                                                      ------------ -----------
Pro forma adjusted total revenues....................      4,324       5,426
Pro forma adjusted net loss..........................    (14,190)    (13,771)
Pro forma adjusted net loss per share--basic and
 diluted.............................................   $  (2.25)    $ (2.31)

   The pro forma results of operations include historical operations of the Company and Globalware adjusted to reflect certain pro forma adjustments, including amortization of goodwill and other intangible assets arising

                                 AVANTGO, INC.

          Information as of June 30, 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited

from the acquisition and do not include the charge for purchased in-process research and development of $600,000 since it is a nonrecurring charge. These results do not purport to be indicative of what would have occurred had the acquisition been made as of those dates or the results of operations which may occur in future periods.

Proposed Public Offering of Common Stock

   In May 2000, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert to common stock. The unaudited pro forma stockholders' equity at June 30, 2000 gives effect to the conversion of all outstanding shares of convertible preferred stock at that date into 17,136,261 shares of common stock upon the completion of the offering. In addition, the Board of Directors authorized an increase in the number of authorized shares of common stock to 150,000,000 and a decrease in the number of authorized shares of undesignated preferred stock to 10,000,000 shares, to be effective at the closing of the offering.

2000 Stock Incentive Plan

   In May 2000, the Company's Board of Directors adopted, subject to stockholder approval, the 2000 Stock Incentive Plan. There are 1,500,000 shares of common stock authorized for issuance under the plan and any shares reserved but not granted under the 1997 Stock Option Plan or returned to the Plan upon termination of options will also be available for issuance.

2000 Employee Stock Purchase Plan

   In May 2000, the Company's Board of Directors adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan. The Company has initially reserved a total of 350,000 shares of common stock for issuance under the plan. Beginning with the date of the Company's initial public offering of its common stock, eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable six-month offering period or fair market value of the Company's common stock at the date of purchase.

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Globalware Computing, Inc.

   We have audited the accompanying balance sheets of Globalware Computing, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Globalware Computing, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP
Chicago, Illinois
May 19, 2000

                           GLOBALWARE COMPUTING, INC.

                                 BALANCE SHEETS
                      (in thousands, except share amounts)

                                                    December 31,
                                                    --------------   March 31,
                                                     1998    1999      2000
                                                    ------  ------  -----------
                                                                    (Unaudited)
                      ASSETS

Current Assets:
  Cash and cash equivalents........................ $  121  $  442    $  758
  Short-term investments...........................      4     --        --
  Accounts receivable, less allowance for doubtful
   accounts of $31,000 in 1998 and $61,000 in 1999,
   and 2000........................................     52     101       212
                                                    ------  ------    ------
    Total current assets...........................    177     543       970

Property and Equipment, net........................     39      65        66
Deposits...........................................    --        1         8
                                                    ------  ------    ------
Total assets....................................... $  216  $  609    $1,044
                                                    ======  ======    ======

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued liabilities......... $   95  $   34    $   18
  Due to related party.............................    --      140       162
                                                    ------  ------    ------
    Total current liabilities......................     95     174       180

Stockholders' Equity:
  Common stock, no par value:
   Authorized shares--10,000; issued and
   outstanding shares--1,000 at December 31, 1998
   and 1999, and March 31, 2000....................      6     395       395
  Deferred stock compensation......................    --     (368)     (356)
  Retained earnings................................    130     408       825
  Accumulated other comprehensive income (loss)....    (15)    --        --
                                                    ------  ------    ------
Total stockholders' equity.........................    121     435       864
                                                    ------  ------    ------
Total liabilities and stockholders' equity......... $  216  $  609    $1,044
                                                    ======  ======    ======


                            See accompanying notes.

                           GLOBALWARE COMPUTING, INC.

                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                                                                Three Months
                                               Year Ended           Ended
                                              December 31,        March 31,
                                          --------------------- -------------
                                           1997   1998    1999   1999   2000
                                          ------ ------  ------ ------ ------
                                                                 (Unaudited)
Revenues:
  License fees........................... $  185 $  647  $1,435 $  261 $  716
  Services...............................    165    --      --     --     --
                                          ------ ------  ------ ------ ------
    Total revenues.......................    350    647   1,435    261    716

Operating expenses:
  Product development (1)................     56    265     393     59     66
  Sales and marketing....................     11    166     453     77    127
  General and administrative (2).........     49    167     316     50     77
  Amortization of deferred stock
   compenstion...........................                    21    --      12
                                          ------ ------  ------ ------ ------
    Total operating expenses.............    116    598   1,183    186    282
                                          ------ ------  ------ ------ ------
Income from operations...................    234     49     252     75    434
Interest income (expense), net...........    --       5      15      2      7
Gain (loss) on sale of investments.......    --     (11)     11    --     (24)
                                          ------ ------  ------ ------ ------
Net income............................... $  234 $   43  $  278 $   77 $  417
                                          ====== ======  ====== ====== ======
Net income per share:
  Basic earnings per share............... $  234 $   43  $  278 $   77 $  417
                                          ====== ======  ====== ====== ======
  Diluted earnings per share............. $  234 $   43  $  265 $   77 $  391
                                          ====== ======  ====== ====== ======
Shares used in calculation of net income
 per share:
  Basic..................................  1,000  1,000   1,000  1,000  1,000
                                          ====== ======  ====== ====== ======
  Diluted................................  1,000  1,000   1,048  1,033  1,067
                                          ====== ======  ====== ====== ======

---------------------
(1) Excluding $15 and $9 in amortization of deferred stock compensation for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

(2) Excluding $6 and $3 in amortization of deferred stock compensation for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.



                            See accompanying notes.

                           GLOBALWARE COMPUTING, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                                                               Accumulated
                         Common Stock     Deferred                Other
                         -------------     Stock     Retained Comprehensive
                         Shares Amount  Compensation Earnings Income (Loss) Total
                         ------ ------  ------------ -------- ------------- -----
Balance at January 1,
 1997................... 1,000  $   1      $ --       $  39       $ (17)    $  23
  Net income............   --     --         --         234         --        234
  Subchapter S
   Distributions........   --     --         --        (101)        --       (101)
  Unrealized loss on
   available for sale
   securities...........   --     --         --         --           (7)       (7)
                         -----  -----      -----      -----       -----     -----
Balance at December 31,
 1997................... 1,000      1        --         172         (24)      149
  Net income............   --     --         --          43         --         43
  Subchapter S
   distributions........   --     --         --         (85)        --        (85)
  Options issued to
   nonemployees for
   services.............   --       5        --         --          --          5
  Unrealized loss on
   available for sale
   securities net of
   reclassification
   adjustment for loss
   included in net
   income...............   --     --         --         --            9         9
                         -----  -----      -----      -----       -----     -----
Balance at December 31,
 1998................... 1,000      6        --         130         (15)      121
  Net income............   --     --         --         278         --        278
  Deferred stock
   compensation.........          389       (389)
  Amortization of
   deferred stock
   compensation.........   --     --          21        --          --         21
  Reclassification
   adjustment for loss
   included in net
   income...............   --     --         --         --           15        15
                         -----  -----      -----      -----       -----     -----
Balance at December 31,
 1999................... 1,000   (395)      (368)       408         --        435
  Net income
   (unaudited)..........   --     --         --         417         --        417
  Amortization of
   deferred stock
   compensation
   (unaudited)..........   --     --          12        --          --         12
                         -----  -----      -----      -----       -----     -----
Balance at March 31,
 2000 (unaudited)....... 1,000  $ 395      $(356)     $ 825       $ --      $ 864
                         =====  =====      =====      =====       =====     =====



                            See accompanying notes.

                           GLOBALWARE COMPUTING, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 Three Months
                                                                    Ended
                                      Year Ended December 31      March 31,
                                     --------------------------  -------------
                                       1997     1998     1999    1999    2000
                                     --------  -------  -------  -----  ------
                                                                 (Unaudited)
Operating Activities:
 Net income......................... $    234  $    43  $   278  $  77  $  417
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation.....................        6       11       16      3       5
   Provision for doubtful accounts..       10       21       30    --      --
   Options issued for services......      --         5      --     --      --
   Stock compensation expense.......      --       --        21    --       12
   Loss (gain) on sale of
    investments.....................      --        11      (11)   --       24
   Changes in operating assets and
    liabilities:
     Accounts receivable............      (33)     (50)     (79)    (3)   (111)
     Prepaid expenses and other
      current assets................       (7)     --       --     --      --
     Deposits.......................      --       --        (1)   --      --
     Accounts payable and accrued
      liabilities...................       55       30      (61)    34     (16)
     Due to related party...........      --       --       140    --       22
                                     --------  -------  -------  -----  ------
       Net cash provided by
        operating activities........      272       71      333    111     346
Investing Activities:
 Purchases of property and
  equipment.........................      (18)     (23)     (42)   (11)     (6)
 Purchases of short-term
  investments.......................      --       --       (10)   --      (24)
 Proceeds from redemption of short-
  term investments..................      --       --        40    --      --
                                     --------  -------  -------  -----  ------
       Net cash used in investing
        activities..................      (18)     (23)     (12)   (11)    (30)
Financing Activities:
 Distribution to stockholder........     (101)     (85)     --     --      --
                                     --------  -------  -------  -----  ------
       Net cash used in financing
        activities..................     (101)     (85)     --     --      --
                                     --------  -------  -------  -----  ------
Net change in cash and cash
 equivalents........................      153      (37)     321    100     316
Cash and cash equivalents at
 beginning of period................        5      158      121    121     442
                                     --------  -------  -------  -----  ------
Cash and cash equivalents at end of
 period............................. $    158  $   121     $442  $ 221  $  758
                                     ========  =======  =======  =====  ======


                            See accompanying notes.

                           GLOBALWARE COMPUTING, INC.

                         NOTES TO FINANCIAL STATEMENTS
        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Company

   Globalware Computing, Inc. (the "Company") was incorporated in Illinois on August 2, 1994 and develops software and provides consulting services that extend business applications to handheld devices. The Company's products enable professionals to create and manage real-time personal and corporate information by use of the rapidly growing mobile enterprise market.

   The Company began as a consulting company and in 1997 added software license sales to its operations. Most of the revenue from 1998 to date has come from license sales and upgrades.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Interim Financial Information

   The interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at that date and its results of operations and cash flows for those periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for any future periods.

Cash and Cash Equivalents

   The Company's cash and cash equivalents consist of money market accounts. The Company considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash and cash equivalents.

Investments

   All of the investments held by the Company at December 31, 1998 and 1999, are classified as available-for-sale. Under Statement No. 115, available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends are included in interest income.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three to five years.

                           GLOBALWARE COMPUTING, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


Software Development Costs

   Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development projects have been completed concurrent with the establishment of technological feasibility, and, accordingly, all software development costs have been charged to product development expense in the accompanying statements of operations.

Concentrations of Credit Risk and Credit Evaluations

   The Company is subject to concentrations of credit risk from its holdings of cash and cash equivalents, which are held with two domestic financial institutions. Also, the Company sells its products in the United States and foreign markets on a credit basis. The Company performs ongoing credit evaluations, does not require collateral and maintains reserves for potential credit losses on customer accounts when deemed necessary.

Revenue Recognition

   The Company generates revenue through the sale of software licenses and professional services. The Company's license revenues are generated from licensing the Company's products directly to end-users and through re-sellers. The Company recognizes revenue from software licenses, net of credit card fees, when the passcode is electronically mailed to the customer, which is when the customer has full access to the license, the fees are fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement.

   Revenues from professional services, which are pursuant to time and material contracts, are recognized as services are performed. Revenues exclude reimbursable expenses chargeable to the client.

Stock-Based Compensation

   The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Advertising Expense

   The cost of advertising is expensed as incurred. Advertising costs, which are included in sales and marketing expense, were approximately $20,000 and $52,000 for the years ended December 31, 1998 and 1999, respectively. No advertising costs were incurred in 1997.

Income Taxes

   The stockholders of the Company have elected, under Subchapter S of the Internal Revenue Code, to include the Company's income or loss in their federal and state income tax returns. Accordingly, the Company is generally not subject to federal or state income taxes.

                           GLOBALWARE COMPUTING, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


Recent Accounting Pronouncement

   In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities" ("SFAS 133") was issued. SFAS 133 is required to be adopted in years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS 133 in its year ending December 31, 2001 and does not expect such adoption to have a material impact on the Company's results of operations, financial position or cash flows.

2. INVESTMENTS

   The Company had no available-for-sale securities outstanding at December 31, 1999. At December 31, 1998 the Company had available for sale securities, consisting of common stock, with a cost basis of $19,000 and gross unrealized losses of $15,000. The estimated fair value of these securities at December 31, 1998 was $4,000.

3. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
     Equipment.................................................. $   65  $   98
     Furniture and fixtures.....................................      1      10
                                                                 ------  ------
                                                                     66     108
       Less accumulated depreciation............................    (27)    (43)
                                                                 ------  ------
                                                                   $ 39  $   65
                                                                 ======  ======

4. DUE TO RELATED PARTY

   The Company entered into an agreement with a consultant during 1998 to provide research and development services related to a new product. The agreement also provides for the payment of royalties to the consultant based on sales of the new product. The Company was obligated to pay the employee $138,000 and $2,000 for research and development and royalties, respectively, at December 31, 1999. The consultant was hired as an employee of the Company during 1999. Costs associated with the research and development services were expensed as incurred.

                           GLOBALWARE COMPUTING, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


5. EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data).

                                                               December 31,
                                                           --------------------
                                                            1997   1998   1999
                                                           ------ ------ ------
     Numerator
     Net income........................................... $  234 $   43 $  278
                                                           ====== ====== ======
     Denominator
     Denominator for basic earning per share--
      weighted-average shares.............................  1,000  1,000  1,000
                                                           ------ ------ ------
     Effect of dilutive securities:
      Employee stock options..............................    --     --      48
                                                           ------ ------ ------
     Denominator for diluted earnings per share--
      Adjusted weighted-average shares....................  1,000  1,000  1,048
                                                           ====== ====== ======
     Basic earnings per common share...................... $  234 $   43 $  278
                                                           ====== ====== ======
     Diluted earnings per common share.................... $  234 $   43 $  265
                                                           ====== ====== ======

6. STOCKHOLDERS' EQUITY

Stock Option Plan

   The Company's 1998 stock option plan (the Plan) provides for the issuance of incentive stock options and nonqualified stock options for up to 100 shares of common stock to eligible employees and officers of the Company. The options can be granted for periods of up to ten years and generally vest ratably over a four-year period.

   Had stock options been accounted for under the fair value method recommended by SFAS 123, the Company's net income on a pro forma basis would be as follows (in thousands, except per share data):

                                                                   Year ended
                                                                  December 31,
                                                                 --------------
                                                                 1997 1998 1999
                                                                 ---- ---- ----
     Net income, as reported.................................... $234 $43  $278
     Net income, pro forma......................................  234  43   261
     Pro forma diluted earnings per share....................... $234 $43  $249

   The fair value of stock options used to compute pro forma net income is the estimated present value at the grant date using the minimum value option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rates of 5.00% for 1999 and 4.65% for 1998 and a weighted-average expected option life of four years.

                           GLOBALWARE COMPUTING, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


   Information related to the Plan is as follows:

                                                                       Weighted-
                                                                        Average
                                                              Number   Exercise
                                                             of Shares   Price
                                                             --------- ---------
         Granted............................................     10     $  250
                                                                ---
       Outstanding at December 31, 1998.....................     10        250
         Granted............................................     36      1,000
                                                                ---
       Outstanding at December 31, 1999.....................     46     $  837
                                                                ===
       Exercisable at December 31, 1999.....................      9     $  630
                                                                ===
       Available for grant at December 31, 1999.............     16
                                                                ===

   The weighted average fair value of options granted during 1999 was $6,000. At December 31, 1999, the options outstanding have a weighted average remaining contractual life of 9.23 years. There was no activity under this plan from January 1, 2000 through March 31, 2000.

   The Company issued 24 options to purchase common stock to non- employees during 1998 for consulting services. The options vest over two years and have an exercise price of $250. The services provided in exchange for the options were performed as of the date of grant. The fair value of the options, as calculated using the Black-Scholes method, was estimated at $5,000 at the date of the grant. During 1998, the Company recorded $5,000 of compensation expense for options issued for services.

   In applying the Black-Scholes method, the Company has used an expected dividend yield of zero, a risk-free interest rate of 4.65%, a volatility factor of 135% and a fair value of the underlying common shares of $250. The expected life equaled the term of the options.

7. LEASE COMMITMENTS

   The Company leases its facilities under a noncancelable operating lease through September 2000. The lease requires the Company to pay operating costs, including property taxes, normal maintenance and insurance. The Company is obligated to pay $12,000 during the year ending December 31, 2000.

   Rent expense under operating lease arrangements was $0, $7,000 and $15,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

8. SUBSEQUENT EVENTS (UNAUDITED)

   On May 26, 2000, the Company signed a definitive agreement to be acquired by AvantGo, Inc. in exchange for 1,933,300 shares of Series E preferred stock of the acquiring company. The financial statements do not include any adjustments to the recorded amounts of assets and liabilities which may result from this transaction.

     SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The selected unaudited pro forma condensed combined financial information for the Company set forth below gives effect to the acquisition of Globalware Computing, Inc. ("Globalware"). The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial information of the Company and Globalware and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 1999 and the six months ended June 30, 2000 set forth below give effect to the acquisition as if it occurred on the first day of each of those periods under the purchase method of accounting. The selected unaudited pro forma condensed combined financial information reflects certain adjustments, including adjustments to reflect the amortization of goodwill and other intangible assets resulting from the acquisition. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements--the Company and Globalware." The selected unaudited pro forma condensed combined financial information does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the Globalware acquisition had in fact occurred on such dates or the future consolidated results of operations or financial condition of the Company.

                                 AVANTGO, INC.

    SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          Year ended December 31, 1999
                    (In thousands, except per share amounts)

                                  Historical                    Pro Forma
                          ----------------------------     --------------------
                                                            Business
                                   Globalware              Combination
                          AvantGo  Computing  Combined     Adjustments Combined
                          -------  ---------- --------     ----------- --------
Revenues:
  License fees..........  $ 1,443    $1,435   $ 2,878        $    --   $  2,878
  Services..............    1,446       --      1,446             --      1,446
                          -------    ------   -------        -------   --------
    Total revenues......    2,889     1,435     4,324                     4,324
Costs and expenses:
  Cost of license fees..       60       --         60             --         60
  Costs of services
   (A)..................    1,312       --      1,312             --      1,312
  Product development
   (B)..................    2,745       393     3,138             --      3,138
  Sales and marketing
   (C)..................    4,291       453     4,744             --      4,744
  General and
   administrative (D)...    1,404       316     1,720             --      1,720
  Amortization of
   deferred stock
   compensation.........    2,605        21     2,626                     2,626
  Amortization of
   goodwill and other
   intangible assets....      --        --        --  (2)      5,253      5,253
                          -------    ------   -------        -------   --------
    Total costs and
     expenses...........   12,417     1,183    13,600          5,253     18,853
                          -------    ------   -------        -------   --------
Income (loss) from
 operations.............   (9,528)      252    (9,276)        (5,253)   (14,529)
Interest income
 (expense), net.........      313        26       339                       339
                          -------    ------   -------        -------   --------
Net income (loss).......  $(9,215)   $  278   $(8,937)       $(5,253)  $(14,190)
                          =======    ======   =======        =======   ========
Basic and diluted net
 loss per share (4).....  $ (2.11)                                     $  (2.25)
                          =======                                      ========
Number of shares used in
 calculation of net loss
 per share (4)..........    4,377                                         6,310
                          =======                                      ========

---------------------
(A) Excluding $181 in amortization of deferred stock compensation for the year ended December 31, 1999.

(B) Excluding $765 in amortization of deferred stock compensation for the year ended December 31, 1999.

(C) Excluding $1,211 in amortization of deferred stock compensation for the year ended December 31, 1999.

(D) Excluding $469 in amortization of deferred stock compensation for the year ended December 31, 1999.



   See accompanying notes to selected unaudited pro forma condensed combined financial information.

                                 AVANTGO, INC.

    SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         Six months ended June 30, 2000
                    (In thousands, except per share amounts)

                                    Historical                     Pro Forma
                          -------------------------------     --------------------
                                                               Business
                                     Globalware               Combination
                          AvantGo   Computing(1) Combined     Adjustments Combined
                          --------  ------------ --------     ----------- --------
Revenues:
  License fees..........  $  2,814      $957     $  3,771       $   --    $  3,771
  Services..............     2,303         6        2,309           --       2,309
                          --------      ----     --------       -------   --------
    Total revenues......     5,117       963        6,080                    6,080
Costs and expenses:
  Cost of license fees..        78       --            78           --          78
  Costs of services
   (A)..................     1,412         2        1,414           --       1,414
  Product development
   (B)..................     3,110       209        3,319           --       3,319
  Sales and marketing
   (C)..................     9,638       409       10,047           --      10,047
  General and
   administrative (D)...     2,682       248        2,930           --       2,930
  Purchased in process
   research and
   development..........       600       --           600 (2)      (600)        --
  Amortization of
   deferred stock
   compensation.........     6,301        20        6,321           --       6,321
  Amortization of
   goodwill and other
   intangible assets....       440       --           440 (2)     2,187      2,627
                          --------      ----     --------       -------   --------
    Total costs and
     expenses...........    24,261       888       25,149         1,587     26,736
                          --------      ----     --------       -------   --------
Income (loss) from
 operations.............   (19,144)       75      (19,069)       (1,587)   (20,656)
Interest income
 (expense), net.........       712        (9)         703                      703
                          --------      ----     --------       -------   --------
Net income (loss).......  $(18,432)     $ 66     $(18,366)      $(1,587)  $(19,953)
                          ========      ====     ========       =======   ========
Basic and diluted net
 loss per share(3)......  $  (3.02)                                       $  (2.48)
                          ========                                        ========
Number of shares used in
 calculation of net loss
 per share(3)...........     6,097                                           8,030
                          ========                                        ========

--------------------
(A) Excluding $209 in amortization of deferred stock compensation for the three months ended June 30, 2000.

(B) Excluding $831 in amortization of deferred stock compensation for the three months ended June 30, 2000.

(C) Excluding $1,458 in amortization of deferred stock compensation for the three months ended June 30, 2000.

(D) Excluding $3,823 in amortization of deferred stock compensation for the three months ended June 30, 2000.

   See accompanying notes to selected unaudited pro forma condensed combined financial information.

 NOTES TO SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   AvantGo acquired Globalware Computing Systems, Inc. on May 26, 2000 in a transaction accounted for as a purchase. The total purchase cost was approximately $17.1 million consisting of 1,933,300 shares of AvantGo Series E preferred stock, (with a fair value of approximately $15.5 million,) the assumption of outstanding stock options with a fair value of approximately $1.4 million, and transaction costs of approximately $200,000.

   Pro forma adjustments for the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 are as follows:

1. Globalware Computing Systems historical amounts include all activity from January 1, 2000 through May 26, 2000 (the day the transaction occurred).

2. To reflect amortization of goodwill and other intangible assets resulting from the acquisition.

     The pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 does not include the purchased research and development related charge of approximately $600,000 since it is considered a non-recurring charge.

3. Basic and diluted net loss per share has been adjusted to reflect the issuance of 1,933,300 shares of AvantGo Series E preferred stock, as if these shares had been outstanding for the entire period. Dilutive options and warrants are excluded from the computation as their effect is antidilutive.

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